Exhibit 10.1

CONFIDENTIAL

Dated July 24, 2008

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD

and

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

and

HARBINGER CAPITAL PARTNERS FUND I, L.P.

and

HARBINGER CO-INVESTMENT FUND, L.P.

and

SKYTERRA COMMUNICATIONS, INC

and

MOBILE SATELLITE VENTURES SUBSIDIARY LLC

and

MOBILE SATELLITE VENTURES L.P.

MASTER CONTRIBUTION AND SUPPORT AGREEMENT

Table of Contents

Page
ARTICLE I

DEFINITIONS

Section 1.1	Certain Definitions	15
Section 1.2	Other Definitional and Interpretive Matters	33

ARTICLE II

ASSET CONTRIBUTIONS

Section 2.1	Agreement to Contribute Assets	34
Section 2.2	Contribution Closings	35

ARTICLE III

HARBINGER PURCHASED SHARES

Section 3.1	Stock Purchase	37
Section 3.2	Closing	37

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HARBINGER

Section 4.1	Corporate Status, Power and Authority	37
Section 4.2	No Conflicts	38
Section 4.3	No Consents Required	38
Section 4.4	Unregistered Securities	39
Section 4.5	Ownership of Contribution Shares and Convertible Bonds	40
Section 4.6	Litigation	41
Section 4.7	Advisors	41
Section 4.8	TVCC	41
Section 4.9	FIRPTA	45
Section 4.10	Tax Matters.	45

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MSV

Section 5.1	Corporate Status	45
Section 5.2	Capitalization	46
Section 5.3	Corporate Power and Authority	47

ANNEX A

	OWNERSHIP OF CONTRIBUTION SHARES AND CONVERTIBLE BONDS	112

EXHIBIT A

	STOCK PURCHASE AGREEMENT	113

EXHIBIT B

	SECURITIES PURCHASE AGREEMENT	114

EXHIBIT C

	POSSIBLE OFFER ANNOUNCEMENT	115

EXHIBIT D

	REGISTRATION RIGHTS AGREEMENT	116

EXHIBIT E

	CONSULTING AGREEMENT	117

EXHIBIT F

	HARBINGER CERTIFICATE	118

EXHIBIT G

	BRING DOWN CERTIFICATE	119

EXHIBIT H

	TVCC CERTIFICATE	120

This MASTER CONTRIBUTION AND SUPPORT AGREEMENT (this "Agreement") is dated as of July 24, 2008, by and among (i) HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD, an exempted company organized under the Laws of the Cayman Islands ("Harbinger Master"), (ii) HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P., a Delaware limited partnership ("Harbinger Special"), (iii) HARBINGER CAPITAL PARTNERS FUND I, L.P., a Delaware Limited partnership ("Harbinger Fund"), (iv) HARBINGER CO-INVESTMENT FUND, L.P., a Delaware limited partnership (the "Harbinger Satellite Fund", and together with Harbinger Master, Harbinger Special and Harbinger Fund, "Harbinger"), (v) SKYTERRA COMMUNICATIONS, INC., a Delaware corporation (the "Company"), (vi) MOBILE SATELLITE VENTURES SUBSIDIARY LLC, a Delaware limited liability company ("MSV LLC"), and (vii) MOBILE SATELLITE VENTURES L.P., a Delaware limited partnership ("MSV"). Each of Harbinger Master, Harbinger Special, Harbinger Fund, Harbinger Satellite Fund, the Company, MSV LLC and MSV is hereinafter referred to as a "Party" and collectively as the "Parties".

WHEREAS, Harbinger Master and Harbinger Special, as outlined in Annex A, currently owns or has the power to cause the disposition (or, in the case of the TVCC LLC Interests, will, as of the Option Closing Date, own or have the power to cause the disposition)  of (i) 132,041,000 ordinary voting shares (the "Contribution Shares") issued by Inmarsat plc (the "Target"), (ii) 1.75% convertible bonds due 2017 issued by the Target having an aggregate principal value of $37,600,000 or such other principal value as is at the relevant time owned by Harbinger Master and Harbinger Special (the "Convertible Bonds") and (iii) 150,000,000 Class A Preferred Units (the "Class A Preferred Units") issued by TVCC Holding Company, LLC, a Delaware limited liability company ("TVCC"), 50,000,000 Class B Preferred Units (the "Class B Preferred Units") issued by TVCC and 300,000,000 Common Units issued by TVCC (the "Common Units" and, together with the Class A Preferred Units and the Class B Preferred Units, the "TVCC LLC Interests" and, together with the Contribution Shares and the Convertible Bonds, the "Contribution Assets"). As of the Option Closing Date TVCC will control 5MHz of nationwide (US), contiguous unpaired spectrum from 1670-1675 MHz (the "1.6 Spectrum");

WHEREAS, Harbinger and the Company are considering the proposed acquisition of up to the entire issued and to be issued share capital of the Target (other than the shares already held by Harbinger Master and Harbinger Special, or the Company or any of its Subsidiaries, whether pursuant to this Agreement or otherwise, in the capital of the Target) (the "Proposal"). In conjunction with the Proposal, subject to the terms and conditions set forth herein, Harbinger wishes to contribute the Contribution Assets to the Company in exchange for shares of voting common stock of par value $0.01 per share of the Company (the "Voting Common Stock") and the Company wishes to acquire the Contribution Assets in exchange for shares of Voting Common Stock subject to the terms and conditions set forth in this Agreement (the "Contribution");

WHEREAS, Harbinger Satellite Fund and the Company are contemporaneously entering into a stock purchase agreement, dated as of even date herewith (the "Stock Purchase Agreement"), in the form of Exhibit A, that provides Harbinger Satellite Fund with the right and obligation, in each case subject to the terms and conditions set forth in the Stock Purchase

Agreement, on the Closing Date (as hereinafter defined) to purchase shares of Voting Common Stock at the Agreed Issue Price (as hereinafter defined);

WHEREAS, the Company has agreed, in the circumstances and subject to the conditions set forth in Article XIX, to undertake a rights offering in accordance with the terms and conditions set forth in Article XIX;

WHEREAS, Harbinger Master, Harbinger Special, the Company and MSV, and Mobile Satellite Ventures Finance Co., a Delaware corporation ("MSV Finance") are contemporaneously entering into a securities purchase agreement dated as of even date herewith (the "Securities Purchase Agreement") in the form of Exhibit B, that provides for Harbinger Master and Harbinger Special to purchase, and for MSV and MSV Finance to issue, up to $500,000,000 in principal amount of 16% Senior Notes due July 1, 2013, and for the Company to issue warrants to purchase up to 25,000,000 shares of Voting Common Stock or Non-Voting Common Stock, or a combination thereof, at an exercise price of $0.01 per share of Voting Common Stock, subject to certain antidilution adjustments, in each case upon the terms and subject to the conditions set forth in the Securities Purchase Agreement;

WHEREAS, prior to the date of this Agreement (a) the Special Independent Committee of the Company's Board, after obtaining advice from an independent financial advisor, has (i) determined that this Agreement and the agreements and transactions contemplated hereunder and under the Stock Purchase Agreement and the Securities Purchase Agreement (the "Transactions"), including the Contribution, are fair to the Company and its stockholders other than Harbinger and (ii) recommended that the Company's Board approve this Agreement, the Stock Purchase Agreement, the Securities Purchase Agreement, and the Transactions, and (b) the Company's Board has unanimously approved this Agreement, the Stock Purchase Agreement, the Securities Purchase Agreement, and the Transactions; and

WHEREAS, the Parties intend that the Transactions, taken together, shall qualify as an exchange governed by Section 351(a) of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Parties hereby agrees as follows.

ARTICLE I

DEFINITIONS

Section 1.1          Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1.

"1.6 Spectrum" has the meaning set forth in the recitals.

"14% Notes" means the 14% Senior Secured Discount Notes due 2013 issued under the 14% Notes Indenture.

"14% Notes Indenture" means the Indenture, among MSV and MSV Finance, as issuers, the guarantors named therein and The Bank of New York, as trustee, dated as of March 30, 2006.

"16% Notes" means the 16% Senior Unsecured Notes due 2013 to be issued under the 16% Notes Indenture.

"16% Notes Indenture" means the Indenture, among MSV and MSV Finance, as issuers, the guarantors named therein and a trustee to be named therein, to be entered into on or about January 6, 2009 in connection with the 16% Notes to be issued pursuant to the Securities Purchase Agreement.

"16.5% Notes" means the 16.5% Senior Notes due 2013 issued under the 16.5% Notes Indenture.

"16.5% Notes Indenture" means the Indenture, among MSV and MSV Finance, as issuers, the guarantors named therein and The Bank of New York, as trustee, dated as of January 7, 2008.

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

"Agreed Issue Price" means the Company Per Share Value multiplied by the Target Adjustment Ratchet.

"Agreement" has the meaning set forth in the preamble.

"Amended Proposal" has the meaning set forth in Section 20.1.

"Amendment Notification" has the meaning set forth in Section 14.1(a).

"Amendment Veto Matters" has the meaning set forth in Section 14.8.

"Apollo Transaction" means the transaction detailed in the Company's Current Report on Form 8-K filed with the SEC on April 10, 2008, in which Harbinger entered into a securities purchase agreement with a number of Apollo funds and pursuant to which Harbinger agreed to purchase from such funds a number of shares of Voting Common Stock and Non-Voting Common Stock and warrants in the Company.

"Assets" means all of the properties and assets (including, but not limited to, real, personal or mixed, tangible or intangible, and Intellectual Property) used or held for use in connection with or material to the continued operation of the business of the Company and/or its Subsidiaries.

"Authorities" refers to any Regulatory Authorities and Competition Authorities as relevant.

"Authorizations" has the meaning set forth in Section 5.16(a).

"Benefit Plans" has the meaning set forth in Section 5.24(a).

"Bring Down Certificate" has the meaning set forth in Section 13.4.

"Bring Down Date" has the meaning set forth in Section 13.4.

"Business Day" means any day excluding (i) Saturday, (ii) Sunday and (iii) any day on which banking institutions located in the State of New York or London are required to be closed for the conduct of regular business.

"Business Plan" means the business plan referred to in Section 5.8, subject to such additions or amendments as may be made with the prior written approval of Harbinger.

"Canadian Joint Venture Companies" means Mobile Satellite Ventures (Canada) Inc. and Mobile Satellite Ventures Holdings (Canada) Inc.

"Cash Confirmation Amount" means the total amount of cash available to the Company on a Certain Funds Basis for the purposes of satisfying the cash consideration payable pursuant to the Firm Offer, as confirmed in writing by the Financial Advisor in accordance with the terms of this Agreement, being the aggregate of the Debt Cash Confirmation Amount and the Equity Cash Confirmation Amount.

"Cash Confirmation Statement" has the meaning set forth in Section 11.2(a).

"Cash Offer Price" has the meaning set forth in Section 11.2(b).

"Cash Purchase Price" has the meaning set forth in Section 11.2(b).

"Cash Redemption Amount" shall mean the cash amount that Harbinger would receive if the Convertible Bonds were redeemed at their Accreted Principal Amount on the Change of Control Event Put Date, as each such term is defined in, and in accordance with, the conditions of the Convertible Bonds.

"Certain Funds Basis" means "certain funds basis" as such expression is customarily understood in the context of transactions subject to the UK Takeover Code and the jurisdiction of the UK Takeover Panel.

"Class A Preferred Units" has the meaning set forth in the recitals.

"Class B Preferred Units" has the meaning set forth in the recitals.

"Closing Date" means the date that is three (3) Business Days after Completion.

"Code" means the US Internal Revenue Code of 1986, as amended.

"COI Amendments" has the meaning set forth in Section 9.1.

"Common Stock" means the Voting Common Stock and the Non-Voting Common Stock.

"Common Units" has the meaning set forth in the recitals.

"Communications Act" means the US Communications Act of 1934, as amended, and the rules and published policies of the FCC promulgated thereunder.

"Communications Assistance for Law Enforcement Act" means the US Communications Assistance for Law Enforcement Act 1994, as amended.

"Companies Acts" means the English Companies Act 1985 and the Companies Act 2006, in each case as amended or re-enacted and to the extent in force or applicable from time to time.

"Company" has the meaning set forth in the preamble.

"Company Approval" has the meaning set forth in Section 13.5.

"Company Disclosure Schedule" has the meaning set forth in the preamble to Article V.

"Company Financial Statements" has the meaning set forth in Section 5.7(a).

"Company Per Share Value" means $10.00.

"Company's Board" means the board of directors of the Company.

"Competition Authorities" means any Governmental Entity or other trade or regulatory body responsible for any matter involving antitrust or competition issues.

"Completion" means the date, if any, upon which: (i) the Scheme becomes effective in accordance with its terms; or (ii) if Harbinger elects to implement the Proposal by way of an Offer in accordance with the terms of this Agreement, the Offer becomes or is declared unconditional in all respects.

"Confidentiality Agreement" has the meaning set forth in Section 16.16.

"Confidentiality Side Letter" has the meaning set forth in Section 16.16.

"Consulting Agreement" means the consulting agreement to be entered into between the Company and LeaseCo on the Option Closing Date relating to the management of the 1.6 Spectrum for the period set forth in the Consulting Agreement in substantially the form attached hereto as Exhibit E.

"Contract" means any written contract, agreement, mortgage, indenture, note, bond, loan, instrument, lease, commitment or other legally binding arrangement or agreement.

"Contribution" has the meaning set forth in the recitals.

"Contribution Assets" has the meaning set forth in the recitals.

"Contribution Closings" means the Contribution Shares Closing, the Convertible Bonds Closing and the TVCC Contribution Closing.

"Contribution Closing Date" means the Contribution Shares Closing Date, the Convertible Bonds Closing Date or the TVCC Contribution Closing Date, as applicable.

"Contribution Shares" has the meaning set forth in the recitals.

"Contribution Shares Closing" has the meaning set forth in Section 2.2(a).

"Contribution Shares Closing Date" has the meaning set forth in Section 2.2(a).

"Contribution Shares Value" means the Target Base Price multiplied by the Target Adjustment Ratchet multipliedby the number of Contribution Shares multiplied by the Exchange Rate.

"Converted Shares" has the meaning set forth in Section 2.1(a)(ii)(B).

"Converted Shares Value" means the Target Base Price multiplied by the Target Adjustment Ratchet multiplied by the number of Converted Shares multiplied by the Exchange Rate.

"Convertible Bonds" has the meaning set forth in the recitals.

"Convertible Bonds Amount" means the number of Convertible Bonds as is at the relevant time owned by Harbinger.

"Convertible Bonds Closing" has the meaning set forth in Section 2.2(b).

"Convertible Bonds Closing Date" has the meaning set forth in Section 2.2(b).

"Convertible Bonds Value" means the Convertible Bonds Amount multiplied by the Target Appropriate Offer Price.

"Court" means the High Court of Justice in England and Wales.

"Court Order" means the order of the Court sanctioning the Scheme under section 899 of the Companies Act 2006 and the order of the Court confirming the reduction of the Target's share capital provided for by the Scheme under section 137 of the Companies Act 1985 or, if then in force, section 648 of the Companies Act 2006, respectively or, where the context requires, either of them.

"CREST" means the relevant system (as defined in the Uncertified Securities Regulations 2001 (SI 2001 No. 3755)) to facilitate the transfer of title to shares in uncertified form in respect of which CRESTCo is the Operator (as defined in the Uncertified Securities Regulations 2001 (SI 2001 No. 3755)).

"CRESTCo" means CRESTCo Limited.

"Debt Cash Confirmation Amount" has the meaning set forth in Section 12.1(f).

"Debt Commitment Letter" has the meaning set forth in Section 12.1(f).

"Debt Financing" shall mean the debt financing in connection with the Firm Offer by way of the issuance of the Senior Debt and the Mezzanine Debt or any other such form of debt financing as Harbinger may request in accordance with Section 14.1.

"Debt Offering" has the meaning set forth in Section 12.1(a).

"DGCL" means the Delaware General Corporation Law.

"Directors" means the directors of the Company from time to time.

"DoJ" means the US Department of Justice.

"Effective Date" has the meaning set forth in Section 16.13.

"Encumbrance" means any mortgage, pledge, hypothecation, claim, charge, security interest, encumbrance, option, lien, put or call right, right of first offer or refusal, proxy, voting right or other restrictions or limitations of any nature whatsoever, whether or not filed, recorded or otherwise perfected under applicable Law, other than (a) those resulting from Taxes which have not yet become delinquent or (b) minor liens and encumbrances that do not materially detract from the value of the property or materially impair the operations of a Person or materially interfere with the use of such property or asset.

"Environmental Protection Laws" means any Law enacted as of the date hereof in any jurisdiction in connection with or relating to the protection or regulation of the environment, including those Laws, statutes and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of hazardous or toxic substances, and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

"Equity Cash Confirmation Amount" has the meaning set forth in Section 11.2(a).

"Equity Commitment Letter" has the meaning set forth in Section 11.2(a).

"ERISA" has the meaning set forth in Section 5.24(a).

"ERISA Plans" has the meaning set forth in Section 5.24(e).

"EU" means the European Union.

"European Commission" has the meaning set forth in Section 8.5.

"Exchange Act" means the US Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

"Exchange Act Reports" means the following documents filed by the Company with the SEC since September 1, 2006 and prior to the Closing Date: (i) the Company's Form 10-K annual report, (ii) all quarterly reports on Form 10-Q and any periodic reports on Form 8-K, (iii) all definitive proxy statements, and (iv) all amendments or supplements to any of the foregoing.

"Exchange Rate" means a £ to $ exchange rate as reported by Bloomberg at noon New York time three (3) Business Days prior to the Contribution Shares Closing Date, the Closing Date or such other date, as applicable.

"FCC" means the US Federal Communications Commission.

"FCC Approval" means the consent and other actions of the FCC (including any action duly taken by the FCC's staff pursuant to delegated authority) granting its consent to all applications or petitions as may be required to be filed with the FCC to effect the transactions referred to in Section 8.1 and consummate the Transactions.

"FCC Parties" means Harbinger, the Company and MSV LLC.

"FCC Rules" means Title 47 of the Code of Federal Regulations, as amended at any time and from time to time, and FCC decisions, published policies, reports and orders.

"FCC Spectrum Lease Rules" has the meaning set forth in Section 4.8(l)(ii).

"Filed SEC Reports" has the meaning set forth in the preamble to Article V.

"Financial Advisor" means Merrill Lynch International, or such other financial advisor agreed to be appointed by the Parties from time to time in connection with the transactions contemplated by Articles XI, XII, XIII, XIV and XV.

"Financing Rights Amount" has the meaning set forth in Section 11.3.

"Financing Rights Offering" has the meaning set forth in Section 11.3.

"Financing Rights Prospectus" has the meaning set forth in Section 11.4.

"Financing Rights Registration Statement" has the meaning provided in Section 11.4(a).

"Financing Rights Subscription Price" has the meaning set forth in Section 11.5.

"Financing Rights Subscription Privilege" has the meaning set forth in Section 11.5.

"Firm Offer" means an offer by the Company to implement the Proposal by way of Offer or Scheme in accordance with the terms of the UK Takeover Code, the Companies Acts and the requirements of the UK Takeover Panel, as such offer may be amended from time to time after the Firm Offer Date, with any such amendments being in accordance with the terms of this Agreement, the UK Takeover Code, the Companies Acts and the requirements of the UK Takeover Panel.

"Firm Offer Announcement" means the announcement to be made by the Parties, subject to the terms and conditions of this Agreement, of a firm intention to proceed with the Firm Offer made in accordance with Rule 2.5 of the UK Takeover Code.

"Firm Offer Costs" has the meaning set forth in Section 11.2(b).

"Firm Offer Date" means the date on which the Firm Offer Announcement is made.

"Firm Offer Price" means the price offered by the Company for the Target Shares as set out in the Firm Offer Announcement.

"FSA" means the UK Financial Services Authority.

"FSA Approval" has the meaning set forth in Section 10.1.

"FSMA" means the UK's Financial Services and Markets Act 2000.

“Further COI Amendment” has the meaning set forth in Section 9.1.

"FTC" means US Federal Trade Commission.

"GAAP" means US generally accepted accounting principles.

"Governmental Authorizations" means all approvals, concessions, consents, franchises, licenses, Permits, registrations and other authorizations of all Governmental Entities.

"Governmental Entity" means any governmental body, whether administrative, executive, judicial, legislative or other, or any combination thereof, including any federal, state, territorial, county, local, municipal or other governmental agency, arbitral body, administrative authority, body, branch, bureau, or comparable agency, commission, tribunal, court, department or instrumentality of any of the foregoing, whether US or non-US.

"Group" means the Company and its controlled Affiliates from time to time.

"Harbinger" has the meaning set forth in the preamble.

"Harbinger Certificate" has the meaning set forth in Section 13.3(h).

"Harbinger Contribution Shares" means the aggregate number of shares of Voting Common Stock determined in accordance with Section 2.1(a), Section 2.1(b) and Section 2.1(c).

"Harbinger Designee" means one or more entities that is wholly-owned, directly or indirectly, by Harbinger.

"Harbinger Disclosure Schedule" has the meaning set forth in the preamble to Article IV.

"Harbinger Fund" has the meaning set forth in the preamble.

"Harbinger Master" has the meaning set forth in the preamble.

"Harbinger Material Adverse Effect" means any events, facts, changes or circumstances which would be reasonably expected to have a material adverse effect on the business, assets, liabilities, properties, condition (financial or other), or results of operations of Harbinger and/or its Subsidiaries taken as a whole.

"Harbinger Purchased Shares" has the meaning set forth in Section 3.1.

"Harbinger Satellite Fund" has the meaning set forth in the preamble.

"Harbinger Shares" means the aggregate of (i) the Harbinger Contribution Shares; (ii) the Harbinger Purchased Shares; and (iii) the Sponsor Fee Shares.

"Harbinger Special" has the meaning set forth in the preamble.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Implementation Agreement" has the meaning set forth in Section 15.2.

"Increased Firm Offer Price" has the meaning set forth in Section 14.1(b).

"Indebtedness" means with respect to any Person, all (i) obligations of that Person for borrowed money, whether current or funded, or secured or unsecured; (ii) obligations of that Person evidenced by bonds, debentures, notes or similar instruments and the principal component in respect of mandatorily redeemable capital stock; (iii) obligations of that Person under conditional sale or other title retention agreements (other than trade payables incurred in the ordinary course of business) relating to any property purchased by that Person, in each case only and to the extent due more than 12 months after the delivery of property; (iv) obligations of that Person issued or assumed as the deferred purchase price of assets, property or services, in each case only and to the extent due more than 12 months after the delivery of property; (v) lease obligations of that Person capitalized on the books and records of that Person; (vi) obligations of others secured by an Encumbrance on property or assets owned or acquired by that Person, whether or not the obligations secured thereby have been assumed; (vii) obligations of that Person under interest rate, currency or commodity derivatives or hedging transactions; (viii) letters of credit or performance bonds issued for the account of that Person (other than letters of credit entered into in the ordinary course of business to the extent not drawn upon or reimbursed within 10 Business Days); (ix) guarantees and support and keep well arrangements having the economic effect of a guarantee of that Person of any Indebtedness of any other Person; and (x) construction payment deferrals and other deferrals of progress payments owed to vendors, in each case, including the outstanding principal amount of such Indebtedness, together with all interest accrued thereon and all costs and charges associated therewith.

"Indemnified Party" has the meaning set forth in Section 18.1.

"Indemnifying Party" has the meaning set forth in Section 18.1.

"Inducement Fee" has the meaning set forth in Section 15.3(b).

"Industry Canada" means the Canadian Federal Department of Industry or any successor government department or agency thereto.

"Information Statement" has the meaning set forth in Section 9.3(a).

"Initial Agreed Regulatory Approvals" means those regulatory and anti-trust approvals set out in Section 8.1.

“Initial COI Amendment” has the meaning set forth in Section 9.1.

"Intellectual Property" has the meaning set forth in Section 5.19(a).

"Investment Company Act" means the US Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

"IRS" means the US Internal Revenue Service.

"Law" means any applicable domestic or foreign federal, state, provincial, local, municipal or other law, constitution, treaty, statute, ordinance, regulation, rule, standard, code, rule of common law, decree, directive, order or other requirement or rule enacted, implemented or promulgated by any Governmental Entity.

"LeaseCo" means TVCC One Six Holdings LLC, a Delaware limited liability company.

"LeaseCo Financial Statements" has the meaning set forth in Section 4.8(j).

"Legal Proceeding" means any judicial, administrative or arbitral actions, suits, investigations, proceedings (public or private) or claims or proceedings by or before a Governmental Entity.

"Listing Rules" means the Listing Rules of the UKLA.

"LLC Interest Holders" means each of (i) Harbinger Master, (ii) Harbinger Special, (iii) Columbia Capital Equity Partners IV (QP), L.P., a Delaware limited partnership, (iv) Columbia Capital Equity Partners IV (QPCO), L.P., a Delaware limited partnership, (v) Columbia Capital Employee Investors IV, L.P., a Delaware limited partnership, and (vi) CCTV One Four Holdings, LLC, a Delaware limited liability company.

"LLC Note" means the promissory note dated on or about the Option Closing Date, with an initial principal amount of $105,000,000 executed by Harbinger Master and Harbinger Special in favor of the LLC Interest Holders (other than Harbinger Master and Harbinger Special).

"Losses" means any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement or as a result of any judgment or order).

"Material Adverse Effect" means any events, facts, changes or circumstances which would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, operations, or financial condition of the Company and its Subsidiaries, taken as a whole, except to the extent that such adverse effect results from (i) general economic, regulatory or political conditions or changes therein in the United States or the other countries in which such Party operates; (ii) financial or securities market fluctuations or conditions; (iii) changes in, or events or conditions affecting, the satellite telecommunications industry generally; (iv) changes in applicable Law or in GAAP; (v) compliance with the terms of, or the taking of any action required by, this Agreement or the failure to take any actions for which Harbinger has withheld its consent pursuant to Section 16.1(k); or (vi) the failure of any in-orbit assets of the Company and its Subsidiaries existing as of the date of this Agreement (which, for the avoidance of doubt, consist of two satellites known as MSAT-1 and MSAT-2) unless such failure constitutes a material threat to the Authorizations or would be likely to hinder the ability of the Company and its Subsidiaries to obtain material new permits, licenses, certificates, registrations or other similar authorization; provided, however, that the exclusions set forth in paragraphs (i) to (iv) above shall not apply if the impact on the Company and its Subsidiaries, taken as a whole, is disproportionate to the impact on other MSS/ATC mobile satellite companies.

"Merger Regulation" has the meaning set forth in Section 8.5.

"Mezzanine Debt" has the meaning set forth in Section 12.1(b).

"Money Laundering Laws" has the meaning set forth in Section 5.29(b).

"MSV" has the meaning set forth in the preamble.

"MSV Finance" has the meaning set forth in the recitals.

"MSV LLC" has the meaning set forth in the preamble.

"MSV FCC Licenses" means all licenses, permits and authorizations issued by the FCC and held by MSV LLC or any Affiliate of MSV LLC.

"MSV Option Exchange" means the revised offer by the Company to issue options to purchase shares of Common Stock in exchange for the termination of outstanding options to purchase limited partnership units of MSV pursuant to the prospectus dated May 15, 2008, as supplemented to date, filed by the Company with the SEC pursuant to Rule 424(b)(3) under the Securities Act Registration Statement No. 333-144093.

"MSV/Target Cooperation Agreement" has the meaning set forth in Section 16.13.

"NewCo" and "NewCos" have the meaning set forth in Section 20.2.

"New Parent" has the meaning set forth in Section 20.3(c).

"No-Deal Over Subscription Rights" has the meaning set forth in Section 19.9.

"No-Deal Rights Offering" has the meaning set forth in Section 19.1.

"No-Deal Rights Proceeds" has the meaning set forth in Section 19.11(b).

"No-Deal Rights Prospectus" has the meaning set forth in Section 19.2(a).

"No-Deal Rights Registration Statement" has the meaning set forth in Section 19.2(a).

"No-Deal Rights Subscription Price" has the meaning set forth in Section 19.3.

"No-Deal Rights Subscription Privilege" has the meaning set forth in Section 19.3.

"Non-US Benefit Plans" has the meaning set forth in Section 5.24(a).

"Non-Voting Common Stock" means the shares of non-voting common stock, par value $0.01 per share, of the Company.

"Non-Voting Common Stock Conversion" has the meaning set forth in Section 20.3(a).

"Notification" has the meaning set forth in Section 13.2.

"Notification Date" has the meaning set forth in Section 13.2.

"OFAC" has the meaning set forth in Section 5.29(c).

"Offer" means, should Harbinger elect to implement the Proposal by way of a general offer in accordance with the terms of this Agreement (instead of by way of Scheme), an offer made by the Company, or a Subsidiary of the Company, to purchase all the Target Shares other than the Contribution Shares and other Target Shares held by Harbinger, the Company or their Subsidiaries or controlled Affiliates on such terms and subject to such conditions as are determined in accordance with the terms of this Agreement.

"Offer Document" means the document to be dispatched to (amongst others) the Target's shareholders (and holders of other securities in the Target to which the Offer relates) pursuant to which the Offer would be made and, where the context so admits, includes any form of acceptance, election, notice, or other document required in connection with the Offer.

"Offer Parties" means the Parties and the Target.

"Offer Shares" means such amount of Voting Common Stock which is offered to the Target's shareholders as part of the Firm Offer, if at all, as determined in accordance with the terms of this Agreement.

"Offer Shares Registration Statement" has the meaning set forth in Section 10.1.

"Option Agreement" means the Option Agreement by and among TVCC, the equity holders of LeaseCo, Harbinger Master and Harbinger Special dated as of January 30, 2008.

"Option Closing Date" means the Closing Date as defined in the Option Agreement.

"Order" means any order, injunction, judgment, decision, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

"Organizational Documents" means, as to any Person, the certificate or articles of incorporation, certificate of limited partnership, certificate of formation, articles of organization, operating agreement, limited partnership agreement, limited liability company agreement, stockholders agreement or bylaws or other similar documents of such Person, as applicable.

"Other Debt" has the meaning set forth in Section 12.1(d).

"Other Filings" has the meaning set forth in Section 9.3(a).

"Other Financing Rights Filings" has the meaning set forth in Section 11.4.

"Other No-Deal Rights Filings" has the meaning set forth in Section 19.2(a).

"Other Regulatory Approvals" means those regulatory and anti-trust approvals set out in Section 8.1.

"Party" and "Parties" have the meanings set forth in the preamble.

"Pension Plan" has the meaning set forth in Section 5.24(e).

"Permits" has the meaning set forth in Section 5.17.

"Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, variable interest entity, trust, unincorporated organization, Governmental Entity or other entity.

"Phase I Notice" has the meaning set forth in Section 16.14.

"Possible Offer Announcement" means the possible offer announcement to be made by the Parties, in the form attached hereto as Exhibit C, outlining the intention of Harbinger to implement the Proposal, and subject to such amendments to which each of the Parties may consent.

"Proposal" has the meaning set forth in the recitals.

"Proposed Amendments" has the meaning set forth in Section 16.19.

"Prospectus" has the meaning set forth in Section 10.1.

"Prospectus Rules" means the rules made for the purposes of Part VI of the UK Financial Services and Markets Act 2000, as amended, in relation to the offer of transferable securities to the public.

"PUC" has the meaning set forth in Section 5.16(a).

"Qualified Underwriter" means any of the following financial institutions: (i) Merrill Lynch International, (ii) Morgan Stanley, (iii) The Royal Bank of Scotland PLC, (iv) Barclays Bank PLC, (v) JPMorgan, (vi) Credit Suisse, or (vii) any other financial institution selected by Harbinger and reasonably satisfactory to the Company in connection with the transactions contemplated by Article XII.

"Record Date" has the meaning set forth in Section 19.1.

"Registration Rights Agreement" means the agreement dated as of the date hereof in the form attached hereto as Exhibit D.

"Registration Statements" means the Company's registration statements filed with the SEC since September 1, 2006, pursuant to the Securities Act.

"Regulation D" means Regulation D under the Securities Act.

"Regulation S" means Regulation S under the Securities Act.

"Regulation S-X" means Regulation S-X under the Securities Act.

"Regulatory Approvals" means the Initial Agreed Regulatory Approvals and the Other Regulatory Approvals as referred to in Section 8.1.

"Regulatory Authorities" means any Governmental Entity or other trade or regulatory body responsible for any matter other than those involving antitrust or competition issues.

"Regulatory Information Service" means an information dissemination provider approved by the FSA and whose name is set out in Appendix 3 to the Listing Rules from time to time.

"Reimbursement Event" shall mean any of the following events: (i) following receipt of a Notification complying with Section 13.3, the Company declining to make a Firm Offer pursuant to Section 13.4, or (ii) following receipt of an Amendment Notification complying with Section 14.1, the Company declining to approve the required amendment(s) set out therein, or (iii) following receipt of a Waiver Notification complying with Section 14.2, the Company declining to approve the requested action stated therein, or (iv) following the Company's failure to deliver a Bring Down Certificate in compliance with Section 13.4 as a result of an event that constitutes a Material Adverse Effect, Harbinger withdrawing a Notification it has previously made, or (v) following a breach by the Company and/or MSV at any time after the date hereof and prior to the Firm Offer Date, of any representation, warranty, covenant or agreement contained in this Agreement (including, for this purpose, a breach of any representation or warranty contained in this Agreement that would have occurred had such representation or warranty been deemed to continue down to the Firm Offer Date) where (a) such breach constitutes, or results from an event, fact, change or circumstance that constitutes, a Material Adverse Effect, (b) such breach is incapable of being cured, or if capable of being cured without a Legal Proceeding, is not cured within 30 days of notice requiring such breach to be cured being given to the Company and MSV, provided that such breach is cured by the

Notification Date (or, if not cured by the Notification Date, reasonable steps have been taken to cure such breach, and such breach is likely to be cured within a 30 day period), or if capable of being cured only through a Legal Proceeding, is not cured within 180 days of notice requiring such breach to be cured being given to the Company and MSV, provided that such breach is cured by the Notification Date and (c) the occurrence of such breach is within the reasonable control of either the Company or MSV, Harbinger determining not to give a Notification or Harbinger withdrawing a Notification it has previously made (unless, in the case of (i) or (ii) the decision of the Company's Board was made as a result of the terms of the Debt Financing being non-compliant pursuant to Section 12.1(d)).

"Reimbursement Payments" has the meaning set forth in Section 15.3(a).

"Satellite Contracts" has the meaning set forth in Section 5.23(a).

"Satisfaction Date" means the date on which all of the Regulatory Approvals have either been (i) granted or satisfied, or in respect of which all applicable waiting periods have expired or been terminated, on terms satisfactory to Harbinger, or (ii) waived by Harbinger and/or the Company as the case may be.

"Scheme" means, should Harbinger elect to implement the Proposal in such way, a scheme of arrangement under Part 26 of the Companies Act 2006, between the Target and its shareholders (or shareholders of a particular class or classes of its shares), and any other holders of securities in the capital of the Target to which the Proposal relates, the full terms of which will be set out in the Scheme Document.

"Scheme Document" means the document to be dispatched to (amongst others) the Target's shareholders (or shareholders of a particular class or classes of shares), and holders of any other securities in the capital of the Target to which the Scheme relates, setting out the full terms of the Scheme and, where the context so admits, includes any form of proxy, election, notice, application, witness statement, court document or other document required in connection with the Scheme.

"SEC" means the US Securities and Exchange Commission.

"SEC Approval" has the meaning set forth in Section 10.1.

"SEC Reports" means the Exchange Act Reports and the Registration Statements.

"Securities Act" means the US Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

"Securities Purchase Agreement" has the meaning set forth in the recitals.

"Senior Debt" has the meaning set forth in Section 12.1(a).

"Significant Subsidiary" means any "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X, including, for the avoidance of doubt, MSV, MSV LLC and, for the purposes of this Agreement, the Canadian Joint Venture

Companies, provided that nothing in this Agreement shall be construed to mean that the Company exercises de jure or de facto control over the Canadian Joint Venture Companies.

"Signing Date" has the meaning set forth in Section 16.13.

"Special Independent Committee" means the special committee of the Company's Board consisting solely of independent directors not affiliated with Harbinger.

"Sponsor Fee" means $26,410,000.

"Sponsor Fee Payees" has the meaning set forth in Section 17.1(a).

"Sponsor Fee Shares" has the meaning set forth in Section 17.1(a).

"Stamp Duty" means stamp duty or stamp duty reserve Tax payable under the Laws of the United Kingdom.

"Stockholder Approval" has the meaning set forth in Section 9.1.

"Stock Purchase Agreement" has the meaning set forth in the recitals.

"Stock Purchase Closing" has the meaning set forth in Section 3.2.

"Stock Purchase Price" means $2,400,000,000.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, variable interest entity, trust, or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner, or (ii) at least a majority of the outstanding equity or voting securities or other interest is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (iii) of which such Person or any other Subsidiary of such Person has the right, directly or indirectly, to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or organization, or (iv) of which such Person or any other Subsidiary of such Person is the primary beneficiary. "Subsidiary" shall, in the case of the Company, for the avoidance of doubt, include MSV, MSV LLC and, for the purposes of this Agreement, the Canadian Joint Venture Companies, provided that nothing in this Agreement shall be construed to mean that the Company exercises de jure or de facto control over the Canadian Joint Venture Companies, and the Company shall not be deemed for purposes of this Agreement to be a Subsidiary of Harbinger.

"Target" has the meaning set forth in the recitals.

"Target Adjustment Ratchet" means the quotient of the Target Offer Price dividedby the Target Base Price.

"Target Appropriate Offer Price" means the price offered by the Company for each Target Convertible Bond, being an "appropriate offer" for the purposes of the UK Takeover Code on the basis of an offer price for each Target Share equal to the Target Offer Price.

"Target Base Price" means 535.3 pence.

"Target FCC Licenses" means all licenses, permits and authorizations issued by the FCC and held by the Target or any Affiliate of the Target.

"Target Offer Price" means the price at which the Offer becomes or is declared wholly unconditional.

"Target Shares" means the issued and to be issued ordinary shares of €0.0005 in the capital of the Target.

"Tax" means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duties, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, license, estimated, real property, personal property, windfall profits or other taxes, duties, fees or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

"Tax Return" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Tax Saving" has the meaning set forth in Section 20.1.

"Taxing Authority" means the IRS and any other Governmental Entity responsible for the administration of any Tax.

"Termination Date" has the meaning set forth in Section 21.13.

"Third-Party Interests" has the meaning set forth in Section 4.8(g).

"Total Commitment" has the meaning set forth in Section 12.1(g).

"Traditional Financial Institution" means a "financial institution" as defined in Clause A of Title 11 of the US Code § 101(22) with assets of at least $5,000,000,000, or the international equivalent thereof.

"Transactions" has the meaning set forth in the recitals.

"Triggering Investment" has the meaning set forth in Section 16.13.

"TTE instruction" means a Transfer to Escrow instruction (as defined by the CREST Manual issued by CRESTCo).

"TVCC" has the meaning set forth in the recitals.

"TVCC Certificate" has the meaning set forth in Section 2.1(c).

"TVCC Contribution Closing" has the meaning set forth in Section 2.2(c).

"TVCC Contribution Closing Date" has the meaning set out in Section 2.2(c).

“TVCC LLC Agreement” has the meaning set forth in Exhibit H.

"TVCC LLC Interests" has the meaning set forth in the recitals.

"TVCC LLC Interests Value" means $239,870,000.

"TVCC Lease" means collectively, (i) the Master Agreement, dated July 16, 2007, between LeaseCo, Crown Castle MM Holding, LLC, and its subsidiary, OP LLC, and (ii) the Long-Term De Facto Transfer Lease Agreement, dated July 23, 2007, between LeaseCo and OP LLC.

"TVCC Material Adverse Effect" means any event that has occurred and remains uncured that has had, or is likely to have, a materially adverse effect on LeaseCo’s rights to use the TVCC Spectrum License, other than a material adverse effect that results from (a) conditions generally affecting the industry in which LeaseCo principally operates, (b) changes in Law or policy (including FCC rules and policies) generally affecting similarly situated FCC licensees or lessees in the wireless communications industry, (c) general economic conditions, or (d) a breach of the Consulting Agreement resulting from the gross negligence or willful misconduct of the Company.

"TVCC Spectrum License" means the nationwide license issued by the FCC (FCC Call Sign WPYQ831) for 1670-1675 MHz spectrum leased to LeaseCo pursuant to the TVCC Lease.

"UKLA" means the UK Listing Authority, being the Financial Services Authority Limited acting in its capacity as the competent authority for the purposes of Part IV of the Financial Services and Markets Act 2000.

"UK Takeover Code" means the UK's City Code on Takeovers and Mergers.

"UK Takeover Panel" means the UK's Panel on Takeovers and Mergers.

"US" means the United States of America.

"Voting Common Stock" has the meaning set forth in the recitals.

"Waiver Notification" has the meaning set forth in Section 14.2(a).

"$" or "dollars" means dollars and cents, the lawful currency of the United States of America.

"£" or "pence" means pounds sterling and pence, the lawful currency of the United Kingdom.

"€" or "euro" means the lawful currency of those member countries of the European Economic and Monetary Union that have opted to adopt the single European currency.

Section 1.2        Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply.

(a)         Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(b)         Exhibits. The Exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein are used therein with the definition set forth in the body of this Agreement.

(c)         Gender. Any reference in this Agreement to gender shall include all genders.

(d)         Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Article" or "Section" are to the corresponding Article or Section of this Agreement unless otherwise specified.

(e)         Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(f)         Including. The word "including" or any variation thereof means "including without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(g)         No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

(h)         Singular and Plural. Each definition used in this Agreement includes the singular and the plural.

ARTICLE II

ASSET CONTRIBUTIONS

Section 2.1        Agreement to Contribute Assets.

(a)         Subject to the terms and conditions set forth in this Agreement, and subject to the receipt of the requisite Regulatory Approvals and Stockholder Approval and subject to Completion occurring:

(i)         at the Contribution Shares Closing, subject to Section 2.1(b), Harbinger Master and Harbinger Special shall assign, transfer and deliver to the Company all, but not less than all, of the Contribution Shares, in exchange for which the Company shall indefeasibly issue a number of fully-paid, non-assessable shares of Voting Common Stock equal to the quotient of the Contribution Shares Value divided by the Agreed Issue Price (rounded to the nearest whole number of shares of Voting Common Stock), to Harbinger Master, Harbinger Special, the Harbinger Satellite Fund and/or one or more Harbinger Designees, as instructed in writing by Harbinger at least one (1) Business Day prior to the Contribution Shares Closing Date;

(ii)        at the Convertible Bonds Closing:

(A)              Harbinger Master and Harbinger Special shall assign, transfer and deliver to the Company all, but not less than all, of the Convertible Bonds, in exchange for which the Company shall indefeasibly issue a number of fully-paid, non-assessable shares of Voting Common Stock equal to the quotient of the Convertible Bonds Value divided by the Agreed Issue Price to Harbinger Master, Harbinger Special,  Harbinger Satellite Fund and/or one or more Harbinger Designees, as instructed in writing by Harbinger at least one (1) Business Day prior to the Convertible Bonds Closing Date; or

(B)              if the Convertible Bonds convert into Target Shares following the execution and delivery of this Agreement but prior to the Convertible Bonds Closing Date, Harbinger Master and Harbinger Special shall, subject to Section 2.1(b), assign, transfer and deliver to the Company all, but not less than all, of such Target Shares (the "Converted Shares"), in exchange for which the Company shall indefeasibly issue a number of fully-paid, non-assessable shares of Voting Common Stock equal to the quotient of the Converted Shares Value divided by the Agreed Issue Price, to Harbinger Master, Harbinger Special, Harbinger Satellite Fund and/or one or more Harbinger Designees, as instructed in writing by Harbinger at least one (1) Business Day prior to the Convertible Bonds Closing Date; or

(C)              if the Convertible Bonds are redeemed, following the execution and delivery of this Agreement but prior to the Convertible Bonds Closing Date, at their Accreted Principal Amount on the Final Maturity Date (as each such term is defined in the terms and conditions of the Convertible Bonds), Harbinger Master and Harbinger Special shall transfer to the Company an amount equal to the Cash

Redemption Amount, payable by wire transfer to an account notified in writing by the Company to Harbinger at least three (3) Business Days prior to the Convertible Bonds Closing Date, in exchange for which the Company shall indefeasibly issue a number of fully-paid, non-assessable shares of Voting Common Stock equal to the quotient of the Cash Redemption Amount divided by the Agreed Issue Price, to Harbinger Master, Harbinger Special, the Harbinger Satellite Fund and/or one or more Harbinger Designees, as instructed in writing by Harbinger at least one (1) Business Day prior to the Convertible Bonds Closing Date.

For the avoidance of doubt, Harbinger shall have the right, in its sole discretion, to determine whether to transfer, convert or redeem the Convertible Bonds, provided it complies with its respective obligations set forth in this Section 2.1(a)(ii).

(b)         If the Proposal is successfully implemented by way of a Scheme, Harbinger Master and Harbinger Special may discharge their respective obligations pursuant to Sections 2.1(a)(i) and 2.1(a)(ii)(B) by agreeing to the cancellation of the Contribution Shares and any Converted Shares pursuant to the Scheme (or any separate scheme of arrangement that is conditioned upon the Scheme), provided that the consideration to which each of Harbinger Master and Harbinger Special shall be entitled in connection with such cancellation shall be the issue of the number of shares of Voting Common Stock to which each of them is respectively entitled pursuant to Sections 2.1(a)(i) and 2.1(a)(ii)(B), and not the consideration available pursuant to the Scheme.

(c)         Subject to the terms and conditions set forth in this Agreement and the delivery by Harbinger Master and Harbinger Special of a certificate dated as of the TVCC Contribution Closing Date, substantially in the form set forth in Exhibit H (the "TVCC Certificate"), at the TVCC Contribution Closing, Harbinger Master and Harbinger Special shall assign, transfer and deliver, or shall cause the assignment, transfer and delivery, to the Company of all, but not less than all, of the TVCC LLC Interests, in exchange for which the Company shall indefeasibly issue a number of fully-paid, non-assessable shares of Voting Common Stock equal to the quotient of the TVCC LLC Interests Value divided by the Agreed Issue Price to Harbinger Master, Harbinger Special, the Harbinger Satellite Fund and/or one or more Harbinger Designees, as instructed in writing by Harbinger at least one (1) Business Day prior to the TVCC Contribution Closing Date. Subject to the TVCC Contribution Closing occurring, the Company shall assume responsibility for all payments accruing as from the TVCC Contribution Closing Date under the TVCC Lease and at the TVCC Contribution Closing the Company shall pay to Harbinger an amount in cash equal to prepaid annual lease fees paid in accordance with Section 5(a) of the Long Term De Facto Lease Agreement dated July 23, 2007 by and between OP LLC and LeaseCo as of the TVCC Contribution Closing Date with respect to periods after the TVCC Contribution Closing Date.

(d)         Notwithstanding the transfer of the TVCC LLC Interests, Harbinger Master and Harbinger Special shall retain all their respective obligations under the LLC Note.

Section 2.2        Contribution Closings.

(a)         Subject to receipt of the requisite Regulatory Approvals and Stockholder Approval and subject to Completion occurring, the closing of the contribution of the Contribution Shares and the issuance of the relevant portion of the Harbinger Contribution Shares pursuant to Section 2.1(a)(i) and/or 2.1(b) (together, the "Contribution Shares Closing") shall occur on:

(i)           the date of Completion, if the Proposal is successfully implemented by way of a Scheme and Harbinger elects to discharge its obligations in accordance with Section 2.1(b);

(ii)           the date that is three (3) Business Days after the expiry of the Offer, if the Proposal is successfully implemented by way of an Offer; or

(iii)           such other date as the Company and Harbinger may agree.

Such date is herein referred to as the "Contribution Shares Closing Date".

(b)         Subject to receipt of the requisite Regulatory Approvals and Stockholder Approval and subject to Completion occurring, the closing of the contribution of the Convertible Bonds, Converted Shares or Cash Redemption Amount (as the case may be) and the issuance of the relevant portion of the Harbinger Contribution Shares pursuant to Section 2.1(a)(ii) and/or Section 2.1(b) (together, the "Convertible Bonds Closing") shall occur on:

(i)           the date of Completion, if the Proposal is successfully implemented by way of a Scheme and Harbinger elects to discharge its obligations in accordance with Section 2.1(b);

(ii)           the date that is three (3) Business Days after the expiry of the Offer, if the Proposal is successfully implemented by way of an Offer and Harbinger determines to transfer or convert the Convertible Bonds;

(iii)           the date that is five Business Days following the Change of Control Event Put Date (as defined in the conditions of the Convertible Bonds) if Harbinger determines to redeem the Convertible Bonds;

(iv)           such other date as the Company and Harbinger may agree.

Such date is herein referred to as the "Convertible Bonds Closing Date".

(c)         Subject to receipt of the requisite Regulatory Approvals and Stockholder Approval, delivery by Harbinger Master and Harbinger Special of a duly executed TVCC Certificate, and subject to Completion occurring, the closing of the contribution of the TVCC LLC Interests and the issuance of the Harbinger Contribution Shares pursuant to Section 2.2(c) (the "TVCC Contribution Closing") shall occur on:

(i)           the Closing Date; or

(ii)           such other date as the Company and Harbinger may agree.

Such date is herein referred to as the "TVCC Contribution Closing Date".

(d)         Each of the Contribution Closings shall be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, at 10:00 a.m. on the Contribution Shares Closing Date, the Convertible Bonds Closing Date or the TVCC Closing Date, as the case may be, or at such other time and at such other place as the Company and Harbinger may agree.

ARTICLE III

HARBINGER PURCHASED SHARES

Section 3.1        Stock Purchase. Subject to the terms and conditions set forth in the Stock Purchase Agreement, the Harbinger Satellite Fund or one or more Harbinger Designees shall purchase from the Company for the Cash Purchase Price, and the Company shall indefeasibly issue and sell to the Harbinger Satellite Fund or the relevant Harbinger Designee, on the Closing Date the number of shares of Voting Common Stock as is determined in accordance with the provisions of the Stock Purchase Agreement (the "Harbinger Purchased Shares").

Section 3.2        Closing. The closing (the "Stock Purchase Closing") of the issuance of the Harbinger Purchased Shares shall occur on the Closing Date subject to and upon the terms and conditions set forth in the Stock Purchase Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HARBINGER

Harbinger acknowledges that (i) the representations and warranties in this Article IV have been a material and necessary inducement for the Company and MSV to agree to enter into this Agreement and the Stock Purchase Agreement and to accept the contribution of the Contribution Assets and to issue the Harbinger Shares and (ii) the Company and MSV are relying on such representations and warranties. Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Company by Harbinger concurrently with the execution and delivery of this Agreement (the "Harbinger Disclosure Schedule"), or to the extent that the qualifying nature of such disclosure with respect to another section or subsection is reasonably apparent on the face of the Harbinger Disclosure Schedule, each of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund represents and warrants to the Company and MSV as of the date hereof and, other than with respect to Section 4.3, as of the Notification Date:

Section 4.1        Corporate Status, Power and Authority.

(a)         Each of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund (a) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or other, as applicable, power and authority to own its property and assets and to transact the business in which it is engaged, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not prevent, materially delay or materially impede the consummation of the Transactions and (b) has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified, except where the failure to be so qualified or be in good standing would not prevent, materially delay or materially impede the consummation of the Transactions. None of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund is currently in violation of any of the provisions of its Organizational Documents, each as amended to date.

(b)         All corporate or other, as applicable, action on the part of each of Harbinger Master, Harbinger Special, Harbinger Fund or Harbinger Satellite Fund necessary for the authorization, execution, delivery and performance of this Agreement and the Stock Purchase Agreement has been taken. Each of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund has all requisite corporate or other power and authority to enter into this Agreement and the Stock Purchase Agreement and to carry out and perform its obligations under the terms hereof and thereof.

Section 4.2        No Conflicts. None of the execution, delivery and performance by each of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund of this Agreement and the Stock Purchase Agreement or compliance by each of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund with the terms and provisions hereof and thereof (a) will contravene any applicable provision of any applicable Law, (b) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any of the property or assets of any of Harbinger Master, Harbinger Special, Harbinger Fund or Harbinger Satellite Fund pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other material instrument to which any of Harbinger Master, Harbinger Special, Harbinger Fund or Harbinger Satellite Fund is a party or by which it or any of its property or assets are bound or to which it may be subject, or result in the acceleration of any obligation of Harbinger Master, Harbinger Special, Harbinger Fund or Harbinger Satellite Fund or (c) will violate any provision of its Organizational Documents, each as amended to date, except in the case of (a) or (b), where such breach or conflict would not prevent, materially delay or materially impede the consummation of the Transactions.

Section 4.3        No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by Harbinger Master, Harbinger Special, Harbinger Fund or Harbinger Satellite Fund of this Agreement and the Stock Purchase Agreement, the contribution of the Contribution Assets and the acceptance of the Harbinger Shares and compliance by Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund with the terms hereof and the consummation of the Transactions, except for (i) the consents, approvals, authorizations, orders, registrations or qualifications set forth in Section 8.1, including the FCC Approvals and Other Regulatory Approvals; and (ii) such consents, approvals, authorizations, orders, registrations or qualifications the failure of which to obtain or make, individually or in the aggregate, would not prevent, materially delay or materially impede the consummation of the Transactions or could be obtained in the period from the Firm Offer Date up to but not including Completion.

Section 4.4        Unregistered Securities.

(a)         Investment. Except insofar as rights are conferred on any other participants of Harbinger Master, Harbinger Special, Harbinger Fund or Harbinger Satellite Fund under the rules of those funds, the Harbinger Shares are being acquired for their own accounts and with no intention of distributing the Harbinger Shares or any part thereof, and none of Harbinger Master, Harbinger Special, Harbinger Fund or Harbinger Satellite Fund has any present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the Securities Act or the securities or blue sky laws of any other jurisdiction. If any of Harbinger Master, Harbinger Special, Harbinger Fund, Harbinger Satellite Fund or any Harbinger Designee should in the future decide to dispose of any of the Harbinger Shares, each of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund understands and hereby agrees that it may do so only in compliance with the Securities Act and applicable securities and blue sky laws of any other jurisdiction, as then in effect, which may include a sale contemplated by any registration statement pursuant to which the Harbinger Shares are then being offered.

(b)         Exemption. Each of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund understands that (i) the Harbinger Shares (A) have not been registered under the Securities Act or any state securities Laws, (B) will be issued in reliance upon an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof and/or Regulation D promulgated thereunder and (C) will be issued in reliance upon exemptions from the registration and prospectus delivery requirements of state securities Laws which relate to private offerings, and (ii) each of Harbinger Master, Harbinger Special, Harbinger Fund, Harbinger Satellite Fund and any Harbinger Designee must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities Laws or is exempt therefrom. Each of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund acknowledges that each of the Company and MSV is relying in part upon the truth and accuracy of, and each of Harbinger Master's, Harbinger Special's, Harbinger Fund’s and Harbinger Satellite Fund's compliance with, the representations, warranties, agreements, acknowledgments and understandings of each of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund set forth herein in order to determine the availability of such exemptions and eligibility of Harbinger Master, Harbinger Special, Harbinger Fund, Harbinger Satellite Fund or any Harbinger Designee to acquire the Harbinger Shares.

(c)         Investor Representations. Each of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund represents and warrants to the Company and MSV that (i) it is and any Harbinger Designee will be an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act, (ii) by reason of its business and financial experience, it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Harbinger Shares, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment; and (iii) it is an existing security holder of the Company (except for Harbinger Satellite Fund), has reviewed the information contained in the Registration Statements, is relying solely upon the advice of its own financial, legal and tax advisors, and has made its own independent investigation and evaluation of the merits and risks of the investments in the Harbinger Shares.

(d)         Legend. It is understood that any certificates evidencing the Harbinger Shares will bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS (I) REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OR (II) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY, HAS BEEN DELIVERED TO THE COMPANY AND SUCH OPINION STATES THAT THE SECURITIES MAY BE TRANSFERRED WITHOUT SUCH REGISTRATION."

The certificates evidencing the Harbinger Shares shall not be required to contain such legend or any other legend after (i) such securities are registered for resale under the Securities Act, (ii) following any sale of such securities pursuant to and in accordance with Rule 144 or (iii) if such legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the Staff of the SEC).

(e)         No General Solicitation or Advertising. Each of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund acknowledges that neither it nor any Harbinger Designee is purchasing the Harbinger Shares as a result of any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television.

(f)         Independent Evaluation. Each of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund has independently evaluated the merits of its decision to purchase or to cause a Harbinger Designee to purchase the Harbinger Shares. Each of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund has been afforded the opportunity, directly and through any advisors, to ask questions of the Company and MSV.

Section 4.5        Ownership of Contribution Shares and Convertible Bonds. Harbinger owns, as of the date hereof, and as of the Notification Date, the Contribution Shares Closing Date and the Convertible Bonds Closing Date, respectively, good and valid title to the Contribution Shares and (subject to Sections 2.1(a)(ii) and 2.1(b)) the Convertible Bonds, in each case, free and clear of all Encumbrances. On the Contribution Shares Closing Date and the Convertible Bonds Closing Date, Harbinger Master and Harbinger Special will have transferred to the Company, and the Company will have acquired with full title guarantee (as such expression is interpreted under English law), good and valid title to, respectively, the

Contribution Shares and the Convertible Bonds (or, as the case may be, the Converted Shares), in each case, free and clear of all Encumbrances.

Section 4.6        Litigation. As of the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Harbinger, threatened against Harbinger Master, Harbinger Special or Harbinger Satellite Fund that would prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. As of the date hereof none of Harbinger Master, Harbinger Special, Harbinger Fund or Harbinger Satellite Fund, or any material property or asset of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund, is subject to any settlement or similar agreement with any Governmental Entity, or to any order, judgment, decree, injunction or award of any Governmental Entity that would prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

Section 4.7        Advisors. No agent, broker, investment banker, financial advisor, legal advisor or other Person is, or shall be entitled, as a result of the Company's failure to deliver the Company Approval in accordance with Section 13.5, to fees or commissions that are greater than the fees or commissions such advisors would be entitled to receive in connection with the successful completion of the Transactions.

Section 4.8        TVCC.

(a)         TVCC LLC Interests. On the TVCC Contribution Closing Date, Harbinger will have transferred or will have caused to be transferred to the Company and the Company will have acquired, good and valid title to the TVCC LLC Interests, free and clear of all Encumbrances.

(b)         Organization and Standing. TVCC and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite limited liability company or corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. TVCC and each of its Subsidiaries is duly qualified or authorized to do business as a foreign limited liability company or corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a TVCC Material Adverse Effect.

(c)         Capitalization. From and after the Option Closing Date, (i) the authorized capitalization of TVCC will consist of 150,000,000 Class A Preferred Units, 50,000,000 Class B Preferred Units and 300,000,000 Common Units and (ii) Harbinger Master and Harbinger Special will own 150,000,000 Class A Preferred Units and 225,000,000 Common Units. At the TVCC Contribution Closing Harbinger will transfer or cause to be transferred to the Company all of the outstanding equity interests in TVCC free and clear of any Encumbrance. As of the TVCC Contribution Closing Date, (i) TVCC will own, through wholly-owned Subsidiaries, all of the outstanding equity interests of LeaseCo, free and clear of any Encumbrance, (ii) there will be no existing option, warrant, call, right or Contract of any character to which either TVCC or LeaseCo is a party or by which it is bound requiring the issuance, delivery, sale, repurchase, redemption or transfer of any equity securities of TVCC or LeaseCo, (iii) there will be no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to TVCC or LeaseCo or the equity interests of either of them, and (iv) neither Harbinger, TVCC nor LeaseCo will be a party to any Contract with respect to the voting, redemption, repurchase, sale, transfer or other disposition of the equity securities of TVCC or LeaseCo.

(d)         No Conflicts. Assuming the receipt of the requisite Regulatory Approvals, none of the execution and delivery by Harbinger of this Agreement, or the consummation of the transactions to be effected hereunder will conflict with or result in any breach, violation of or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Encumbrances upon the properties or assets of TVCC or any of its Subsidiaries under any provision of (i) the Organizational Documents of TVCC or any of its Subsidiaries; (ii) any Contract to which TVCC or any of its Subsidiaries is a party or by which any of the properties or assets of TVCC or any of its Subsidiaries are bound; (iii) any Governmental Authorization or Order of any Governmental Entity applicable to TVCC or any of its Subsidiaries or (iv) any applicable Law.

(e)         Consents of Third Parties. Except for the Regulatory Approvals, no Order, Permit or declaration or filing with, or notification to, consent, waiver or approval of any Person or Governmental Entity is required on the part of TVCC or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions to be effected at the TVCC Contribution Closing.

(f)         Absence of Encumbrances. After consummation of the transactions to be effected at the TVCC Contribution Closing, the Company will own all of the outstanding equity interests of TVCC free and clear of any Encumbrance.

(g)         TVCC Subsidiaries. Section 4.8(g) of the Harbinger Disclosure Schedule sets forth the name of each Subsidiary of TVCC, the jurisdiction of its organization and the percentage of the outstanding capital stock (or membership interest or partnership interest) of each Subsidiary owned by TVCC. Except as set forth in Section 4.8(g) of the Harbinger Disclosure Schedule, neither TVCC nor any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity or ownership interests in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any other Person (collectively, "Third-Party Interests"). Neither TVCC nor any of its Subsidiaries has any rights or is bound by any Contract to acquire, directly or indirectly, any Third-Party Interests or to make any investment in any Person.

(h)         Litigation. As of the date hereof, except as set forth in Section 4.8(h) of the Harbinger Disclosure Schedule there are (a) no Legal Proceedings pending or, to the knowledge of Harbinger, threatened against TVCC or any of its Subsidiaries, and (b) no Orders of any Governmental Entity outstanding against TVCC or any of its Subsidiaries.

(i)         No Undisclosed Liabilities. As of the date hereof, except (a) for the obligations of LeaseCo under the TVCC Lease and any Contract set forth in Section 4.8(i) of the Harbinger Disclosure Schedule, (b) as set forth in this Agreement, or (c) as set forth in the LeaseCo Financial Statements, neither TVCC nor any of its Subsidiaries has any Liabilities that are, or would reasonably be expected to be, material to TVCC and its Subsidiaries taken as a whole.

(j)         LeaseCo Financial Statements. Harbinger has delivered to the Company the unaudited consolidated balance sheets and related statements of income of LeaseCo as of December 31, 2007 (the "LeaseCo Financial Statements"). The LeaseCo Financial Statements are accurate and complete in all material respects as at December 31, 2007 and were prepared from the books and records of LeaseCo as at that date. The LeaseCo Financial Statements and any notes related thereto fairly present in all material respects the consolidated financial condition and the results of operations of LeaseCo at December 31, 2007 and for the periods referred to in such financial statements. Since December 31, 2007, no event has occurred that has had or is likely to have a material adverse effect on LeaseCo's rights to use the TVCC Spectrum License, other than a material adverse effect that results from conditions generally affecting the industry in which LeaseCo principally operates, or from changes in law, regulation or policy (including, without limitation, FCC Rules and policies) generally affecting similarly situated FCC licensees or lessees in the wireless communications industry or general economic, political or market conditions.

(k)         Taxes. LeaseCo has prepared and filed with all appropriate Governmental Entities all material Tax Returns by the Tax date such Tax Returns were due to be filed (after giving effect to extensions timely filed), and all such Tax Returns are correct and complete in all material respects. LeaseCo has paid in full all Taxes due and payable, whether or not shown on such Tax Returns, or has made adequate provisions for all material Taxes on the latest balance sheet date included in the LeaseCo Financial Statements. No examination or audit of any Tax Return relating to any Taxes of LeaseCo or with respect to any Taxes due from or with respect to LeaseCo by any Taxing Authority is currently in progress and no written notice thereof has been received. No assessment of Tax has been proposed in writing against LeaseCo or any of its assets or properties. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to LeaseCo for any Taxable period. LeaseCo has always been classified as a partnership or a disregarded entity, and not as a corporation, for US federal income tax purposes and for purposes of all applicable state and local income and franchise Taxes imposed on (or measured by) the net income of LeaseCo.

(l)           TVCC Lease.

(i)         LeaseCo has entered into the TVCC Lease, complete and accurate copies of which have been delivered to the Company. LeaseCo is qualified under the FCC Rules and the Communications Act to lease the TVCC Spectrum License and the FCC has consented to the TVCC Lease. There is no Order outstanding against LeaseCo relating to or involving the TVCC Spectrum License that will, or would reasonably be expected to, materially impair or otherwise materially and adversely affect LeaseCo's interest in the TVCC Spectrum License (other than Encumbrances that are imposed generally by the FCC on all licenses and spectrum leases in the same class of service as the TVCC Spectrum License).

(ii)        LeaseCo has performed as of the date of this Agreement, and will have performed as of the TVCC Contribution Closing Date, all of its obligations required to have been performed under the TVCC Lease and applicable FCC rules and regulations regarding spectrum leasing ("FCC Spectrum Lease Rules"), except for those the non-performance of which would not have a TVCC Material Adverse Effect. No event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under the TVCC Lease or FCC Spectrum Lease Rules, which permits or, after notice or lapse of time or both, would permit revocation, cancellation, suspension or adverse modification of the TVCC Lease, or which might adversely affect the rights of LeaseCo under the TVCC Lease, except for those the occurrence of which would not have a TVCC Material Adverse Effect.

(iii)        As of the date hereof, LeaseCo has made all regulatory filings required, and paid all applicable fees and assessments imposed, with respect to the TVCC Lease by any Governmental Entity, including but not limited to FCC regulatory fees, Universal Service Fund contributions, Telecommunications Relay Service Fund contributions, and North American Numbering Plan fees, and all such filings and the calculation of such fees, are accurate in all material respects.

(iv)        Harbinger has no reason to believe, based on conditions or events existing prior to or at the date of this Agreement, that the TVCC Spectrum License will be or is reasonably likely to be terminated or otherwise revoked prior to its scheduled termination date.

(m)         LeaseCo Insurance. LeaseCo's insurance policies are in full force and effect and LeaseCo has timely paid all applicable premiums thereunder.

(n)         LeaseCo Contracts and Obligations. Section 4.8(n) of the Harbinger Disclosure Schedule sets forth a list of all Contracts to which LeaseCo is a party or by which LeaseCo is bound as of the date hereof, other than immaterial contracts that can be cancelled by LeaseCo on 30 days' notice or less, without any penalty or continued liability. As at the date hereof all of such Contracts are valid, binding and in full force and effect on LeaseCo. Except as set forth in Section 4.8(n) of the Harbinger Disclosure Schedule, LeaseCo is not in default under any material provision of any of such Contracts and, to the knowledge of Harbinger, no other party to any such Contracts is in default under any material provision thereof.

(o)         LeaseCo Compliance. As at the date hereof to the best of Harbinger's knowledge, LeaseCo has, in all material respects, complied with all Laws and Orders applicable to LeaseCo including its business. To the best knowledge of Harbinger, LeaseCo has all material Permits required by applicable Laws.

(p)         LeaseCo Environmental Matters. To the best of Harbinger's knowledge, LeaseCo is in material compliance with all Laws promulgated (i) to prohibit, regulate or control hazardous materials or (ii) to protect the environment.

(q)         OP LLC. To the best of Harbinger's knowledge, all of the warranties made in this Article IV, insofar as they relate to LeaseCo's compliance with the Communications Act, FCC Rules, and the TVCC Lease, are also true and correct with respect to OP LLC's compliance with the Communications Act, FCC Rules, and the TVCC Lease.

Section 4.9        FIRPTA.

None of the Contribution Assets constitutes, in whole or in part, a “United States real property interest” as determined pursuant to Section 897 of the Code and the Treasury Regulations thereunder.

Section 4.10       Tax Matters.

Harbinger is not aware of any fact or circumstance that would, if Harbinger elects to exercise its rights pursuant to Section 20.3(a) or (c), prevent the contribution of the Contribution Assets and, with respect to the transaction described in Section 20.3(c), the contribution of the Common Stock to New Parent that is deemed to occur as a consequence of the transactions described therein from qualifying as an exchange governed by Section 351(a) of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MSV

Each of the Company and MSV acknowledges that (i) the representations and warranties in this Article V have been a material and necessary inducement for Harbinger to agree to enter into this Agreement and the Stock Purchase Agreement and to contribute the Contribution Assets and to acquire the Harbinger Shares and (ii) Harbinger is relying on such representations and warranties. Except (i) as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Harbinger by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Schedule"), or to the extent that the qualifying nature of such disclosure with respect to another section or subsection is reasonably apparent on the face of the Company Disclosure Schedule and (ii) as disclosed in the SEC Reports filed after December 31, 2007 but prior to the date of this Agreement (the "Filed SEC Reports") (excluding any disclosures set forth in any section of a Filed SEC Report entitled "Risk Factor" or "Forward-Looking Statements"), each of the Company and MSV hereby represents and warrants to Harbinger as of the date hereof and, other than with respect to Section 5.6, as of the Bring Down Date.

Section 5.1        Corporate Status. Each of the Company and MSV and its Subsidiaries (a) has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or other entity, as applicable, power to own its property and assets and to transact the business in which it is engaged and presently proposed to engage and (b) has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified, except where the failure to be so qualified or be in good standing would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither of the Company nor any of its Significant Subsidiaries is currently in violation of any of the provisions of its Organizational Documents, each as amended to date. Section 5.1 of the Company Disclosure Schedule contains a correct and complete list as of the date hereof of each jurisdiction where the Company and/or each of its Subsidiaries is organized and/or qualified to do business.

Section 5.2        Capitalization.

(a)         Section 5.2(a) of the Company Disclosure Schedule discloses the number of authorized, issued and outstanding shares of capital stock of the Company, and outstanding warrants and options to purchase capital stock of the Company as of the date hereof. As of the date hereof, 1,596,571 shares of Common Stock are reserved for future issuance pursuant to outstanding options. As at the date hereof, 12,828,411 shares of Common Stock are reserved for the MSV Option Exchange and up to 13,139,696 shares of Common Stock are reserved for future issuance pursuant to outstanding warrants issued by the Company. As of the date hereof, a total of 11,030,259 additional shares of Common Stock are authorized and reserved for future issuance pursuant to option and other equity plans adopted or approved by the Company. As of the date hereof, except as further disclosed in Section 5.2(a) of the Company Disclosure Schedule, there are no other outstanding options, warrants, rights (including conversion or preemptive rights) or any agreement for the purchase or acquisition from the Company of any shares of the Company's capital stock or voting agreements with respect to equity of the Company or any of its Subsidiaries. All outstanding shares of the capital stock of the Company have been duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in Section 5.2(a) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or other equity securities of the Company or its Subsidiaries. Except as disclosed in Section 5.2(a) of the Company Disclosure Schedule, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders). None of the outstanding shares of capital stock of the Company were issued in violation of the Securities Act or any state securities Laws.

(b)         Section 5.2(b) of the Company Disclosure Schedule discloses the number of authorized, issued and outstanding limited partnership units of MSV, and outstanding warrants and options to purchase limited partnership units of MSV as of the date hereof. As of the date hereof, 100,000 limited partnership units were reserved for future issuance pursuant to outstanding options, restricted shares/phantom units, and warrants issued by MSV (assuming the consummation of the MSV Option Exchange). As of the date hereof, 6,400,000 additional limited partnership units were authorized and reserved for future issuance pursuant to option and other equity plans adopted or approved by MSV (assuming the consummation of the MSV Option Exchange). As of the date hereof, except as disclosed in Section 5.2(b) of the Company Disclosure Schedule, there are no other outstanding options, warrants, rights (including conversion or preemptive rights) or any agreement for the purchase or acquisition from MSV or any wholly-owned Subsidiary of any of MSV's limited partnership units or voting agreements with respect to equity of MSV. All outstanding limited partnership units of MSV have been duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in Section 5.2(b) of the Company Disclosure Schedule, there are no anti-dilution or price adjustment provisions contained in any security issued by MSV (or in any agreement providing rights to security holders). None of the outstanding limited partnership units of MSV were issued in violation of the Securities Act or any state securities Laws.

Section 5.3        Corporate Power and Authority. All corporate action on the part of each of the Company, MSV and MSV LLC necessary for the authorization, execution, delivery and performance of this Agreement, the Stock Purchase Agreement, the Consulting Agreement and the Registration Rights Agreement has been taken. Each of the Company, MSV and MSV LLC has all requisite corporate power and authority to enter into this Agreement, the Stock Purchase Agreement, the Consulting Agreement and the Registration Rights Agreement and to carry out and perform its obligations under the terms hereof and thereof. The Boards of the Company, MSV and MSV LLC have each approved the entering into of this Agreement, the Stock Purchase Agreement, the Consulting Agreement and the Registration Rights Agreement and the performance of their obligations hereunder and thereunder in accordance with the terms of this Agreement, the Stock Purchase Agreement, the Consulting Agreement and the Registration Rights Agreement and have approved (i) the making of the Possible Offer Announcement pursuant to Section 7.2; (ii) the obtaining of the Regulatory Approvals subject to the terms and conditions set forth in Article VIII; (iii) the obtaining of the Stockholder Approval to increase the Company's authorized share capital subject to the terms and conditions set forth in Article IX; (iv) the raising of the Debt Financing subject to the terms and conditions set forth in Article XII; (v) the Contribution Closing subject to the terms and conditions set forth in Article II; (vi) the issuance of the Harbinger Purchased Shares subject to the terms and conditions set forth in the terms of the Stock Purchase Agreement; (vii) the issuance of the Sponsor Fee Shares subject to the terms and conditions set forth in Article XVII; and (viii) the implementation of the No-Deal Rights Offering subject to the terms and conditions set forth in Article XIX.

Section 5.4        Valid Issuance of Harbinger Shares. The Harbinger Shares issuable on the relevant Contribution Closing Date or the Closing Date or such other date as may be agreed subject to the terms and conditions set forth in this Agreement and the Stock Purchase Agreement against receipt from Harbinger of the Contribution Assets and from Harbinger Satellite Fund or a Harbinger Designee of the Cash Purchase Price will, subject to obtaining the Stockholder Approval in accordance with Article IX, have been duly authorized and, when issued upon the relevant Contribution Closing Date, the Closing Date or such other date as may be agreed subject to the terms and conditions set forth in this Agreement and the Stock Purchase Agreement will be validly issued, fully paid and non-assessable and free of any Encumbrances, other than any such Encumbrances created by Harbinger.

Section 5.5        No Violation. None of the execution, delivery and performance by each of the Company, MSV and MSV LLC of this Agreement, the Stock Purchase Agreement, the Consulting Agreement and the Registration Rights Agreement or compliance with the terms and provisions hereof and thereof (a) will contravene any applicable provision of any applicable Law, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any of the property or assets of any of the Company, MSV, MSV LLC or any of their Significant Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other material instrument to which any of the Company, MSV, MSV LLC or any of their Significant Subsidiaries is a party or by which it or any of its or their property or assets are bound or to which it may be subject, or result in the acceleration of any obligation of the Company, MSV, MSV LLC or any of their Significant Subsidiaries or (c) will violate any provision of its Organizational Documents, each as amended to date, except in the case of (a) or (b), where such breach or conflict would not reasonably be expected to have a Material Adverse Effect.

Section 5.6        No Consents Required. Assuming the accuracy of Harbinger's representations and warranties set forth in this Agreement, no consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company, MSV or MSV LLC of this Agreement, the Stock Purchase Agreement and the Registration Rights Agreement, the acceptance of the Contribution Assets and the issuance of the Harbinger Shares and compliance by the Company with the terms hereof and the consummation of the Transactions, except for (i) the consents, approvals, authorizations, orders, registrations or qualifications detailed in Section 8.1, including the FCC Approvals and other Regulatory Approvals; (ii) the consents, approvals, authorizations, orders, registrations, qualifications, notices or filings set forth on Section 5.6 of the Company Disclosure Schedule; and (iii) such consents, approvals, authorizations, orders, registrations or qualifications the failure of which to obtain or make, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, or could be obtained in the period from the Firm Offer Date up to but not including Completion.

Section 5.7        Company Financial Statements; Indebtedness.

(a)         The financial statements and supporting schedules included in the Filed SEC Reports (the "Company Financial Statements") present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates specified and the consolidated results of their operations and cash flows for the periods specified, in each case, in conformity with GAAP applied on a consistent basis during the periods involved, except as indicated therein or in the notes thereto.

(b)         Except for Indebtedness disclosed in Section 5.7(b) of the Company Disclosure Schedule or the Company Financial Statements, the Company and its Significant Subsidiaries, taken as a whole, have no Indebtedness outstanding at the date hereof.

Section 5.8        Business Plan. The Company has provided to Harbinger a complete and accurate copy of its current Business Plan as of the date hereof.

Section 5.9        Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) for the Company and designed such disclosure controls and procedures to reasonably ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

Section 5.10      No Material Adverse Effects. Except as set forth on Schedule 5.10, (a) since December 31, 2007 no event or events have occurred which, either alone or together with other events or circumstances have had, or would reasonably be expected to have, a Material Adverse Effect and (b) since December 31, 2007 through the date hereof, no event has occurred, and the Company has not taken any action, that would have required the consent of Harbinger pursuant to Section 16.1 had such event or action occurred after the date of this Agreement. For the avoidance of doubt, the Filed SEC Reports do not disclose the occurrence of any event or events that have had, or would reasonably be expected to have, a Material Adverse Effect.

Section 5.11      Independent Accountants. As of the date hereof, Ernst & Young LLP, who has certified certain financial statements of the Company, is the independent registered public accounting firm with respect to the Company within the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

Section 5.12      Litigation. As of the date hereof other than as set forth in Section 5.12 of the Company Disclosure Schedule, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries. As of the date hereof neither the Company nor any of its Subsidiaries, or any material property or Assets of the Company or any of its Subsidiaries, is subject to any settlement or similar agreement with any Governmental Entity, or to any order, judgment, decree, injunction or award of any Governmental Entity.

Section 5.13      Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect and except as disclosed in Section 5.13 of the Company Disclosure Schedule, (a) each of the Company and its Subsidiaries has filed all Tax Returns required to be filed by it, all such Tax Returns are true and correct, and the Company and each of its Subsidiaries has paid all Taxes due and payable, whether or not shown on such Tax Returns, or has made adequate provision (in accordance with GAAP) for all Taxes on the latest balance sheet included in the Company Financial Statements; (b) there is no pending examination, investigation, audit, suit, action, claim or proceeding relating to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received by the Company and any Subsidiary; (c) neither the Company nor any of its Subsidiaries has received written notice of a determination by any Taxing Authority that any Tax amounts are owed by the Company or any of its Subsidiaries, which determination has not been paid, compromised, or otherwise finally disposed of, and, to the knowledge of the Company, no such determination is proposed or threatened; (d) there are no Encumbrances arising from or related to Taxes on or pending against the Company or any of its Subsidiaries, or any of their properties, other than statutory liens for Taxes that are not yet due and payable; (e) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code within the two-year period prior to the date of this Agreement; and (f) the Company is not aware of any fact or circumstance that would, if Harbinger elects to exercise its rights pursuant to Section 20.3(a) or (c), prevent the contribution of the Contribution Assets and, with respect to the transaction described in Section 20.3(c), the contribution of the Common Stock to New Parent that is deemed to occur as a consequence of the transactions described therein, from qualifying as an exchange governed by Section 351(a) of the Code.

Section 5.14      Subsidiaries. As of the date hereof, the Company has no directly or indirectly held Subsidiaries other than those disclosed in Section 5.14(a) of the Company Disclosure Schedule. A true and complete list as of the date hereof of all of the Company's Subsidiaries, together with the percentage of the outstanding capital stock (or membership interest or partnership interest) of each such Subsidiary owned by the Company and each other Subsidiary, is set forth on Section 5.14(b) of the Company Disclosure Schedule. Each of the Company and its Subsidiaries has good and marketable title to all of the shares (or other equity interests) it purports to own of the stock or other equity interest of each Subsidiary, free and clear in each case of any Encumbrance except as otherwise pledged in the 14% Notes Indenture. All such shares have been duly authorized, validly issued and are fully paid and non-assessable. Except as disclosed in Section 5.14(c) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 5.15      Properties. Except as disclosed in Section 5.15 of the Company Disclosure Schedule, the Company and each of its Subsidiaries owns (a) all of its respective Assets purported to be owned by it and (b) all of its Assets, other than Assets that are not material and that have a book value equal to or less than $100,000. Except as disclosed in Section 5.15 of the Company Disclosure Schedule, the Assets referred to in clause (b) of the preceding sentence are owned by the Company and its Subsidiaries free and clear of all Encumbrances. With respect to leased property and assets, except as disclosed in Section 5.15 of the Company Disclosure Schedule, the Company and its Subsidiaries are in material compliance with such leases and hold a valid leasehold interest, free of any Encumbrances, except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.16      Authorizations.

(a)         Authorizations. Section 5.16(a)(i)  of the Company Disclosure Schedule lists all material FCC, US state public utility commission ("PUC") and foreign regulatory authority permits, licenses, certificates, registrations and other similar material authorizations held by the Company and its Significant Subsidiaries (collectively, the "Authorizations") as of the date hereof. Except as disclosed in Section 5.16(a)(ii) of the Company Disclosure Schedule, the Authorizations consist of all such authorizations necessary or appropriate for the conduct of the Company's and its Significant Subsidiaries' business as such business is being conducted, without regard to the implementation of the Proposal and without regard to Authorizations which require the consent or approval of Harbinger, which consent or approval has been denied by Harbinger. The Company and its Significant Subsidiaries have maintained and kept in force and effect, and, to the extent necessary, have applied in a timely manner for the renewal of all such Authorizations. Except as disclosed in Section 5.16(a)(ii) of the Company Disclosure Schedule, the Company and its Significant Subsidiaries are in compliance with all such Authorizations and any terms and conditions thereof, except as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 5.16(a)(ii) of the Company Disclosure Schedule, each Authorization that is material to the business of the Company is valid and in full force and effect, and the Company and its Significant Subsidiaries have not received notice from the FCC, any PUC, or any foreign regulatory authority of its intention to revoke, suspend, condition or fail to renew any such Authorization. Except as disclosed in Section 5.16(a)(ii) of the Company Disclosure Schedule, to the Company's knowledge, no event has occurred or facts and circumstances exist, which allows or would reasonably be expected to allow, or which after notice or lapse of time would allow or would reasonably be expected to allow, revocation, suspension, non-renewal or termination or result in any other material impairment of the Company's or its Significant Subsidiaries' material rights under any of its Authorizations.

(b)         Compliance with Laws. Except as disclosed in Section 5.16(b) of the Company Disclosure Schedule, the conduct of the Company's and its Significant Subsidiaries' business complies with all applicable US, state, local and foreign Laws (including, without limitation, the Communications Act and the Communications Assistance for Law Enforcement Act), ordinances, rules, regulations, and orders (including, without limitation, those issued by the FCC, any PUC or any foreign regulatory authority), in each case, except as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 5.16(b) of the Company Disclosure Schedule, neither the Company nor any of its Significant Subsidiaries is in violation of any applicable Environmental Protection Laws, and to the knowledge of the Company, no material expenditures are or will be required in order to comply with any such Laws, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

(c)         Regulatory Filings. As of the date hereof, the Company and its Significant Subsidiaries have made all material regulatory filings required, and paid all applicable fees and assessments imposed, with respect to the Authorizations, including but not limited to FCC regulatory fees, Universal Service Fund contributions, Telecommunications Relay Service Fund contributions, and North American Numbering Plan fees, and all such filings and the calculation of such fees, are accurate in all material respects.

Section 5.17      Permits. The Company and its Significant Subsidiaries have all franchises, permits, licenses and any similar authorities (the "Permits") reasonably necessary for the conduct of their business as being conducted by them, the absence of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To its knowledge, the Company and its Significant Subsidiaries are not in default in any material respect under any of such Permits.

Section 5.18      Leases. Each of the Company and its Significant Subsidiaries has complied with all material obligations under all material leases for real property to which it is a party as a lessee. All leases relating to the material leasehold estates of each of the Company and its Significant Subsidiaries necessary for the conduct of the business of such Person are, with respect to the Company and its Significant Subsidiaries, valid and enforceable, and, to the knowledge of the Company, are, valid and enforceable with respect to the lessor, and each of the Company and its Significant Subsidiaries that is the lessee in respect thereof currently enjoys peaceful and undisturbed possession of the premises subject thereto.

Section 5.19      Intellectual Property.

(a)         Except as disclosed in Section 5.19(a) of the Company Disclosure Schedule, the Company and each of its Significant Subsidiaries owns, possesses or has the right to use, exploit and/or practice patents, trade secrets, trademarks, service marks, trade names, and copyrights, including pursuant to any franchise and license agreements, and rights with respect thereto (collectively, "Intellectual Property"), necessary for the conduct of its business as of the date hereof.

(b)         Except as disclosed in Section 5.19(b) of the Company Disclosure Schedule as of the date hereof, there are no material licenses or agreements granting any Person any rights in or under the Company's and/or its Significant Subsidiaries' owned Intellectual Property with the exception of agreements for the sale or license of the Company's products or services in the ordinary course of business.

(c)         Except as disclosed in Section 5.19(c) of the Company Disclosure Schedule as of the date hereof, neither the Company nor any of its Significant Subsidiaries is a party to any agreement or license under which the Company or any Significant Subsidiary acquires any right, license, title or interest in, under or to any material third party Intellectual Property (including without limitation any material license to open source software), other than (i) licenses that are available to the public generally for a license fee of less than $10,000 (other than with respect to material open source software) and that were obtained in the ordinary course of business; and (ii) license or ownership rights arising from services or development agreements (or the like) made with third parties in the ordinary course of business.

(d)         Neither the Company nor any Significant Subsidiary has as of the date hereof received any written or, to the knowledge of the Company, oral, communications alleging that the Company or any Significant Subsidiary has violated, infringed or misappropriated or, by conducting its business as presently conducted, to the knowledge of the Company, would violate, infringe or misappropriate any of the Intellectual Property of any other Person.

(e)         Except as disclosed in Section 5.19(e) of the Company Disclosure Schedule, to the best knowledge of the Company and its Significant Subsidiaries as of the date hereof, no Person is materially infringing or misappropriating the Intellectual Property of the Company or any of its Significant Subsidiaries.

(f)          Except as disclosed in Section 5.19(f) of the Company Disclosure Schedule as of the date hereof, neither the Company nor any Significant Subsidiary is subject or a party to any order, decree, judgment, stipulation or agreement restricting its ability to use any of the material Intellectual Property, in any geographic area, market or field material to the conduct of the business of the Company or any Significant Subsidiaries.

Section 5.20      Insurance. Except as disclosed in Section 5.20 of the Company Disclosure Schedule, the Company and its Significant Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and sufficient to address risks anticipated in the businesses in which the Company and its Significant Subsidiaries are currently engaged. Except as disclosed in Section 5.20 of the Company Disclosure Schedule, to the Company's knowledge there are no facts or circumstances that would reasonably be expected to result in the Company not being able to renew its existing insurance coverage as and when such coverage expires or to obtain coverage from reputable insurers as may be necessary to continue its business without a significant increase in cost.

Section 5.21      No Defaults. Except as disclosed in Section 5.21 of the Company Disclosure Schedule, each of the Company and its Significant Subsidiaries has complied in all material respects with the terms and conditions of any indenture, mortgage, deed of trust, agreement, note or other instrument evidencing Indebtedness of the Company or any of its Significant Subsidiaries. Except as disclosed in Section 5.21 of the Company Disclosure Schedule, none of the Company or its Significant Subsidiaries is in default in the performance or compliance with any provisions thereof, and no event has occurred, or facts and circumstances exist, which, after passage of time, would result in a default, except as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 5.21 of the Company Disclosure Schedule, all instruments evidencing outstanding Indebtedness of the Company and its Significant Subsidiaries are in full force and effect and have not been terminated, rescinded or withdrawn, except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.22      Conformity to Securities Act and Exchange Act; No Misstatement or Omission. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment prior to the date of this Agreement, each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as applicable) and the respective rules and regulations of the SEC thereunder, as in effect on the date so filed, and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. Since September 1, 2006, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act.

Section 5.23      Satellites.

(a)         Section 5.23(a) of the Company Disclosure Schedule sets forth a list of all material contracts to which the Company or any of its Subsidiaries is a party or bound, for or related to the construction, launch, operation, sale or resale of capacity or services from, and/or the coordination of satellites now in orbit or under construction that are used or planned to be used by the Company or any of its Subsidiaries, and the frequencies authorized for such use, including for terrestrial services (the "Satellite Contracts") as of the date hereof. All Satellite Contracts are valid, binding and in full force and effect and the Company, and, to the knowledge of the Company, the counterparties thereto, are not in default under any material provision of any of such contracts.

(b)         The satellite health reports that are listed in Section 5.23(b) of the Company Disclosure Schedule are, as of the date hereof, the most recent satellite health reports issued for each of the satellites used by the Company or any of its Subsidiaries. The Company has provided to Harbinger complete copies of such reports, and such reports fairly and accurately describe the health and anticipated remaining life of each such satellite.

(c)         Section 5.23(c) of the Company Disclosure Schedule provides a summary of the licensed spectrum actually available for use by the Company and its Subsidiaries in accordance with the coordination agreements to which the Company or any of its Subsidiaries is subject.

Section 5.24      Employee Benefits.

(a)         All benefit and compensation plans, contracts, policies or arrangements covering current or former employees or other service providers of the Company and its Subsidiaries and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), other than Benefit Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States (such plans hereinafter being referred to as "Non-US Benefit Plans") are listed on Section 5.24(a) of the Company Disclosure Schedule, and each Benefit Plan which has received a favorable opinion letter from the IRS National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Section 5.24(a) of the Company Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Harbinger.

(b)         Section 5.24(b) of the Company Disclosure Schedule also sets forth the names, corporate and functional titles, hire dates and the 2007 and target 2008 annual salaries, incentive compensation, bonuses and other compensation of all executive officers and current directors of the Company as of the date hereof.

(c)         Neither the Company nor any or its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (i) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (ii) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a multiemployer plan as defined in Section 3(37) of ERISA.

(d)         There has been no amendment to or announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(e)         Each Benefit Plan complies in form and has been operated in substantial compliance with its terms and the requirements of ERISA, the Code and other applicable Laws. Each Benefit Plan which is subject to ERISA (the "ERISA Plans") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, or is comprised of a master or prototype plan that has received an opinion from the IRS, covering all Tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and to the knowledge of the Company no event has occurred that could reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such ERISA Plan under Section 401(a) of the Code. To the Company's knowledge, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the Taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(f)         Except as set forth on Section 5.24(f) of the Company Disclosure Schedule, as of the date hereof, there is no material pending or, to the best knowledge of the Company, threatened litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(g)         Neither the execution of this Agreement or the Stock Purchase Agreement nor the consummation of the Transactions will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code. No Benefit Plan or other agreement provides any employee, director or other service provider of the Company or its Subsidiaries with any amount of additional compensation if such individual is provided amounts subject to excise or additional Taxes imposed under Sections 409A or 4999 of the Code.

(h)         Neither the Company nor any of its Subsidiaries has any material liability by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly excluded from participating in a Benefit Plan; and, except as would not reasonably be expected to have a Material Adverse Effect, each of the employees of the Company and its Subsidiaries has been properly classified by the Company and its Subsidiaries as "exempt" or "non-exempt" under applicable Law.

Section 5.25      Labor Matters. Except as set forth in Section 5.25 of the Company Disclosure Schedule:

(a)         Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor are they under any current obligation to bargain with any bargaining agent on behalf of any such persons, nor, to the best knowledge of the Company, are there any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any of its Subsidiaries.

(b)         There are no strikes, material organized slowdowns or material organized work stoppages pending or, to the best knowledge of the Company after due inquiry, threatened between the Company or any of its Subsidiaries, on the one hand, and any of their respective employees, on the other hand, and the Company has not experienced any such strike, slowdown or work stoppage within the past three (3) years.

(c)         Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract that could reasonably be expected to have a Material Adverse Effect and, to the best knowledge of the Company, there are no grievances outstanding against the Company or any of its Subsidiaries under any such contract that could reasonably be expected to have a Material Adverse Effect.

(d)         There are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the US National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any of its Subsidiaries that could have a Material Adverse Effect.

(e)         The Company and its Subsidiaries are currently in material compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages (including the payment of overtime), hours, worker classifications (including proper classification of any independent contractors or consultants), collective bargaining, unemployment insurance, workers' compensation, discrimination, record-keeping and the payment.

(f)         To the best knowledge of the Company, each employee of the Company who is located in the United States and is not a United States citizen has all necessary approvals and authorizations necessary to work in the United States in accordance with applicable Law.

(g)         Each of the Company and its Subsidiaries has paid in full to all employees, or adequately reserved in accordance with the Company's historical accounting practices, policies and principles consistently applied, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees except to the extent as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)         There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or, to the best knowledge of the Company, is now pending or threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any of its Subsidiaries except to the extent as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)         As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees.

(j)         There is no charge or proceeding with respect to a material violation of any occupational safety or health standards that has been asserted or is now pending or, to the best knowledge of the Company, threatened with respect to the Company that could reasonably be expected to have a Material Adverse Effect.

(k)         As of the date hereof, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally-protected category, or any alleged violation of any privacy Laws, which has been asserted or, to the best knowledge of the Company, is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any Person that could reasonably expected to have a Material Adverse Effect.

(l)         As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of the intent of any federal, state, local or foreign Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and no such investigation is in progress.

(m)           Except as set forth in Section 5.25(m) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is aware that any officer intends to terminate employment with the Company or its Subsidiaries, as applicable.

Section 5.26      No Undisclosed Relationships. Except as set forth on Section 5.26 of the Company Disclosure Schedule, no relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers, stockholders or other Affiliates of the Company, on the other, that would be required by the Securities Act to be described in a registration statement to be filed with the SEC that has not been previously disclosed in an SEC Report.

Section 5.27      Related Party Transactions. Except as disclosed in Section 5.27 of the Company Disclosure Schedule, as of the date hereof, no executive officer or director of the Company: (a) has any cause of action or other claim whatsoever against, or owes any amounts to, the Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company is using or which is necessary for the business of the Company; (c) owns, other than ownership of less than 1% of the issued and outstanding equity of a publicly listed company, any direct or indirect interest of any kind in, or is an Affiliate or employee of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person that is (i) a competitor, supplier, customer, client, distributor, lessor, tenant, creditor or debtor of the Company, (ii) engaged in a business related to the business of the Company or (iii) participating in any transaction to which the Company is a party; or (d) otherwise is or has been a party to any contract or transaction with the Company, except for their respective employment contracts with the Company.

Section 5.28      Company Not an "Investment Company". The Company is not, nor after receipt of the Contribution Assets and consummation of the other Transactions will then be, required to register as an "investment company" under the Investment Company Act.

Section 5.29      No Unlawful Payments; Compliance with Certain Laws.

(a)         Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee or other Person associated with or acting on behalf of the Company, in each case in their capacity as such with the Company, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the US Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(b)         The operations of the Company are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements of the US Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(c)         None of the Company or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company, excluding Harbinger, in each case in their capacity as such with the Company, is currently subject to any US sanctions administered by the Office of Foreign Assets Control of the US Department of the Treasury ("OFAC"); and the Company will not directly or indirectly use the Contribution Assets hereunder or the proceeds from the issuance of the Harbinger Purchased Shares or the proceeds from the Debt Financing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, for the purpose of financing the activities of any Person currently subject to any US sanctions administered by OFAC.

Section 5.30      No Restriction on Distributions. Except as set forth in the Company's outstanding Indebtedness on the date hereof listed in Section 5.7(b) of the Company Disclosure Schedule, pursuant to applicable Law or as disclosed in Section 5.30 of the Company Disclosure Schedule, no Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary's capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary's property or assets to the Company or any other Subsidiary of the Company.

Section 5.31      No Brokers. As of the date hereof, no agent, broker, investment banker, financial advisor or other Person (other than Morgan Stanley & Co. Incorporated) is or shall be entitled, as a result of any action, agreement or commitment of the Company or of any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the Transactions. The Company has provided to Harbinger a complete copy of the engagement letter it has entered into with Morgan Stanley & Co. Incorporated.

Section 5.32      No Other Representations or Warranties. Except as otherwise expressly set forth in this Article V, as supplemented by the Company Disclosure Schedule, none of the Company, its Subsidiaries or MSV, nor any other Person acting on their behalf, makes any representation or warranty, express or implied, in connection with this Agreement.

ARTICLE VI

CLOSING DELIVERIES

Section 6.1        Deliveries by Harbinger at the Closings. Harbinger Master, Harbinger Special, and Harbinger Satellite Fund shall deliver, or cause a Harbinger Designee to deliver, as applicable, to the Company:

(a)         at the Contribution Shares Closing, (i) duly executed transfers in favor of the Company or its nominee(s) in respect of all of the Contribution Shares, together with the share certificates representing the Contribution Shares and/or any and all other instruments and documents reasonably necessary to effect the indefeasible transfer to the Company or its nominee(s) of the Contribution Shares being contributed to the Company pursuant to this Agreement and to cause the Contribution Shares to be registered in the name of the Company (following payment by the Company of any Stamp Duty payable in respect of the transfer of, or agreement to transfer, the Contribution Shares) which if the Contribution Shares are held in CREST at the Contribution Shares Closing shall mean giving TTE instructions to CRESTCo to transfer the Contribution Shares to the original available balance of the Company so that the TTE instructions settle no later than 3:00 pm (London time) on the Contribution Shares Closing Date; or (ii) if Section 2.1(b) applies, any and all instruments as may be necessary to comply with the terms of the Scheme (or, as the case may be, any separate scheme of arrangement that is conditioned on the Scheme);

(b)         at the Convertible Bonds Closing, if Section 2.1(a)(ii)(A) applies, all instruments necessary to credit the Convertible Bonds to the relevant account of the Company at Euroclear Bank S.A./N.V. or Clearstream Banking, société anonyme, as applicable, and as notified by the Company to Harbinger in accordance with Section 21.3 at least two (2) Business Days prior to the Convertible Bonds Closing, to effect the indefeasible transfer to the Company of the Convertible Bonds pursuant to this Agreement;

(c)         at the Convertible Bonds Closing, if Section 2.1(a)(ii)(B) applies, (i) any and all instruments reasonably necessary to effect the indefeasible transfer to the Company of the Converted Shares being contributed to the Company pursuant to this Agreement and to cause the Converted Shares to be registered in the name of the Company (following payment of any Stamp Duty payable in respect of the transfer of, or agreement to transfer, the Converted Shares) which if the Contribution Shares are held in CREST at the Contribution Shares Closing shall mean giving TTE instructions to CRESTCo to transfer the Contribution Shares to the available balance of the Company so that the TTE instructions settle no later than 3:00 pm (London time) on the Contribution Shares Closing Date; or (ii) if Section 2.1(b) applies, any and all instruments as may be necessary to comply with the terms of the Scheme (or, as the case may be, any separate scheme of arrangement that is conditioned on the Scheme);

(d)         at the Convertible Bonds Closing, if Section 2.1(a)(ii)(C) applies, an amount equal to the Cash Redemption Amount, payable by wire transfer to an account notified in writing by the Company to Harbinger at least three (3) Business Days prior to the Convertible Bonds Closing Date;

(e)         at the TVCC Contribution Closing, the TVCC Certificate duly executed by Harbinger and any and all instruments reasonably necessary to effect the indefeasible assignment, transfer and delivery to the Company of the TVCC LLC Interests being contributed to the Company pursuant to this Agreement and to cause the TVCC LLC Interests to be registered in the name of the Company;

(f)         at each Contribution Closing, one or more certificates, given by a director of Harbinger Master and/or the secretary of the general partner of Harbinger Special (as the case may be), in form and substance reasonably satisfactory to the Company, dated as of the Contribution Shares Closing Date, the Convertible Bonds Closing Date or the TVCC Contribution Closing Date, as the case may be, certifying as to (i) the Organizational Documents of Harbinger Master and Harbinger Special; (ii) the resolutions of the governing boards of each of Harbinger Master and Harbinger Special authorizing the execution and performance of this Agreement and the relevant Contribution; and (iii) the incumbency and signatures of the relevant directors or other persons of Harbinger Master and the secretary of the general partner of Harbinger Special executing this Agreement and any related documents or certificates; and

(g)         at the Stock Purchase Closing, any and all instruments and documents required pursuant to the Stock Purchase Agreement.

Section 6.2        Deliveries by the Company, and MSV at the Closings. The Company and MSV shall deliver to Harbinger:

(a)         at each Contribution Closing, one or more certificates evidencing the Harbinger Contribution Shares to be issued at such Contribution Closing registered in the name of Harbinger Master, Harbinger Special, Harbinger Fund, Harbinger Satellite Fund and/or a Harbinger Designee, as instructed in writing by Harbinger at least one (1) Business Day prior to the Contribution Shares Closing Date, the Convertible Bonds Closing Date or the TVCC Contribution Closing Date, as the case may be;

(b)         at each Contribution Closing, an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Company, dated the Contribution Shares Closing Date, the Convertible Bonds Closing Date or the TVCC Contribution Closing Date, as the case may be, and addressed to Harbinger Master, Harbinger Special, Harbinger Fund, Harbinger Satellite Fund and any relevant Harbinger Designee, in a form reasonably acceptable to Harbinger;

(c)         at each Contribution Closing, a certificate, in form and substance reasonably satisfactory to Harbinger, dated as of the Contribution Shares Closing Date, the Convertible Bonds Closing Date or the TVCC Contribution Closing Date, as the case may be, certifying as to (i) the Organizational Documents of the Company and MSV; (ii) the resolutions of the Company’s Board and the general partner of MSV authorizing the execution and performance of this Agreement and the issuance of the Harbinger Contribution Shares to be issued at such Contribution Closing; and (iii) the incumbency and signatures of the officers of the Company, MSV and MSV LLC executing this Agreement and any related documents or certificates;

(d)         at the Stock Purchase Closing, any and all instruments and documents required pursuant to the Stock Purchase Agreement; and

(e)         on the Closing Date, the Company shall deliver to the relevant Sponsor Fee Payees one or more certificates evidencing the issuance of the Sponsor Fee Shares registered in the name of the applicable Sponsor Fee Payees.

ARTICLE VII

POSSIBLE OFFER FOR TARGET

Section 7.1        Other Agreements.

(a)         On the date of this Agreement, Harbinger and the Company shall enter into the Securities Purchase Agreement.

(b)         On the date of this Agreement, Harbinger and the Company shall enter into the Stock Purchase Agreement.

(c)         On the date of this Agreement, Harbinger and the Company shall enter into the Registration Rights Agreement.

(d)         On the Option Closing Date, LeaseCo and the Company shall enter into the Consulting Agreement.

Section 7.2        Possible Offer Announcement. The Parties shall procure the release of the Possible Offer Announcement to a Regulatory Information Service at or about 7.00 a.m. (London time) on the Business Day immediately following the date of this Agreement, or at such other time and date as may be agreed by the Parties.

Section 7.3        Legal and Regulatory Requirements in Connection with Possible Offer Announcement. The Parties shall use their reasonable best efforts to comply with all necessary and applicable legal and/or regulatory requirements in connection with the issuance of the Possible Offer Announcement, including (i) making all necessary filings as are required with the SEC or any other securities regulatory authority or stock exchange, and (ii) seeking and obtaining from the SEC or any other securities regulatory authority or stock exchange such "no-action", exemptive or other interpretive relief as may be necessary in connection with the performance by the Parties of this Agreement or the Stock Purchase Agreement or the Transactions. The Parties shall procure that the Possible Offer Announcement complies with the requirements of the UK Takeover Code and that the Possible Offer Announcement is only released after due consultation with the UK Takeover Panel and in compliance with the requirements of the UK Takeover Panel.

ARTICLE VIII

REGULATORY APPROVALS

Section 8.1        General. The Parties will, as soon as reasonably practicable, except if in Harbinger's discretion a filing or notification should be delayed in order for the relevant Regulatory Approval to remain effective, seek to obtain all Regulatory Approvals for (i) the change in control of the Company pursuant to the Apollo Transaction and as contemplated herein; (ii) the increase in foreign ownership of the Company up to 100% through the issuance of the Harbinger Shares and/or any other shares of Common Stock to be issued to Harbinger pursuant to the Transaction; (iii) the Contribution; and (iv) the making and implementation of the Proposal, in each case as contemplated by this Agreement, the Stock Purchase Agreement, the Securities Purchase Agreement, the Possible Offer Announcement and the Apollo Transaction. For the purposes of this Agreement, (A) "Initial Agreed Regulatory Approvals" means: (1) FCC approval for transfer of control of the MSV FCC Licenses and the Target FCC Licenses; (2) FCC approval for transfer of control of the TVCC Lease; (3) HSR Act notification for change of control of the Target; (4) notification to the European Commission of the concentration, or equivalent filings with Member States, as determined, on or prior to the Notification Date, by Harbinger and/or (in the case of a notification or equivalent filing that may be made on the basis of the Possible Offer Announcement) the Company; and (B) "Other Regulatory Approvals" means: (1) other required non-US/non-EU antitrust or regulatory approvals for the acquisition of the Target, as determined, on or prior to the Notification Date, by Harbinger and/or (in the case of an approval that may be obtained on the basis of the Possible Offer Announcement) the Company and (2) other non-US satellite regulatory approvals, waivers, directions, consents, orders decisions (or any similar action) in respect of the change of control of any licenses and/or frequency assignments held by, or on behalf of, the Company and the Target or any of their Subsidiaries, as determined, on or prior to the Notification Date, by Harbinger and/or (in the case of any regulatory approval, waiver, direction, consent, orders decision (or any similar action)  that may be obtained on the basis of the Possible Offer Announcement) the Company.

Section 8.2        Cooperation. The Parties agree to cooperate with each other in obtaining the Regulatory Approvals. To the extent permitted by relevant regulatory requirements, Harbinger will take the lead in making all filings and notifications to, and discussions with and responses to, the relevant Competition Authorities and Regulatory Authorities in order to obtain the Regulatory Approvals.

(a)         Where Harbinger takes the lead in making a filing or notification, Harbinger or a Harbinger-nominated advisor will (A): (i) prepare the relevant filing or notification, provided, however, that the Company (and/or its Subsidiaries as appropriate) shall have the right to review and comment on any filings or notifications and Harbinger shall consider the Company's comments (and/or the comments of the Company's Subsidiaries as appropriate) in good faith, (ii) make the relevant filing or notification, provided, that if the Company (and/or one of its Subsidiaries, as appropriate) is required to be a party to such filing or notification, the Company shall be reasonably satisfied with factual statements relating to the Company and/or its Subsidiaries as the case may be, (iii) discuss the filing or notification with the relevant Authorities, and (iv) prepare any necessary responses to the relevant Authorities; and (B): (i) keep the Company apprised of the status of any communications with, and inquiries for additional information from, such Authorities and promptly provide the Company with copies of all relevant documentation in relation thereto, (ii) consult with the Company (and its Subsidiaries as appropriate) with respect to the application process and the contents of any filing or notification, and (iii) provide the Company with reasonable notice informing it in advance of any meeting with any Authority so that the Company and its Subsidiaries as appropriate and (subject to the parties' working together to eliminate unnecessary duplication of costs) their legal advisors, as appropriate, may attend and participate at any meeting or conference with such Authority. The Company shall use reasonable best efforts: (i) to assist Harbinger to effect (a)(A) above, (ii) to promptly supply Harbinger with any information that may be required to make such filings or notifications, and (iii) to keep Harbinger apprised of the status of any communications with, and inquiries or requests for additional information from, such Authorities and to promptly provide Harbinger with copies of all documentation in relation thereto.

(b)         To the extent Harbinger is not permitted by the relevant regulatory requirements to take the lead in making any such filings and notifications, the Company (or its Subsidiaries as the case may be) will be responsible for the preparation of all filings and notifications to, and discussions with and responses to, the relevant Authorities in order to obtain the Regulatory Approvals. Where the Company (or its Subsidiaries as the case may be) is responsible for making a filing or notification, the Company (or its Subsidiaries as the case may be) and its legal advisors shall (A): (i) make the filing or notification, provided that Harbinger shall be reasonably satisfied with factual statements relating to Harbinger, (ii) discuss the filing or notification with the relevant Authorities, and (iii) file any necessary responses with the relevant Authorities; (B): (i) keep Harbinger apprised of the status of any communications with, and inquiries or requests for additional information from, such Authorities and promptly provide Harbinger with copies of all documentation in relation thereto, (ii) consult with Harbinger with respect to the application process and the contents of any filing or notification, and (iii) provide Harbinger with reasonable notice informing Harbinger in advance of any meeting or conference with any Authority so that Harbinger and Harbinger's advisors may attend and participate, to the extent permissible, at any such meeting. Harbinger will (i) prepare drafts of the relevant filings or notifications, (ii) prepare drafts of any responses to any Authorities, (iii) have the right to review and comment on any filings or notifications to be filed by the Company (or its Subsidiaries as the case may be), and the Company shall consider Harbinger's comments in good faith, (iv) use its reasonable best efforts to assist the Company (or its Subsidiaries as the case may be) to effect (b)(A) above, (v) use its reasonable best efforts to promptly supply the Company with any information that may be required to make such filings or notifications, and (vi) have the right to attend any meetings or conferences with any Authorities and veto any submissions or final filings to be made by the Company or its Subsidiaries as the case may be. The Company (or its Subsidiaries as the case may be) shall permit duly authorized representatives of Harbinger to be present and participate at any meeting or conference with any Authority.

(c)         Harbinger and the Company (or its Subsidiaries as the case may be) will together use their reasonable best efforts (including, without limitation, meeting with any Authorities and providing the relevant materials and making available relevant employees) to seek to resolve promptly any objections that may be asserted by any Authority or any other Governmental Entity; provided however that Harbinger shall not be required to agree to any fine, divestiture or any other penalty or remedy, or the impositions of any limitation on its ability to conduct any of its businesses or to own or exercise control of any of its assets and properties. Subject to Sections 13.8, 21.12(a) and Section 21.12(b), all of the costs and expenses to be borne by the Parties in connection with obtaining the Regulatory Approvals shall be borne by the Party incurring the relevant cost and expense, provided that the Parties and their advisors shall work together to eliminate or minimize any unnecessary duplication of costs.

Section 8.3        FCC Approval. Each of the FCC Parties shall use its reasonable best efforts to file the FCC applications seeking the FCC Approval, with the exception of the FCC application seeking FCC approval for transfer of control of the TVCC Lease, on or before the date that is 30 days after the Possible Offer Announcement or such later date as the FCC Parties may mutually agree. Each of the FCC Parties shall file the FCC application seeking the FCC Approval for transfer of control of the TVCC Lease at such time as is determined by Harbinger. Each of the FCC Parties shall use its reasonable best efforts to prosecute the FCC applications and obtain the FCC Approvals, cooperate in providing all information requested by the FCC and take all steps reasonably necessary or appropriate to prepare, file and prosecute such applications and obtain the FCC Approvals in each case in accordance with the terms and conditions set forth in this Section 8.3 and subject at all times to the terms and conditions set forth in Section 8.2. If any Person petitions the FCC to deny or otherwise challenges the applications for the FCC Approvals or any other application filed or amended to effectuate the purposes of this Agreement, the Stock Purchase Agreement or the consummation of the Transactions, or in the event the FCC grants the applications for the FCC Approvals or any other application filed or amended to effectuate the purposes of this Agreement, or the Stock Purchase Agreement or the consummation of the Transactions and any Person petitions for stay, review or reconsideration of such grant before the FCC, or seeks judicial stay or review of such grant, then each of the FCC Parties shall use its reasonable best efforts to oppose such petition or challenge before the FCC and vigorously defend the grant of such applications by the FCC diligently and in good faith, provided that the FCC Parties shall not have any obligation to participate in any evidentiary hearing on any such application. Should the FCC deny any such application or grant any such application subject to material adverse conditions, each of the FCC Parties shall utilize its reasonable best efforts to secure timely reconsideration or review of such denial or conditions, provided that the FCC Parties shall not have any obligation to participate in any evidentiary hearing on any such denial or imposition of conditions. The FCC Parties shall give each other a reasonable opportunity to review any and all pleadings, documents, applications and other materials filed by the FCC Parties with respect to any of the foregoing prior to its filing, provided that no such filing will be made without the prior review and approval of Harbinger, and further provided that if the Company or any of its Subsidiaries is required to be a party to such filing, the Company shall be reasonably satisfied with the factual statements therein relating to the Company or any of its Subsidiaries, as the case may be. The FCC Parties shall promptly provide to each other copies of all material communications with the FCC related to the applications for the FCC Approval and provide to each other a reasonable opportunity to contribute to and review any and all pleadings, documents, applications and other materials filed with the FCC by each other. If consummation of the Transactions referred to in Section 8.1(i) to (iv) above or otherwise contemplated by this Agreement or the Stock Purchase Agreement requires the approval of Industry Canada and other Authorities in Canada including the Competition Bureau and Investment Canada, the obligations of Harbinger and the Company under this Article VIII shall apply mutatis mutandis to applications, pleadings, documents and other materials and communications required to be filed with Industry Canada. The FCC Parties further agree that they will use their reasonable best efforts to assist in any further applications that Harbinger or its Affiliates may make in the future with FCC and Industry Canada relating to the FCC Parties.

Section 8.4        HSR Act. As soon as reasonably practicable after the date hereof, and in any event no later than 30 days following the date of the Possible Offer Announcement (or such later date as the Parties may mutually agree), Harbinger and the Company shall file or cause to be filed with the FTC and the Antitrust Division of the DoJ, the notifications under the HSR Act required in connection with the transactions described in Section 8.1(i) to (iv) and otherwise as contemplated by this Agreement or the Stock Purchase Agreement. Such filing process shall be conducted in accordance with Section 8.2.

Section 8.5        EC Merger Regulation. If the transactions referred to in Section 8.1(i) to (iv) and otherwise as contemplated by the Agreement or the Stock Purchase Agreement give rise to a concentration with a Community dimension pursuant to Council Regulation (EC) 139/2004 (the "Merger Regulation"), or are to be examined by the European Commission (the "European Commission") as a result of a referral under Articles 4(5) or 22(3) of the Merger Regulation, Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund shall file a notification with the European Commission for a decision approving the concentration constituted by the acquisition of the Target. Such filing process shall be conducted in accordance with Section 8.2.

Section 8.6        Other Anti-Trust Approvals. In respect of all other Regulatory Approvals where Harbinger is permitted under relevant regulatory requirements to take the lead in making the filings and notifications, Harbinger Master, Harbinger Special and Harbinger Satellite Fund shall file with the relevant Competition Authorities such other merger control filings, if any, required to be made in relation the transactions referred to in Section 8.1(i) to (iv) and otherwise as contemplated by this Agreement or the Stock Purchase Agreement, or as otherwise determined, on or prior to the Notification Date, by Harbinger and/or (in the case of a filing that may be made on the basis of the Possible Offer Announcement) the Company. To the extent legally required by any such filing, the Parties shall suspend the completion of the transactions referred to in Section 8.1(i) to (iv) until clearance is expressly obtained with the adoption by each of the Competition Authorities of a decision of equivalent effect to any of those set out in Section 8.5 or there is deemed clearance. In respect of all Regulatory Approvals where Harbinger is not permitted under relevant regulatory requirements to take the lead in making the filings and notifications, the Company (or its Subsidiaries as the case may be) shall file with the Competition Authorities such additional merger control filings, if any, required to be made in relation to the transactions referred to in Section 8.1(i) to (iv) and otherwise as contemplated by this Agreement or the Stock Purchase Agreement, or as otherwise determined, on or prior to the Notification Date, by Harbinger and/or (in the case of a filing that may be made on the basis of the Possible Offer Announcement) the Company. To the extent that such filing legally requires, the Parties shall suspend the completion of the transactions referred to in Section 8.1(i) to (iv) until clearance is expressly obtained, with the adoption by each of the Competition Authorities of a decision of equivalent effect to any of those set out in Section 8.5 or there is deemed clearance. Such filing process, whether effected by Harbinger or the Company, shall be made in accordance with Section 8.2.

Section 8.7        Other Telecommunications/Frequency Approvals. Harbinger Master, Harbinger Special and Harbinger Satellite Fund and/or the Company (or its Subsidiaries as the case may be) shall make filings, applications and notifications to any other relevant Regulatory Authorities (including, without limitation, the British National Space Centre) to obtain such other regulatory consents, authorizations, approvals, permits or waivers as Harbinger, and/or the Company identify as being necessary or desirable in connection with the transactions referred to in Section 8.1(i) to (iv) and otherwise as contemplated by this Agreement or the Stock Purchase Agreement. Where it is not possible for Harbinger and/or the Company (or its Subsidiaries as the case may be) to make such filings, applications and notifications to the relevant Regulatory Authorities in order to seek formal regulatory consents, authorizations, approvals, permits or waivers, then Harbinger may, or may direct that it and/or the Company (or its Subsidiaries as the case may be) shall, commence any informal procedures which can be pursued with the relevant Regulatory Authorities until such time as formal regulatory consents, authorizations, approvals, permits or waivers can be sought from such relevant Regulatory Authorities. Such filings, applications and notifications shall be made in accordance with Section 8.2.

Section 8.8        Failure to Obtain Initial Agreed Regulatory Approvals. This Agreement may be terminated upon notice by either the Company or Harbinger to the other (provided that no Party that is in material breach of this Agreement may terminate this Agreement hereunder) in the event that an Initial Agreed Regulatory Approval cannot be obtained on or before the Closing Date and the failure to so obtain such Initial Agreed Regulatory Approval would be reasonably expected to have a Material Adverse Effect on the combined business of the Target and the Company. In the event that a Party decides to terminate the Agreement pursuant to this Section 8.8, such Party shall be required to notify the other Party, in writing, of its decision to terminate the Agreement. Prior to giving any such written notification, the terminating Party shall consult with the other Party with respect to its decision to terminate the Agreement.

Section 8.9        Conditions to Regulatory Approvals. This Agreement may be terminated upon notice by either the Company or Harbinger to the other (provided that no Party that is in material breach of this Agreement may terminate this Agreement hereunder) in the event that an Authority or Governmental Entity imposes any condition on a Regulatory Approval which would be reasonably expected to have a Material Adverse Effect on the combined business of the Target and the Company. In the event that a Party decides to terminate the Agreement pursuant to this Section 8.9 such Party shall be required to notify the other Party, in writing, of its decision to terminate the Agreement. Prior to giving any such written notification, the terminating Party shall consult with the other Party with respect to its decision to terminate the Agreement.

Section 8.10      Waiver of Regulatory Approvals without Consent. Subject to Section 8.11, Harbinger shall have the right to determine, in its sole discretion, whether to waive any Regulatory Approvals, provided that Harbinger shall not be permitted to waive a Regulatory Approval without the Company's prior written consent if (i) failure to obtain such Regulatory Approval would be reasonably expected to have a Material Adverse Effect on the combined business of the Target and the Company, or (ii) the matters specified in any of (i) to (iv) of Section 8.1 could not be consummated in the absence of obtaining the relevant Regulatory Approval without the Company breaching any applicable Laws. Harbinger shall notify the Company promptly of any determination it makes with respect to this Section 8.10.

Section 8.11      Waiver of Initial Agreed Regulatory Approvals with Consent. Harbinger shall have the right to determine that an Initial Agreed Regulatory Approval is obtainable within the Offer timetable ordinarily permitted under the UK Takeover Code (and is therefore to be waived for the purposes of this Article VIII and instead to be included as a condition of the Firm Offer) only with the Company's prior written consent, with such consent not to be unreasonably withheld.

Section 8.12      Notification of Satisfaction Date. Harbinger shall notify the Company that the Satisfaction Date has occurred when Harbinger determines, in its sole discretion, that all of the Regulatory Approvals have been granted or satisfied on terms satisfactory to Harbinger or Harbinger has determined to waive any or all of the Regulatory Approvals in accordance with Sections 8.10 or 8.11.

ARTICLE IX

STOCKHOLDER APPROVALS

Section 9.1        Stockholder Approval. The Company shall take, in accordance with all applicable Law and its certificate of incorporation and bylaws, all actions reasonably necessary or advisable to obtain the approval of the holders of a majority of the issued and outstanding shares of Voting Common Stock to (A) approve an amendment to the certificate of incorporation of the Company to increase its authorized shares of Non-Voting Common Stock (the “Initial COI Amendment”) such that the aggregate number of outstanding but unissued shares of Non-Voting Common Stock is such amount as may be issued pursuant to the Warrants (as such term in defined in the Securities Purchase Agreement) and (B) an amendment to the certificate of incorporation of the Company to increase its authorized shares of Common Stock (the “Further COI Amendment” and together with the Initial COI Amendment, the “COI Amendments”) to 700,000,000 shares of Voting Common Stock, being such amount as is needed for the issuance of: (i) the Harbinger Purchased Shares; (ii) the Harbinger Contribution Shares; (iii) the Sponsor Fee Shares; (iv) the Offer Shares; and (v) the Non-Voting Common Stock Conversion (the "Stockholder Approval"). The Company shall use its reasonable best efforts to obtain within 10 Business Days after the date hereof sufficient consents in writing of stockholders of the Company pursuant to Section 228 of the DGCL as are necessary to cause the Stockholder Approval to be obtained in accordance with Section 9.4 below.

Section 9.2        Board Approval. The Company's Board by resolutions duly adopted at a meeting duly called and held, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, has by unanimous vote (i) determined that the COI Amendments are fair to, advisable and in the best interests of the Company's stockholders other than Harbinger, (ii) approved the COI Amendments and (iii) recommended approval and adoption of the COI Amendments by the stockholders of the Company.

Section 9.3        Information Statement, Other Filings.

(a)         (i) The Company shall prepare and file with the SEC as promptly as practicable (and in any event use its reasonable best efforts to file within 60 Business Days after the date of this Agreement) one or more preliminary information statements on Schedule 14C of the Exchange Act relating to the Stockholder Approval of the Initial COI Amendment and the Further COI Amendment (each as amended or supplemented from time to time, the "Information Statement"), provided, however, that if the Company is required by the SEC to include historical financial information of the Target and/or prepare pro-forma financial information relating to the combination of the Company with the Target as part of either Information Statement, such time shall be extended for a reasonable period to allow the Company to obtain or prepare such financial information and (ii) as promptly as practicable, each of the Company, Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund shall, or shall cause its respective Affiliates to, prepare and file with the SEC all other documents that are required to be filed by such Party in connection with the Transactions (the "Other Filings") including amending the Information Statement as may be required so as to obtain the approval of the SEC to mail the Information Statement to the stockholders of the Company. Each of the Company, Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund shall promptly obtain and furnish to the others such information concerning itself and its Affiliates that is required to be included in the Information Statement or, to the extent applicable, the Other Filings, or that is customarily included therein. Each of the Company, Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement or the Other Filings, and the Company shall use its reasonable best efforts to cause the definitive Information Statement to be mailed to the Company's stockholders within two (2) Business Days after the SEC clears the Information Statement. Each Party shall immediately notify the other Party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement or the Other Filings and shall provide the other Party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Information Statement or the Other Filings. If any information relating to the Company, Harbinger or any of their respective Affiliates, officers or directors, should be discovered by the Company or Harbinger which should be set forth in an amendment or supplement to the Information Statement or the Other Filings, so that the Information Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall immediately notify the other Party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Information Statement (or filing the Other Filings (or, in each case, any amendment or supplement thereto)) or responding to any comments of the SEC with respect thereto, the Company shall provide Harbinger an opportunity to review and comment on the Information Statement and shall include in the Information Statement comments proposed by Harbinger, unless the Company has a reasonable objection to the inclusion of such comments in the Information Statement.

(b)         The Information Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder. The Company hereby covenants and agrees that none of the information included or incorporated by reference in the Information Statement or in the Other Filings, other than that information with respect to Harbinger included in the form specified or provided by Harbinger specifically for inclusion in the Information Statement or the Other Filings, will, in the case of the Information Statement, at the date it is first mailed to the Company's stockholders or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company's stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Harbinger hereby covenants and agrees that none of the information with respect to Harbinger included in the form specified or provided by Harbinger or incorporated by reference by or at the direction of Harbinger in the Information Statement or in the Other Filings will, in the case of the Information Statement, at the date it is first mailed to the Company's stockholders or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company's stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 9.4         Written Consent of Board and Harbinger Share Ownership.

(a)         The Company shall use its reasonable best efforts to procure that each member of the Company's Board provides written consents with respect to his or her shares of Voting Common Stock in favor of the Stockholder Approval.

(b)         The Company agrees that Harbinger shall be entitled, pursuant to the Company's certificate of incorporation and by-laws, the DGCL and all other applicable Laws, and any judicial interpretation of the foregoing, to provide written consents with respect to its shares of Voting Common Stock in connection with the Stockholder Approval, and that such written consents shall be given full legal effect to the same extent as any other stockholder of the Company.

Section 9.5        No Other Stockholder Approvals Required. The Company represents and warrants that, other than the Stockholder Approval, no other approval by the Company's stockholders is necessary to adopt this Agreement or consummate the Transactions under the DGCL, the Company's certificate of incorporation or bylaws or any other applicable Law or any contract to which the Company or any of its Subsidiaries is a party or by which it is bound.

Section 9.6        Filing of Certificate of Amendment of Certificate of Incorporation. The Company shall promptly file a certificate of amendment to its certificate of incorporation, and take any and all other steps and actions as are necessary to give legal effect to the Initial COI Amendment, immediately following the effectiveness of the Stockholder Approval. The Company shall promptly file a certificate of amendment to its certificate of incorporation, and take any and all other steps and actions as are necessary to give legal effect to the Further COI Amendment, immediately following the effectiveness of the Stockholder Approval and the dissemination of the definitive Information Statement relating to the Further COI Amendment and in accordance with applicable Law and subject to the rules and requirements of the SEC.

ARTICLE X

OFFER SHARES

Section 10.1      Offer Shares. Harbinger may elect to implement the Proposal by way of Offer, and Harbinger may, subject to the terms and conditions set forth in Article XIII, elect that all or part of the consideration for the Offer consists of Offer Shares. In connection with an Offer which includes Offer Shares, the Company shall file with the SEC a registration statement on Form S-4 relating to the Offer Shares and the Offer (together with any amendments thereto, and including any documents incorporated by reference therein, the "Offer Shares Registration Statement"), within 60 days of a request in writing by Harbinger, provided, however, that if the Company requires additional time to prepare the financial information required to be included in the Offer Shares Registration Statement, such time shall be extended for a reasonable period to allow the Company to prepare the financial information required to be included therein. If Harbinger determines to make a request to the Company to file the Offer Shares Registration Statement, Harbinger shall make such request to the Company at least four (4) calendar months prior to the date that, in the good faith opinion of Harbinger, the Regulatory Approvals are likely to be obtained. The Company will cause the Offer Shares Registration Statement to comply with the applicable provisions of the Securities Act and the rules and regulations thereunder. In addition, the Company shall, upon no less than 60 days notice in writing from Harbinger submit a draft prospectus (the "Prospectus") to the FSA for approval in accordance with the Prospectus Rules, provided, however, that if the Company requires additional time to prepare the financial information required to be included in the Prospectus, such time shall be extended for a reasonable period to allow the Company to prepare the financial information required to be included therein. The Company will use its reasonable best efforts to have the Offer Shares Registration Statement declared effective by the SEC under the Securities Act as soon as reasonably practicable following the filing of the Offer Shares Registration Statement and to have the Prospectus approved by the FSA in accordance with the Prospectus Rules as soon as reasonably practicable following submission of the Prospectus to the FSA. Harbinger and its counsel shall participate along with and shall co-operate in good faith with the Company and its counsel in the preparation of the Offer Shares Registration Statement and the Prospectus, and the Offer Shares Registration Statement shall only be filed, and the Prospectus shall only be submitted, with the consent of Harbinger, such consent not to be unreasonably withheld, rendered subject to conditions, or delayed. Upon the SEC declaring the Offer Shares Registration Statement effective under the Securities Act (the "SEC Approval") and the FSA approving the Prospectus for the purpose of the Prospectus Rules (the "FSA Approval") the Company shall immediately notify Harbinger of such approval.

Section 10.2      Other Procedural Matters relating to the Offer Shares. The Company and its counsel shall take the lead in preparing and reviewing each letter or submission written by or on behalf of the Company to the SEC, the staff of the SEC or the FSA (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), relating to the Offer Shares Registration Statement or the Prospectus, as applicable. The Company shall use its reasonable best efforts to promptly respond to any and all comments received from the SEC or the FSA, with a view towards causing the Offer Shares Registration Statement or any amendment thereto to be declared effective by the SEC, and the Prospectus to be approved by the FSA, as soon as practicable. The Company shall not permit any officer, manager, broker or any other Person acting on behalf of the Company to use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the Offer Shares Registration Statement filed pursuant to this Agreement without the prior written consent of Harbinger, such consent not to be unreasonably withheld. All expenses in relation to the Offer Shares Registration Statement and the Prospectus shall be borne by the Company. The Company shall use its reasonable best efforts to promptly make such other SEC and FSA filings and submissions as are necessary in connection with the use of Offer Shares as consideration for the Offer, including without limitation filings pursuant to Rule 425 under the Securities Act, and requests for relief from the staff of the SEC or from the FSA in relation to any particular aspect of the Offer. Any filings, submissions, responses or other communications pursuant to this Section 10.2 shall only be made after consultation with Harbinger and its counsel. The Company shall ensure that Harbinger and its advisors are kept fully apprised of the status of any filings, submissions, responses or other communications pursuant to this Section 10.2, and shall consult Harbinger and its counsel with respect thereto. Harbinger and its counsel shall have the right to review and comment on each such filing, submission, response and other communication, and the Company shall take account any comments so received.

Section 10.3      Stock Exchange Listing and Legal Requirements. If Harbinger requests a listing of the Offer Shares on a stock exchange, the Company shall use its reasonable best efforts to obtain such listing, to the extent the consideration for the Firm Offer comprises Offer Shares (and for the avoidance of doubt regardless of whether the Firm Offer proceeds by way of a Scheme or an Offer). The Company shall, with such assistance from Harbinger as may be necessary for the purpose, comply with all applicable legal and regulatory requirements in connection with the issuance and listing of the Offer Shares. Without limiting the foregoing, (i) to the extent the Firm Offer proceeds by way of a Scheme which includes Offer Shares, the Company shall use its reasonable best efforts to perfect the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(10) thereunder, and (ii) the Company, with such assistance from Harbinger as may be necessary for the purpose, shall comply with the Listing Rules, the Prospectus Rules, FSMA, and all applicable state securities or blue sky laws.

ARTICLE XI

EQUITY FINANCING

Section 11.1      Funding of the Harbinger Satellite Fund. It is presently contemplated that the Harbinger Satellite Fund will be funded with a total of the Stock Purchase Price from a to-be-determined combination of Harbinger Master, Harbinger Special and third party investors. The Harbinger Satellite Fund shall retain the ability to change the composition of its investors at any time, provided that if, on the advice of its counsel, such new third party investors’ investment has an impact on the Regulatory Approvals pursuant to Article VIII then the Parties shall cooperate with each other to make such filings and notifications, or amendments to existing filings and notifications, with any relevant Competition Authorities or Regulatory Authorities, so as to obtain the relevant Regulatory Approvals, in accordance with Article VIII.

Section 11.2      Harbinger Purchased Shares.

(a)         Subject to the terms and conditions set forth in Article VIII, concurrent with the delivery of a Notification in accordance with Article XIII, the Harbinger Satellite Fund shall, or shall procure that any relevant investor will, provide an equity commitment letter to the Company's Board and to the Financial Advisor (the "Equity Commitment Letter"). The Equity Commitment Letter shall confirm the amount of committed equity financing (such amount, as may be increased pursuant to Article XIV, the "Equity Cash Confirmation Amount") which will be available to the Company on the Closing Date on a Certain Funds Basis pursuant to Section 11.2(b). The Equity Cash Confirmation Amount shall be such amount as, when taken together with the Debt Cash Confirmation Amount, shall enable the Company to satisfy the cash consideration payable pursuant to the Firm Offer in full, including, in the case of an Offer, any amounts which may become payable by virtue of acquisitions of Target Shares in accordance with the provisions of Chapter 3 of Part 28 of the Companies Act 2006. The terms of the Equity Commitment Letter, and other supporting information provided by Harbinger to the Company's Board and to the Financial Advisor shall be such as is reasonable and customary in the UK so as to enable the Financial Advisor, when taken together with the Debt Commitment Letter, to provide the cash confirmation statement with respect to the Equity Cash Confirmation Amount to be included in the Firm Offer Announcement in compliance with the terms of Rule 2.5(c) of the UK Takeover Code and to be included in the Offer Document or Scheme Document in compliance with the terms of Rule 24.7 of the UK Takeover Code (the "Cash Confirmation Statement").

(b)         Subject to the Firm Offer Announcement being made pursuant to and in accordance with Article XIII and the Firm Offer proceeding and the Company performing its obligations under Article XIV and Article XV in all material respects, the Harbinger Satellite Fund shall, or shall cause a Harbinger Designee to, purchase from the Company the Harbinger Purchased Shares, each at the Agreed Issue Price, upon and subject to Completion, in accordance with the Stock Purchase Agreement. The aggregate of such purchase price (the "Cash Purchase Price") pursuant to the Stock Purchase Agreement shall be no less than the Equity Cash Confirmation Amount less the Financing Rights Amount to the extent such amount is received prior to Completion, provided that, to the extent the Target's shareholders have elected to take Offer Shares rather than cash, the Cash Purchase Price will be reduced on a proportionate basis to reflect the reduction in the amount of cash payable to holders of Target Shares pursuant to the Firm Offer. The Company hereby agrees to segregate the Cash Purchase Price received from the Harbinger Satellite Fund or a Harbinger Designee from all other assets of the Company, other than the proceeds of the Debt Financing raised in accordance with this Agreement, and to use such cash proceeds solely (i) to satisfy in full the cash consideration payable to holders of the Target Shares pursuant to the Firm Offer (the "Cash Offer Price"), (ii) to pay expenses resulting from and relating to the Firm Offer, and (iii) to repay any accelerated debt of the Target resulting from the Firm Offer (together, the "Firm Offer Costs").

Section 11.3      Financing Rights Offering.

(a)         Subject to the Firm Offer Announcement being made pursuant to and in accordance with Article XIII, the Financing Rights Prospectus being declared effective by the SEC in accordance with Section 11.4 and the Firm Offer proceeding, the Company may make a subscription offering to its stockholders other than Harbinger and its controlled Affiliates (the "Financing Rights Offering") to purchase a number of shares of Voting Common Stock such that the aggregate gross proceeds of such Financing Rights Offering is $100,000,000 (the "Financing Rights Amount"). The Financing Rights Offering shall be open to each holder of record of shares of Common Stock as at the Firm Offer Date (other than Harbinger and its controlled Affiliates), and shall confer on each such holder a right to receive, pro rata to the number of shares of Common Stock held by such holder, the non-transferable subscription rights referred to in Section 11.5. Harbinger and its controlled Affiliates and all of its and their direct and indirect transferees and assigns (and subsequent transferees and assigns) of Common Stock shall not have subscription privileges, and shall not exercise any rights (or exercise any over-subscription privilege) made available to stockholders in the Financing Rights Offering.

(b)         It shall be a condition precedent to the consummation of the Financing Rights Offering that is completed within 90 days of the Firm Offer Date and the Firm Offer proceeding.

Section 11.4      Financing Rights Prospectus, Other Financing Rights Filings.

(a)         The Company shall prepare and file with the SEC a registration statement on Form S-3, or if Form S-3 is not then available to the Company, such form of registration statement that is then available to the Company to effect registration of securities (the “Financing Rights Registration Statement”) including a form prospectus relating to the Financing Rights Offering (as amended or supplemented from time to time, the "Financing Rights Prospectus"). The Company, Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund shall, or shall cause their respective Affiliates to, prepare and file with the SEC as promptly as practicable all other documents that are required to be filed by such Party in connection with the Financing Rights Offering (the "Other Financing Rights Filings"), including amending the Financing Rights Registration Statement and the Financing Rights Prospectus as may be required, so as to obtain the approval of the SEC to mail the Financing Rights Prospectus to the stockholders of the Company. Each of the Company, Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund shall promptly obtain and furnish to the others such information concerning itself and its Affiliates that is required to be included in the Financing Rights Registration Statement, the Financing Rights Prospectus or, to

the extent applicable, the Other Financing Rights Filings, or that is customarily included therein. Each of the Company, Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Financing Rights Registration Statement, the Financing Rights Prospectus and Other Financing Rights Filings, and the Company shall use its reasonable best efforts to cause the Financing Rights Prospectus to be mailed to the Company's stockholders by the later of (i) the day that is 28 days after the Firm Offer Date (or such longer period as permitted by the UK Takeover Panel after the Firm Offer Date for posting of the Offer Document or the Scheme Document, as the case may be) and (ii) two (2) Business Days after the SEC declares the Financing Rights Prospectus effective. The Company shall promptly notify Harbinger upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Financing Rights Prospectus, the Financing Rights Registration Statement and Other Financing Rights Filings and shall provide Harbinger with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Financing Rights Prospectus, the Financing Rights Registration Statement or the Other Registration Rights Filings. If any information relating to the Company, Harbinger or any of their respective Affiliates, officers or directors, should be discovered by the Company or Harbinger which should be set forth in an amendment or supplement to the Financing Rights Registration Statement, the Financing Rights Prospectus or the Other Financing Rights Filings, so that the Financing Rights Registration Statement, the Financing Rights Prospectus or the Other Financing Rights Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Financing Rights Prospectus or filing the Financing Rights Registration Statement or the Other Financing Rights Filings (or, in each case, any amendment or supplement thereto, but not including any Exchange Act filings incorporated by reference in the Financing Rights Prospectus, Financing Rights Registration Statement or the Other Financing Rights) or responding to any comments of the SEC with respect thereto, the Company shall provide Harbinger an opportunity to review and comment on the Financing Rights Registration Prospectus, the Financing Rights Registration Statement and the Other Financing Rights Filings and shall give due consideration to the comments proposed by Harbinger.

(b)         The Financing Rights Registration Statement, the Financing Rights Prospectus and the Other Financing Rights Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder. The Company hereby covenants and agrees that none of the information included or incorporated by reference in the Financing Rights Registration Statement, the Financing Rights Prospectus or in the Other Financing Rights Filings to be made by the Company will, in the case of the Financing Rights Registration Statement or any amendment or supplement thereto, at the date it is filed with the SEC, in the case of the Financing Rights Prospectus, at the date it is first mailed to the Company's stockholders or at the time of any amendment thereof or supplement thereto, or, in the case of any Other Financing

Rights Filing, at the date it is first mailed to the Company's stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary contained herein, the Company makes no representation or covenant with respect to any information provided by or on behalf of Harbinger Master, Harbinger Special, Harbinger Fund or Harbinger Satellite Fund specifically for inclusion in the Financing Rights Prospectus or the Other Financing Rights Filings and so included in the Financing Rights Prospectus or any Other Financing Rights Filings in the form and context in which it was provided by Harbinger.

Section 11.5      Financing Rights Subscription Privilege and Financing Rights Subscription Price. Each non-transferable subscription right shall entitle the relevant holder to purchase one share of Common Stock at the same net per share price being paid by Harbinger pursuant to the Stock Purchase Agreement (the "Financing Rights Subscription Price"). Such right is referred to as the "Financing Rights Subscription Privilege". The Financing Rights Subscription Privileges shall be evidenced by non-transferable subscription rights certificates.

Section 11.6      Exercise of the Financing Rights Subscription Privilege. The Financing Rights Subscription Privilege shall be exercisable by each initial holder thereof in whole or in part.

Section 11.7      Transferability of the Financing Rights Subscription Privileges. The Financing Rights Subscription Privileges may not be sold, transferred, or assigned to any Person, other than by operation of law or testamentary transfer and shall not be listed for trading on any stock exchange or market or on the OTC Bulletin Board.

Section 11.8      Irrevocable Exercise. To the extent permitted by applicable Law, the terms of the Financing Rights Offering shall provide that the exercise of Financing Rights Subscription Privileges by the Company's stockholders is irrevocable.

Section 11.9      Fractional Shares. Fractional Financing Rights Subscription Privileges shall not be allocated to holders, and the pro rata entitlements of holders shall be eliminated by rounding down to the nearest whole number. No cash will be issued in lieu of fractional shares.

Section 11.10     Fees and Expenses. All of the costs and expenses of the Company in connection with the Financing Rights Offering shall be borne solely by the Company.

Section 11.11    Use of Proceeds from the Financing Rights Offering.

(a)         The subscription agent for the Financing Rights Offering shall be required to hold funds received in payment for shares of the Common Stock in a segregated account pending completion of the Financing Rights Offering. The subscription agent shall hold such funds in escrow until the Financing Rights Offering is completed or is withdrawn and canceled. The Company may invest such proceeds in liquid securities with an AAA rating, or its equivalent, from a reputable rating agency pending use thereof.

(b)         The Company shall be required to use the net proceeds of the Financing Rights Offering solely to fund, in part, the Firm Offer Costs, or to the extent that the Firm Offer Costs have been funded prior to consummation of the Financing Rights Offering, to reimburse the providers of Equity Financing pursuant to Article XI or the providers of Debt Financing pursuant to Article XII for a portion of the amounts provided by those providers towards the Firm Offer Costs.

Section 11.12    No Underwriting. The Financing Rights Offering shall not be underwritten by any third parties.

Section 11.13    No Standby Purchase Agreement. The Company shall not enter into any standby purchase agreement with any standby purchasers in connection with the Financing Rights Offering.

ARTICLE XII

DEBT FINANCING

Section 12.1       Agreement to Procure Financing.

(a)         Following written notification from Harbinger to the Company of Harbinger's good faith estimate of the date it is targeting as the Firm Offer Date, the Company agrees to use its reasonable best efforts, in accordance with this Article XII, to assist Harbinger to arrange an offering of the Company's senior debt in a principal amount of $2,400,000,000, or such other amount, as is requested by Harbinger, (the "Senior Debt") in an offering (the "Debt Offering") on such terms and conditions as Harbinger may determine following consultation with the Company. Such Senior Debt shall not be irrevocably committed until the decision to make a Firm Offer has been made in accordance with Article XIII of this Agreement subject to the Company executing all documentation required to implement the Debt Financing. Any such Debt Offering shall be underwritten on a firm commitment basis by a Qualified Underwriter on such terms so that the Financial Advisor can provide the Cash Confirmation Statement with respect to the Debt Cash Confirmation Amount in accordance with Section 12.1(f) below.

(b)         Following written notification from Harbinger to the Company of Harbinger's good faith estimate of the date it is targeting as the Firm Offer Date, the Company agrees to use its reasonable best efforts, in accordance with this Article XII, to assist Harbinger to arrange an offering and issuance of its mezzanine debt for a principal amount of $300,000,000 or such other amount, as is requested by Harbinger, (the "Mezzanine Debt") with such offering and Mezzanine Debt being on such terms and conditions as Harbinger may determine following consultation with the Company. Such Mezzanine Debt shall not be irrevocably committed until the decision to make a Firm Offer has been made in accordance with Article XIII of this Agreement. Any such issuance shall be underwritten on a firm commitment basis by a Qualified Underwriter on such terms so that the Financial Advisor can provide the Cash Confirmation Statement with respect to the Debt Cash Confirmation Amount in accordance with Section 12.1(f) below.

(c)         The Company shall assist in the facilitation of the Debt Financing. In order to assist Harbinger in the timely consummation of the Debt Financing, the Company, upon Harbinger's reasonable request, and in addition to its obligations pursuant to Section 16.3 to Section 16.5, shall (i) promptly provide to Harbinger all requested financial and other information in the Company's possession relating to the Company and Group, including information and projections prepared by the Company or its advisors relating to the Company and Group and all relevant transactions including the Transactions; (ii) ensure that senior officers and representatives of the Group are available to Harbinger and to the Qualified Underwriter and to their respective advisors in connection with the Debt Financing, including ensuring their availability to assist in the preparation of any relevant documents relating to the Debt Financing (including assistance in obtaining industry data), and ensuring their availability to participate in due diligence sessions and in one or more roadshows to market the Debt Financing, in each case, at reasonable times and following reasonable notice; (iii) prepare a prospectus, offering circular, private placement memorandum or other document, in form and scope that is reasonable and customary for transactions of this type and as is deemed reasonably appropriate by Harbinger and the Qualified Underwriter, to be used in connection with the Debt Financing; and (iv) assist Harbinger and the Qualified Underwriter in preparing other appropriate marketing materials, in each case to be used in connection with the Debt Financing. Harbinger may rely, without independent verification, upon the accuracy and completeness of the information provided by the Company pursuant to this Article XII and Harbinger accepts no responsibility for any such information, except for such information provided by or on behalf of Harbinger in the form provided.

(d)         Harbinger shall not be obliged to provide any financial accommodation, but shall have the option to participate in the Senior Debt and/or the Mezzanine Debt and/or any other such form of debt financing as Harbinger may request in accordance with Section 14.1 (the “Other Debt”) if applicable. For the purposes of this Section, the Senior Debt, the Mezzanine Debt and the Other Debt, if applicable, shall be treated independently of each other and the references herein to “Debt Financing” shall be a reference to either the Senior Debt, the Mezzanine Debt or the Other Debt, as appropriate. If Harbinger does participate in the Debt Financing, the Senior Debt, the Mezzanine Debt or the Other Debt, as applicable, shall be regarded as non-compliant unless: (i) more than one-half of the total principal amount of  the relevant Debt Financing is provided by one or more unaffiliated third parties, and Harbinger participates in such Debt Financing on terms at least as favorable to the Company as such unaffiliated third parties; or (ii) if less than one-half of the total principal amount of the relevant Debt Financing is provided by one or more unaffiliated third parties, then (1) a Traditional Financial Institution is one of such unaffiliated third parties providing the relevant Debt Financing and Harbinger participates on terms at least as favorable to the Company as such Traditional Financial Institution or (2) the Company has the right (subject to the overriding requirement that committed Senior Debt, Mezzanine Debt and Other Debt, if applicable, is required to be available as soon as reasonably practical after the Satisfaction Date (and in any event no later than the Business Day prior to making the Firm Offer Announcement)), to seek an alternative participant in the relevant Debt Financing in place of Harbinger on terms at least as favorable, taken as a whole, to the Company as the terms offered by Harbinger or (3) Harbinger's participation in the relevant Debt Financing is on commercially reasonable terms in the opinion of Morgan Stanley or another investment bank acceptable to the Parties.

(e)         The Company agrees to segregate all proceeds received from the Debt Financing from all other assets of the Company, other than the Cash Purchase Price received from the Harbinger Satellite Fund or Harbinger Designee pursuant to this Agreement and the Stock Purchase Agreement and the Financing Rights Amount, and (subject to Section 12.1(g) below) to use such proceeds solely to satisfy the Firm Offer Costs. The Company has the ability to invest the proceeds in liquid securities with a rating of AAA, or its equivalent, from a reputable credit rating agency pending use thereof.

(f)         The Company shall take all of the actions reasonably requested by Harbinger pursuant to Section 12.1(c) with a view to (i) obtaining the committed Debt Financing as soon as reasonably practicable after the Satisfaction Date (and in any event so that committed Debt Financing is available by no later than the Business Day prior to the date for release of the Firm Offer Announcement in accordance with Section 13.7), and (ii) no later than the Business Day prior to the making of the Firm Offer Announcement in accordance with Article XIII, providing a debt commitment letter to the Financial Advisor (the "Debt Commitment Letter"). The Debt Commitment Letter shall confirm the level of committed debt financing available to the Company on a Certain Funds Basis pursuant to the Debt Financing documentation (the "Debt Cash Confirmation Amount"). The terms of the Debt Commitment Letter, and other supporting information provided by the Company to the Financial Advisor shall be such as is reasonable and customary in the UK so as to enable, when taken together with the Equity Commitment Letter, the Financial Advisor to provide the Cash Confirmation Statement in accordance with the UK Takeover Code. The Debt Commitment Letter shall confirm that the Company will have available the Debt Cash Confirmation Amount on or prior to the Firm Offer Date so that, taken together with the Equity Cash Confirmation Amount, it can comply with its obligations to satisfy the cash consideration payable pursuant to the Firm Offer in full, including, in the case of an Offer, any amounts which may become payable by virtue of acquisitions of Target Shares in accordance with the provisions of Chapter 3 of Part 28 of the Companies Act 2006.

(g)         To the extent the aggregate of the Debt Financing and the Cash Purchase Price (the "Total Commitment") is in excess of the Firm Offer Costs, then such excess may be used to finance the Company's and the Target's working capital requirements following the Closing Date.

ARTICLE XIII

FIRM OFFER DECISION

Section 13.1      Application of Article XIII. This Article XIII shall apply upon (i) the Regulatory Approvals being obtained in accordance with Article VIII or Harbinger serving a notice in accordance with Section 8.12 notifying the Company of the occurrence of the Satisfaction Date, and (ii) the Stockholder Approval being obtained.

Section 13.2      Preparation for Notification. Harbinger shall consult in good faith with the Company and keep it informed as to Harbinger's intentions with respect to the making of the Firm Offer, including the terms of any such Firm Offer and the proposed timing for it to give in writing to the Company's Board the proposed terms and conditions of a Firm Offer (the "Notification"). The date of such Notification is herein referred to as the "Notification Date".

Harbinger may elect to give a Notification subject to Harbinger concurrently delivering to the Company (i) one or more Equity Commitment Letters in respect of an aggregate amount that is no less than the difference between the Cash Offer Price and the aggregate of the proposed amount of Debt Financing, and (ii) notice from the Financial Advisor that it is prepared to deliver confirmation that the Company has available to it sufficient financing on a Certain Funds Basis to pay the Cash Offer Price, subject only to the Company entering into the Debt Financing documentation substantially in the form appended to the Notification, such terms being in accordance with Article XII, and the Company entering into the Debt Commitment Letter with respect to the amount of the Debt Financing on signing of such Debt Financing documentation.

Section 13.3      Notification. The Notification shall set out:

(a)         the proposed Firm Offer Price. The aggregate Firm Offer Price shall: (a) not be in excess of the Financial Advisor's good faith estimate of the Cash Confirmation Amount; and (b) be such as to enable the Parties' accounting advisers to confirm that the aggregate of the Total Commitment and the available cash and operating cashflow of the Group and the Target are sufficient to meet the Firm Offer Costs and the present working capital requirements of the Company and (provided the Target has provided sufficient information to enable the accounting advisers to give such confirmation) the Target;

(b)         the number of Offer Shares, if any, to be offered as an equity alternative in exchange for each Target Share as part of the Firm Offer and confirmation that the SEC Approval and FSA Approval of the Offer Shares Registration Statement and the Prospectus, respectively, have been received. The increased number of Offer Shares shall not exceed the number of Offer Shares available for issue pursuant to the terms of the Stockholder Approval, the Offer Shares Registration Statement, the Prospectus and this Agreement (after taking account of the number of Harbinger Shares required to be issued);

(c)         the Cash Purchase Price;

(d)         the proposed terms of the Debt Financing and whether those terms are non-compliant pursuant to Section 12.1(d);

(e)         whether the Firm Offer is to be implemented by way of Scheme or Offer;

(f)         all other terms and conditions of the Firm Offer;

(g)         a draft of the Firm Offer Announcement;

(h)         one or more certificates, executed by a director of Harbinger Master and/or the secretary of the general partner of Harbinger Special and/or an authorized signatory for the Harbinger Satellite Fund (as the case may be) dated as of the Notification Date and substantially in the form set forth in Exhibit F (the "Harbinger Certificate"); and

(i)         confirmation from the Financial Advisor that it is prepared to deliver a Cash Confirmation Statement, subject only to the Company entering into the Debt Financing documentation and the Debt Commitment Letter with respect to the amount of the Debt Financing.

Section 13.4      Bring Down Certificate. On the Business Day immediately following the Notification Date (the "Bring Down Date"), the Company shall deliver to Harbinger a certificate, dated as of the Bring Down Date, substantially in the form set forth in Exhibit G (the "Bring Down Certificate") executed by a duly authorized officer of the Company, together with an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Company, dated as of the Bring Down Date, and addressed to Harbinger in a form reasonably acceptable to Harbinger. If the Company fails to deliver a Bring Down Certificate and/or an opinion in compliance with this Section 13.4 Harbinger may decide whether it wishes to reconfirm the Notification, amend the Notification (in which case the amended Notification shall be considered by the Company's Board pursuant to Section 13.5) or withdraw the Notification (in which case, there shall be no Notification falling to be considered by the Company's Board pursuant to Section 13.5).

Section 13.5      Company's Board Meeting. The Company shall convene a meeting of the Company's Board to consider and make a determination as to whether to proceed with the Firm Offer within five (5) Business Days after the Notification. If the Company's Board requests, Harbinger will make itself available to attend such meeting and to discuss the Notification and shall procure that the Financial Advisor delivers a confirmation that it is prepared to deliver, subject to the Company entering into the Debt Commitment Letter relating to the Debt Financing in accordance with Section 12.1(f), a Cash Confirmation Statement within twenty-four (24) hours of the Company executing all documentation with respect to the Debt Financing and providing evidence to the Financial Adviser of the execution of the relevant documentation. If the Company's Board concludes, after receiving advice from outside counsel and an independent financial adviser, that the Firm Offer is not fair to the Company and its stockholders other than Harbinger (taking into account, among other things, the proposed terms and quantum of the Debt Financing), the Company may decline to make the Firm Offer and will give prompt notice to Harbinger that the Company will not make the Firm Offer. If the Company's Board approves making the Firm Offer on the terms and conditions set forth in the Notification (subject only to the Financial Advisor providing a cash confirmation in respect of the Cash Confirmation Amount) it shall so notify Harbinger immediately following its decision (the "Company Approval"). If (i) the Financial Adviser fails to deliver a Cash Confirmation Statement within twenty-four (24) hours after the Company executing all documentation with respect to the Debt Financing, and providing evidence to the Financial Adviser of the execution of the relevant documentation or (ii) the lenders have withdrawn their commitment to provide the Debt Financing for a reason other than failure of the Company to satisfy a condition to funding set forth in the Debt Commitment Letter, then the Notification shall be deemed to be withdrawn.

Section 13.6      Firm Offer Finalization. Following notification of the Company Approval, the content and the terms and conditions of the Firm Offer Announcement shall be determined by Harbinger in consultation with the Company, provided that the terms and conditions of the Firm Offer shall not vary in any material respect from those set out in the Notification approved by the Company.

Section 13.7      Firm Offer Announcement. Subject to the preceding provisions of this Article XIII and subject to the Financial Advisor confirming that it is prepared to deliver a Cash Confirmation Statement, subject to the Company entering into the Debt Commitment Letter relating to the Debt Financing in accordance with Section 12.1(f), the Parties, shall promptly procure the release of the Firm Offer Announcement to a Regulatory Information Service at such time and on such date as may be agreed by the Parties. The date of such release shall be: (i) no later than 21 days after the Satisfaction Date or (ii) such later date as is permitted by the UK Takeover Panel for the release of the Firm Offer Announcement.

Section 13.8      Reimbursement of Fees. Upon the occurrence of a Reimbursement Event, the Company shall reimburse Harbinger's reasonably incurred and documented fees and expenses, provided that the aggregate amount of Reimbursement Payments to be made by the Company pursuant to this Section 13.8 and Section 15.3 shall not exceed $40,000,000. If the Reimbursement Payments exceed $40,000,000, then Harbinger shall promptly notify the Company of the allocation of such Reimbursement Payments between this Section 13.8 and Section 15.3 provided that such allocation shall not exceed an aggregate amount of $40,000,000. Such expenses shall be payable in cash to the extent available from the Company's cash resources (after taking into account the funding requirements to implement the Company's Business Plan for the period up to March 31, 2010) or from the proceeds from the No-Deal Rights Offering, if applicable. To the extent that the Company has insufficient cash from such sources to satisfy its obligation to make the Reimbursement Payments, then the shortfall shall be reimbursed by the issuance of further shares of Voting Common Stock at the Company Per Share Value. Prior to the payment of any Reimbursement Payments, Harbinger shall deliver the forms and such other certificates and information set forth in Section 17.1(b) in respect of such Reimbursement Payments. For purposes of determining the amount of any Reimbursement Payments due hereunder, such payments shall be deemed to include any amounts required to be withheld by the Company (as determined in good faith by the Company) in respect of Taxes thereon that are withheld and paid over to the appropriate Taxing Authority. In addition, to the extent that any withholding in respect of Taxes is required with respect to any Reimbursement Payment comprised in part of shares of Voting Common Stock, and the cash component of such Reimbursement Payment is insufficient to satisfy the withholding Tax liability in respect of such Reimbursement Payment, procedures similar to those set forth in Section 17.1(b) (including the delivery of cash to satisfy any liability in respect of withholding Taxes) shall apply.

ARTICLE XIV

TERMS OF THE FIRM OFFER

Section 14.1      Terms of the Offer.

(a)         Amendments and Variations. If Harbinger wishes to make any amendment to the terms and conditions of the Firm Offer, then it shall consult with the Company's Board and shall provide in writing to the Company's Board a notification of the required amendment(s) (the "Amendment Notification"). The Amendment Notification shall set out: (i) the reconfirmed Firm Offer Price, or any proposed increase; (ii) the reconfirmed number of Offer Shares, if any, to be offered as an equity alternative in exchange for each Target Share as part of the Firm Offer, or any proposed increase; (iii) the reconfirmed Cash Purchase Price, or any proposed increase; (iv) the reconfirmed terms of the Debt Financing or any proposed change (including whether any such proposed change introduces terms that are non-compliant pursuant to Section 12.1(d)); (v) reconfirmation of whether the Firm Offer is to be implemented by way of Scheme or Offer; (vi) reconfirmation of all other terms and conditions of the Firm Offer or notification of any proposed change (including, specifically, any Amendment Veto Matters); and (vii) a draft of the announcement of the proposed amendments to the Firm Offer.

(b)         Increased Firm Offer Price. Harbinger may notify an increase in the Firm Offer Price if: (i) the increased Firm Offer Price (the "Increased Firm Offer Price") is covered by the Cash Confirmation Amount or is covered by an additional Cash Confirmation Statement from the Financial Advisor; and (ii) the Parties' accounting advisers are able to confirm that the aggregate of the Total Commitment and the available cash and operating cashflow of the Group and the Target are sufficient to meet the increased Firm Offer Costs and the present working capital requirements of the Company and (provided the Target has provided sufficient information to enable the accounting advisers to give such confirmation) the Target. If (i) and/or (ii) is not satisfied, then Harbinger may agree to increase the Equity Cash Confirmation Amount that the Harbinger Satellite Fund or Harbinger Designee has provided pursuant to Article XI or may require the Company to use its reasonable best efforts to increase the amounts available under the Debt Financing, so as to enable Harbinger to require an increase in the Firm Offer Price. For the avoidance of doubt, Harbinger shall have no obligation to raise any further equity or debt finance.

(c)         Increase in Offer Shares. Harbinger may only notify an increase in the number of Offer Shares being offered to Target shareholders in exchange for Target Shares, if: (i) the Stockholder Approval is sufficient to allow such increase in the number of Offer Shares (taking into account the number of Harbinger Shares required to be issued); and (ii) the Offer Shares Registration Statement and the Prospectus are amended to reflect such increase and such amendments receive SEC Approval and FSA Approval respectively.

(d)         Harbinger's Amendment Right. Subject to Section 14.1(e), Harbinger shall have the right to require the Company to amend or revise any or all of the terms of any Offer or Scheme, as applicable, provided that such amendments and/or revisions, do not constitute Amendment Veto Matters and are made in accordance with all applicable Laws and regulations and are permitted by the UK Takeover Panel. Immediately following the receipt of an Amendment Notification regarding any such amendment or revision, the Parties shall take all such steps as are reasonably necessary to implement any revised or amended Offer or Scheme, as applicable.

(e)         Company's Response. If the Amendment Notification contains amendments and/or revisions that constitute Amendment Veto Matters, the Company shall convene a meeting of the Company's Board to be held within two (2) Business Days of the Amendment Notification or such shorter period as is reasonable under the circumstances to consider the contents of the Amendment Notification. If the Company's Board requests, Harbinger will make itself available to attend such meeting and to discuss the Amendment Notification and shall procure that, if the Cash Confirmation Statement does not cover the Increased Firm Offer Price, the Financial Advisor delivers a confirmation, that subject to (if applicable) the Company entering into revised Debt Financing documentation in respect of the increased amounts available to the Company under the Debt Financing pursuant to Section 14.1(b) and the Company entering into a Debt Commitment Letter relating to such increased Debt Financing, it is prepared to deliver a Cash Confirmation Statement in respect of the increased Cash Offer Price within twenty-four (24) hours of the Company's executing all documents with respect to the Debt Financing and providing evidence to the Financial Advisor of the execution of the relevant documentation. If the Company's Board concludes, after receiving advice from outside counsel and from an independent financial advisor, that the adoption of any Amendment Veto Matter contained in the Amendment Notification is not fair to the Company and its stockholders other than Harbinger (taking into account, among other things, the proposed terms and quantum of the Debt Financing), the Company may reject the Amendment Notification and will give prompt notice thereof to Harbinger. If the Company's Board approves the Amendment Notification and (subject only to the Financial Advisor confirming the increased Cash Confirmation Amount) the making of the Firm Offer, then it shall so notify Harbinger immediately following its decision. If (i) the Financial Adviser fails to deliver a Cash Confirmation Statement within twenty-four (24) hours of the Company executing all documentation with respect to the Debt Financing and providing evidence to the Financial Advisor of the execution of the relevant documentation or (ii) the lenders have withdrawn their commitment to provide the Debt Financing for a reason other than failure of the Company to satisfy a condition to funding set forth in the Debt Commitment Letter, then the Amendment Notification shall be deemed to be withdrawn.

(f)         Company's Amendments. The Company shall not make any amendments to the terms and conditions of the Firm Offer without the prior written instruction or consent of Harbinger.

Section 14.2      Waiver, Satisfaction and Invocation of Conditions.

(a)         If Harbinger wishes to waive, determine to be satisfied or invoke a condition to the Firm Offer, Harbinger shall consult with the Company's Board and shall provide in writing to the Company's Board a notification of the required action (the "Waiver Notification"). Subject to Section 14.2(b), Harbinger shall have the right to require the Company (i) to waive any condition of the Firm Offer or (ii) to determine that a condition of the Firm Offer shall be declared to be, or treated as, satisfied or continuing to be satisfied; or (iii) to invoke any condition of the Firm Offer (subject to the requirements of the UK Takeover Panel).

(b)         If the Waiver Notification contains any proposed waiver or determination that constitutes an Amendment Veto Matter, the Company shall convene a meeting of the Company's Board, to be held within two (2) Business Days of such Waiver Notification, or such shorter period as is reasonable under the circumstances, to consider the contents of the Waiver Notification. If the Company's Board requests, Harbinger will make itself available to attend such meeting and to discuss the Waiver Notification. If the Company's Board concludes, after receiving advice from outside counsel and from an independent financial advisor, that the adoption of any Amendment Veto Matter contained in the Waiver Notification is not fair to the Company and its stockholders other than Harbinger, the Company may reject such Waiver Notification and will give prompt notice thereof to Harbinger. If the Company's Board approves the Waiver Notification, then it shall so notify Harbinger immediately following its decision.

(c)         The Company shall not waive any condition of the Firm Offer, determine that a condition of the Firm Offer shall be declared to be, or treated as satisfied or continuing to be satisfied, or (except with respect to any condition whose wavier was proposed in a Waiver Notification and was rejected by the Company’s Board in accordance with Section 14.2(b)) invoke any condition of the Firm Offer, without in each case the prior written instruction or consent of Harbinger.

Section 14.3      Implementation of Proposal. If Harbinger has elected to implement the Proposal by way of Scheme, it reserves the right, and may elect at any time, to require the Proposal to be implemented by way of an Offer, whether or not the Scheme Document has been dispatched, provided that Harbinger consults with the Company before making such election and subject to the requirements of the UK Takeover Panel. If Harbinger elects to require the Proposal to be implemented by way of an Offer the Parties agree to assist and co-operate in preparing all such documents and taking all such steps as are reasonably necessary for the implementation of such Offer consistent with the provisions of this Agreement. If Harbinger has elected to implement the Proposal by way of an Offer, it reserves the right and may elect at any time to require the Proposal to be implemented by way of a Scheme, whether or not the Offer Document has been dispatched, provided that Harbinger consults with the Company before making such election and subject to the requirements of the UK Takeover Panel. If Harbinger elects to require the Proposal to be implemented by way of a Scheme the Parties agree to assist and co-operate in preparing all such documents and taking all such steps as are reasonably necessary for the implementation of such Scheme consistent with the provisions of this Agreement.

Section 14.4      Advisors to the Firm Offer. The Company shall appoint Morgan Stanley as its financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as its legal advisor in relation to the Firm Offer. Pillsbury Winthrop Shaw Pittman LLP shall act as the Company's US regulatory legal advisor to the Firm Offer. Harbinger shall appoint Merrill Lynch International as its financial advisor and Linklaters LLP and Weil, Gotshal & Manges LLP shall act as its legal advisors in relation to the Firm Offer. Goldberg, Godles, Wiener and Wright shall act as Harbinger's US regulatory legal advisor to the Firm Offer. Baker & Miller PLLC and Crowell and Moring LLP shall act as Harbinger's joint US antitrust legal advisors to the Firm Offer. Harbinger shall also have the right to appoint such other financial, legal and other advisors (including media relations firms and proxy solicitation agents) as it considers necessary or desirable to assist in implementing the Firm Offer in accordance with this Agreement, and the terms of the Firm Offer. Subject to the terms and conditions set forth in Article VIII, Harbinger's appointed advisors shall take primary responsibility for all filings, submissions, correspondence and discussions with regulatory and government authorities, including the UK Takeover Panel, the SEC (but only with respect to the Firm Offer), the FCC and the DoJ. The Company and its advisors shall have full participation rights in all such communications and Harbinger and its advisors shall keep the Company and its advisors fully informed of all communications, consult with the Company and its advisors in relation to any communications and allow the Company and (subject to the Parties’ agreeing, to the extent possible, to work together to eliminate or minimize the duplication of advisor costs) its advisors to participate in any discussions. If the Company and its advisors receive any direct communication from any regulatory or government authority, they shall promptly notify Harbinger and its advisors and allow them to participate and lead in any discussions or correspondence.

Section 14.5      Preparation of Documents. Each Party shall use reasonable best efforts, and procure that its Affiliates, directors, employees and its relevant professional advisors assist it, in preparing all such documents and taking all such steps as are necessary or desirable to implement the Firm Offer in accordance with, and subject to the terms and conditions of, this Agreement and in accordance with the Companies Acts, the UK Takeover Code and the requirements of the UK Takeover Panel, the Securities Act, the Exchange Act, FSMA, the Listing Rules and any other applicable Laws and/or regulations. Each of the Parties shall take all such steps as are necessary or desirable promptly to provide all such information about itself, its Affiliates and its directors, officers and employees as may reasonably be necessary and which is required for the purpose of inclusion in the Scheme Document or Offer Document or any other document required for the purposes of implementing the Scheme or Offer (including the Offer Shares Registration Statement and the Prospectus, if applicable), having regard to the requirements of the Companies Acts, the UK Takeover Code and the requirements of the UK Takeover Panel, the Securities Act, the Exchange Act, FSMA, the Listing Rules and any other applicable Laws and/or regulations, and to provide all other assistance as may be required in connection with the preparation of the Scheme Document, the Offer Document, or the Offer Shares Registration Statement or the Prospectus including access to and ensuring reasonable assistance is provided by the relevant professional advisors.

Section 14.6      Disclosure in Documents. The Company, Harbinger Master, Harbinger Special, Harbinger Fund and the Harbinger Satellite Fund shall ensure that all documents necessary for implementing the Offer or Scheme, including the Offer Document or Scheme Document and the Offer Shares Registration Statement or Prospectus, if applicable, shall be prepared to the highest standard of care and accuracy and that all information necessary to be contained in such document shall be adequately and fairly presented and provided as soon as reasonably practicable.

Section 14.7      Content of Documents. Subject to determining the terms and conditions of the Firm Offer in accordance with Article XIII and Section 14.1 and Section 14.2, the Parties shall jointly agree the contents of all documents that are prepared, and considered by the Parties to be desirable or necessary, for the purposes of the Firm Offer. In relation to the information contained in the Prospectus, the Offer Document and the Scheme Document: (i) Harbinger will procure that the relevant directors, investment committee members, or other persons at Harbinger acceptable to the UK Takeover Panel accept responsibility for all of the information contained in such documents other than the information relating to the Company and the Target, or otherwise as required by the UK Takeover Panel; and (ii) the Company will procure that directors and/or officers of the Company acceptable to the UK Takeover Panel accept responsibility for all of the information contained in such documents relating to the Company, or otherwise as required by the UK Takeover Panel.

Section 14.8      Amendment Veto Matters. The following shall constitute "Amendment Veto Matters" for the purposes of this Article XIV: (i) an Increased Firm Offer Price, (ii) a change in the mix of cash and Offer Shares being offered to the Target's shareholders in the Firm Offer Price, (iii) any waiver or amendment to the acceptance condition of an Offer, (iv) and waiver of any condition to the Firm Offer where the UK Takeover Panel would have permitted the Parties to rely on such condition to lapse the Offer (or any amendment to any condition to the Firm Offer that has a similar effect to any such waiver).

ARTICLE XV

CONDUCT OF OFFER

Section 15.1      Conduct of the Parties.

(a)         Subject to the terms and conditions set forth in this Agreement, and in accordance with the Companies Acts, the UK Takeover Code, the Securities Act, the Exchange Act, FSMA, the Listing Rules and any other applicable Law, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, or procure that its Affiliates, directors, employees and relevant professional advisors take all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable and in accordance with the prescribed timetable, the Transactions, provided that such action does not extend to requiring Harbinger to procure equity financing or give Notification initiating the Firm Offer. Each of the Parties shall with such assistance as it shall reasonably require from the other Parties procure that the Firm Offer is conducted in accordance with the applicable requirements of the UK Takeover Panel, the UK Takeover Code, FSMA, the Companies Acts, the Listing Rules, and any other applicable Law.

(b)         Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Companies Acts, the UK Takeover Code, the Securities Act, the Exchange Act and any other applicable Law, each of the Parties agrees to use reasonable best efforts, subject to the process set forth in Section 8.2, to take, or cause to be taken, or procure that its Affiliates, directors, employees and relevant professional advisors take all actions, and do, or cause to be done, and assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to obtain any Regulatory Approvals to effect the transactions referred to in Section 8.1 and otherwise as contemplated by this Agreement or the Stock Purchase Agreement, which would be obtainable within the Offer timetable ordinarily permitted under the UK Takeover Code, in the most expeditious manner practicable. The provisions of Article VIII shall apply mutatis mutandis to any filings, applications, pleadings, documents and other communications required to be filed with the Authorities in order to obtain such approvals, and any filing process shall be conducted in accordance with Section 8.2.

(c)         Each Party undertakes promptly to notify each other Party (and supply copies of all relevant information) of any fact, matter or event of which it becomes aware which has had or could reasonably be expected to have a material adverse effect on the financial, trading or business position or prospects of the Target or otherwise be relevant to any determination as to satisfaction of the conditions of the Firm Offer, and each Party undertakes to notify each other Party (and supply copies of all relevant information) of any event or circumstance of which it becomes aware that would be likely to have a significant impact on the satisfaction of the conditions of the Firm Offer or on the implementation of the Firm Offer in accordance with its terms.

(d)         To the extent permitted in the time available, Harbinger shall consult with and shall keep the Company fully and promptly informed in relation to any discussions it may have with the UK Takeover Panel or other authorities concerning the offer process and in relation to any material developments in respect of the Firm Offer and, to the extent permitted in the time available, Harbinger shall use its reasonable best efforts to enable the Company jointly to participate in any such discussions.

(e)         Each Party undertakes, in favor of each other Party, for itself and on behalf of each Person with whom it may be deemed to be acting in concert in connection with the Firm Offer for the purposes of the UK Takeover Code that it and they shall not, from the date hereof, take or omit to take any step that would or might reasonably be expected to give rise to (i) any obligation under the UK Takeover Code on the part of that other Party to make an offer for any of the shares of the Target or to resist, vary, extend or withdraw such an offer once made; or (ii) any restriction under the UK Takeover Code on the ability of that other Party to make an offer for any of the shares of the Target or restrict the terms on which an offer must be made by that other Party; or (iii) any breach of the UK Takeover Code (by that other Party), in any such case without the consent of Harbinger and the Company.

(f)         In relation to any announcement, public statement, circular or other document issued by any of the Parties or on its behalf in connection with the Firm Offer, the relevant Party shall, before making the same, to the extent permitted by applicable Law, inform the other Parties in writing of any proposed disclosures in the announcement, public statement, circular or other document in respect of such other Party or Parties and the announcement, public statement, circular or other document shall be, to the extent permitted in the time available subject to the approval of such other Party or Parties (not to be unreasonably withheld or delayed), save that a Party may not withhold its approval of the content of any announcement, public statement, circular or other document to the extent that such content reflects a matter that  is within the discretion of the other Party in accordance with the terms and conditions of this Agreement.

Section 15.2      Implementation Agreement. On a date subsequent to this Agreement, but on or prior to the Firm Offer Date, the Parties and the Target may enter into an implementation agreement (the "Implementation Agreement") to document the obligations of the Target and the Parties in relation to the conduct of the Firm Offer.

Section 15.3      Potential Payments under the Implementation Agreement.

(a)         If the Parties enter into a termination fee arrangement then payment of such termination fee pursuant to the Implementation Agreement shall be made in accordance with Section 13.8. Upon the occurrence of a Reimbursement Event, the Company shall promptly reimburse Harbinger for any part of the termination fee paid to the Target provided that the aggregate of the payments pursuant to Section 13.8 and this Section 15.3 (the “Reimbursement Payments”) to be made by the Company to Harbinger shall not exceed $40,000,000. If the Reimbursement Payments exceed $40,000,000 then Harbinger shall promptly notify the Company of the allocation of the Reimbursement Payments between Section 13.8 and this Section 15.3 provided that such allocation shall not exceed an aggregate amount of $40,000,000. The Reimbursement Payments shall be payable by the Company in cash or through the issuance of shares of Voting Common Stock, in each case in accordance with the provisions set forth in Section 13.8.

(b)         Under the Implementation Agreement, the Target may agree to pay an inducement or break fee to the Parties (the "Inducement Fee"). If such Inducement Fee is in fact paid by the Target pursuant to the terms of the Implementation Agreement, then the proceeds of this Inducement Fee shall be shared between the Parties on a pro rata basis, determined by reference to the ratio of $40,000,000 to the termination fee payable under Section 15.3(a).

ARTICLE XVI

PRE-CLOSING COVENANTS

Section 16.1      Business Covenants of the Company. Except (i) as expressly contemplated or required by this Agreement, the Consulting Agreement or the Securities Purchase Agreement (including the provisions therein with respect to a "Superior Proposal"), (ii) as required by Law, the Company shall not, and it shall procure that no member of its Group will, without the prior written consent of Harbinger (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)         except as set forth in Section 16.1(a) of the Company Disclosure Schedule, carry on its business otherwise than in the ordinary course and in all material respects consistent with past practice, provided that Harbinger acknowledges that although certain activities that the Group will be undertaking in developing its next generation satellite system and L-band system have not previously been undertaken by the Group they will not thereby be deemed to be outside the ordinary course or inconsistent with past practice; or

(b)         except as set forth in Section 16.1(b) of the Company Disclosure Schedule, alter in any material respects the nature or scope of its business; provided that Harbinger acknowledges that the Group will be developing its next generation satellite system and L-band system beyond the existing scope of its business and such activities will not be deemed to be in violation of this provision; or

(c)         commence any negotiations or enter into any binding commitments in connection with any action that is reasonably likely to (i) delay, prejudice, or increase the cost of, obtaining the Debt Financing; (ii) prejudice the ability of Harbinger to procure the Equity Commitment Letter or delay its procurement in any way; or (iii) prejudice the ability of the Parties to complete the Offer, or delay completion of the Offer in any way; or

(d)         except as set forth in Section 16.1(d) of the Company Disclosure Schedule, enter into any binding commitments (i) in connection with any disposal of its business or any material asset of its business; or (ii) in connection with any acquisition of a material asset with a value of greater than $20 million; or (iii) which encumbers or creates an Encumbrance over any material asset of its business with a value greater than $20 million, provided that Harbinger is expressly authorized to bring business opportunities, including potential strategic business opportunities, to the Company and engage in discussions and/or negotiations concerning such potential strategic business opportunities for the Company following Completion, subject to Harbinger not breaching any applicable Laws in engaging in such discussions and/or negotiations and agreeing to involve or consult with the senior management of the Company at the appropriate time, and subject further to any agreement reached as a result of such discussions and/or negotiations not being binding on the Company unless and until approved by the Company's Board; or

(e)         except as set forth in Section 16.1(e) of the Company Disclosure Schedule, enter into any substantial transaction out of the ordinary course of business of the Company (with Harbinger acknowledging that certain activities that the Group will be undertaking in developing its next generation satellite system and L-band system have not previously been undertaken by the Group and therefore they will not thereby be deemed to be outside the ordinary course), the value of which is in excess of 10% of the Company's enterprise value as at the date of such transaction; or

(f)         except for dividends and distributions (i) made by any of its direct wholly owned Subsidiaries to the Company or another Subsidiary as permitted by the 14% Notes Indenture, the 16% Notes Indenture and the 16.5% Notes Indenture or (ii) made between MSV, MSV LLC and MSV Finance, resolve, declare, set aside or pay any dividends on or make any other distribution (whether in cash, stock or other property) in respect of any capital stock; or

(g)         except as set forth in Section 16.1(g) of the Company Disclosure Schedule and except for (i) the issuance of the Harbinger Shares or the issuance of equity securities or securities convertible into equity securities in furtherance of the Transactions (including the issuance of shares of Voting Common Stock or Non-Voting Common Stock under the Securities Purchase Agreement, the grant of warrants under the Securities Purchase Agreement and the issuance of shares of Voting Common Stock and/or Non-Voting Common Stock upon exercise thereof, and the issuance of shares of Voting Common Stock in the No-Deal Rights Offering), (ii) the issuance of equity securities pursuant to contractual obligations (including the issuance of shares of Voting Common Stock in exchange for shares of Non-Voting Common Stock in accordance with the terms thereof, and the issuance of shares of Voting Common Stock upon the exercise of outstanding warrants) as of the date hereof, and (iii) the issuance of shares of Voting Common Stock or Non-Voting Common Stock or debt securities or warrants convertible, exchangeable or exercisable into shares of Voting Common Stock or Non-Voting Common Stock, in an aggregate amount not to exceed 5 million shares of Common Stock in order to finance the Company's Business Plan with respect to the period after March 31, 2010, allot, issue, or authorize or propose the issuance of any capital stock or any securities convertible into capital stock, or rights, warrants or options to acquire any capital stock, or any securities convertible into capital stock, or transfer any stock out of treasury, or permit any Subsidiary to do any of the foregoing, whether with respect to its own stock capital (or securities convertible into or rights exercisable therefore or otherwise obligating the issuance thereof) or the capital stock of the Company (or securities convertible into the same or rights exercisable therefore or otherwise obligating the issuance thereof) other than (x) the allotment and issue of stock pursuant to the exercise or vesting of options or awards outstanding as at the date hereof under the Company's employee stock plans, (y)(a) the granting of options or awards under the Company's employee stock plans to newly hired employees consistent with past practice (such past practice to include awards granted under the equity incentive plan of MSV and the conversion of such award into equity securities of the Company), (y)(aa) annual grants to Board members consistent with past practice of up to 200,000 shares of Common Stock in total, and (z) the granting of up to 2 million new options or awards under the Company's employee stock plans to officers, directors and employees consistent with past practice, provided that in the case of option grants pursuant to (y) and (z), such options shall be at a per share exercise price that is no less than the then-current market price of a share of Common Stock and shall not be subject to any accelerated vesting or other provision that would be triggered solely as a result of the consummation of the Transactions; or

(h)         except as set forth in Section 16.1(h) of the Company Disclosure Schedule, enter into a contract or transaction to which an Affiliate of the Company (other than a member of the Group or Harbinger) is a party;

(i)         except as may be required by applicable Law, adopt or amend any employee stock plans, benefit plans, bonus plans or profit sharing plans in any manner that materially increases the compensation or benefits payable thereunder, other than as contemplated by this Agreement; or

(j)         except (i) as set forth in Section 16.1(j) of the Company Disclosure Schedule, (ii) as part of the Debt Financing, and (iii) in order to raise debt to finance the Company's Business Plan with respect to the period after March 31, 2010, incur Indebtedness so as to increase net total borrowings under US GAAP (excluding, for the avoidance of doubt, preference stocks, finance leases, capitalized debt, issue costs, interest rate derivative instruments, and foreign exchange derivative instruments) to more than $1,660,000,000 or enter into any new loan agreement with any bank or other financial institution; or

(k)         except as set forth in Section 16.1(k) of the Company Disclosure Schedule, enter into any new capital expenditure commitments in excess of $10 million, with third parties; or

(l)         change or modify the general terms of employment of any employee at the vice president level or above or the Company's or such Group member’s management or Directors in any material way, enter into new material arrangements with such employees, members of management or Directors or make any material improvements to the terms of any bonus arrangement applicable to such employees, members of management or Directors, other than in the ordinary course of business or pursuant to periodic salary or wage reviews in a manner consistent with past practice; or

(m)           carry on its business otherwise than in accordance with the Business Plan in any way which could alter in any material respect the amounts needed to finance the Business Plan or the time at which any financial commitments need to be fulfilled;

(n)         make or change any material election concerning Taxes or Tax Returns, file any material amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a material refund of Taxes or obtain any Tax ruling; or

(o)         agree to do any of the foregoing.

The covenants in this Section 16.1 shall cease to apply if and for so long as Harbinger is in breach of its obligation to provide financing pursuant to the Securities Purchase Agreement,

except if such breach is excused on the grounds of the Company's breach of the Securities Purchase Agreement or default under the 16% Notes issued thereunder.

Section 16.2      Communication with Regulatory Authorities. Each of the Parties agrees that if it or any member of its Group or their respective advisors has any communication with or from any Regulatory Authority in respect of any matter in relation to the business or future operations of the Company or any member of the Company's Group, or on the Proposal or this Agreement, whether formal or informal, it shall, as soon as reasonably practicable after such communication and subject to any confidentiality restrictions imposed by such Regulatory Authority, inform the other Parties of such communication and provide the other Parties with copies of any written documents or correspondence.

Section 16.3      Information Rights. (a) Each of the Company and MSV agrees that Harbinger shall be entitled, through its officers, employees and representatives (including legal advisors and accountants), to make such reasonable and customary investigation of the properties, businesses and operations of the Group, such examination of the books, records and financial condition of such entities (and to make extracts and copies of such books and records) and to interview such officers and employees of the Group as Harbinger shall reasonably request. The Company shall cooperate fully with all such reasonable requests. The Company shall, and shall procure that each other member of its Group will, from the date of this Agreement provide Harbinger with copies of:

(i)           the monthly management accounts of the Company and, if prepared, each other member of its Group;

(ii)           the audited financial statements of the Company;

(iii)           complete copies of any satellite health reports issued for each of the satellites used by the Company and its Subsidiaries and received by the Company or its Subsidiaries after the date of this Agreement; and

(iv)           any new information which arises after the date of this Agreement which the Directors consider is likely to have a material negative impact on the business or the future operations of the Company, and its Subsidiaries, taken as a whole, in each case as soon as reasonably practicable after any such document is produced. Each of the Company, MSV and MSV LLC shall, upon reasonable notice, provide Harbinger, or its advisors, access to any documents reasonably requested by them after the date of this Agreement.

(b)         Harbinger agrees that at any time after the Option Closing Date, the Company shall be entitled, through its officers, employees and representatives (including legal advisors and accountants), to make such reasonable and customary investigation of the properties, business and operations of TVCC LLC and LeaseCo, such examination of the books, records and financial condition of TVCC LLC and LeaseCo (and to make extracts and copies of such books and records) and to interview such officers and employees of the TVCC LLC and LeaseCo as the Company shall reasonably request. Harbinger shall procure that TVCC LLC and LeaseCo provide the Company with copies of:

(i)           the monthly management accounts of LeaseCo (to the extent that such accounts are prepared by LeaseCo in the ordinary course);

(ii)           annual financial statements for TVCC LLC and LeaseCo; and

(iii)           any new information which arises after the date of this Agreement which the directors of TVCC consider is likely to have a material negative impact on the business or future operations of TVCC LLC and LeaseCo, taken as a whole, in each case as soon as reasonably practicable after any such document is produced. Harbinger shall, upon reasonable notice, provide the Company, or its advisors, access to any documents relating to the business or operations of TVCC or LeaseCo reasonably requested by them after the Option Closing Date.

Section 16.4      Access Rights. The Company agrees to consider any reasonable request of Harbinger or its advisors, to make available:

(a)         personnel of the Company or any member of its Group; and

(b)         the auditors of the Company,

to discuss and assist Harbinger in relation to planning and financing arrangements relating to the Proposal.

Section 16.5      Supplying Information. While the Harbinger Shares remain outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, the Company shall, during any period in which the Company is not subject to in compliance with Section 13 or 15(d) of the Exchange Act, furnish to the holders of the Harbinger Shares and prospective purchasers of the Harbinger Shares designated by such holders, upon the request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 16.6      Investment Company. The Company shall take all reasonable steps to ensure that it will not become subject to registration as "an investment company" under the Investment Company Act.

Section 16.7      Publicity. Each of the Company and Harbinger shall not issue, or permit any of its Affiliates, Directors, employees or advisors to issue, any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Party (not to be unreasonably withheld or delayed), unless disclosure is otherwise required by applicable Law or relevant Authority, including the UK Takeover Panel, provided that, to the extent required by applicable Law, such Party shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other Party with respect to the text thereof.

Section 16.8      Blue Sky Compliance. The Company shall use its reasonable best efforts to qualify the Harbinger Shares for offer and sale under the securities or blue sky laws of such jurisdictions as Harbinger may reasonably request and shall continue such qualifications in effect so long as required for the offering and resale of the Harbinger Shares; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in suits in any such jurisdiction or (iii) subject itself to Taxation in any such jurisdiction if it is not otherwise so subject.

Section 16.9      No General Solicitation or General Selling Efforts. In connection with the initial issuance of the Harbinger Shares, neither the Company nor any of its Subsidiaries, officers, directors and agents, and officers, directors and agents of its Subsidiaries shall (i) solicit offers for, or offer or sell, the Harbinger Shares by means of any form of general solicitation or any general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engage in any directed selling efforts within the meaning of Rule 902 (c) of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

Section 16.10    Licenses. The Company shall, and shall procure that each of its Subsidiaries, officers and directors, and officers and directors of its Subsidiaries shall, (i) use reasonable best efforts not to surrender, or to permit a materially adverse modification of, revocation of, forfeiture of, or failure to renew under regular terms, any of the MSV FCC Licenses that are material to its business or the business of MSV and its Affiliates, or cause the FCC to institute any proceedings for the revocation, suspension, or materially adverse modification of any such MSV FCC Licenses that are material to its business; and (ii) comply in all material respects with all requirements and conditions of the MSV FCC Licenses.

Section 16.11    Non Solicit. The Company undertakes that from the date of this Agreement up to and including Completion it shall not, and shall use its reasonable best efforts to procure that its Affiliates, Directors, employees and advisors shall not, without the written consent of Harbinger, directly or indirectly, solicit or initiate any approach from any Person, or enter into discussions or negotiations with any Person with regard to any offer for the Target, and the Company agrees to instruct its Affiliates, Directors, employees and advisors, during the term of this Agreement, not to solicit, initiate or negotiate with any such Person in relation to any possible offer for the Target on behalf of the Company.

Section 16.12    Compliance with Laws. Nothing in this Article XVI shall require the Company to take any action that would or could reasonably be regarded as a breach of any applicable Law.

Section 16.13    Triggering Investments. The Company shall use its commercially reasonable best efforts to cause the Target to agree to extend the "Effective Date", as defined in the Cooperation Agreement dated as of December 20, 2007 by and among MSV, Mobile Satellite Ventures (Canada) Inc., the Company and Inmarsat Global Limited (the "MSV/Target Cooperation Agreement"), to not earlier than three (3) years after the "Signing Date", as defined in the MSV/Target Cooperation Agreement, and Harbinger shall use its reasonable best efforts in cooperating with the Company in relation to this. If the Target so agrees then the Company shall not designate any investment by Harbinger, including the issuance of the 16% Notes pursuant to the Securities Purchase Agreement as a "Triggering Investment", as defined in the MSV/Target Cooperation Agreement, prior to the termination of this Agreement.

Section 16.14    Phase 1 Notice. The Company shall not deliver to Inmarsat Global Limited a "Phase 1 Notice" as defined in the MSV/Target Cooperation Agreement. The Company shall ensure that neither MSV or Mobile Satellite Ventures (Canada) Inc., deliver to Inmarsat Global Limited a "Phase 1 Notice" as defined in the MSV/Target Cooperation Agreement.

Section 16.15    Business Covenants of Harbinger. Except (i) as required by Law or (ii) as set forth in Section 16.15 of the Harbinger Disclosure Schedule, at all times after the Option Closing Date, Harbinger shall procure that neither TVCC nor LeaseCo nor any of their respective Subsidiaries will, without the prior consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)         carry on its business otherwise than in the ordinary course and in all material respects consistent with past practice; or

(b)         alter the nature or scope of its business in any material way; or

(c)         acquire any material asset or dispose of any material asset, or create an Encumbrance over any material assets of its business or any of its equity interests; or

(d)         enter into any substantial transaction out of the ordinary course of business the value of which is in excess of 10% of either TVCC's or LeaseCo's enterprise value as at the date of such transaction, as applicable; or

(e)         allot, issue, or authorize or propose the issuance of any membership or limited liability company interests or any securities convertible into membership or limited liability company interests, or rights, warrants or options to acquire any membership or limited liability company interests, or any securities convertible into membership or limited liability company interests, or permit any Subsidiary to do any of the foregoing, whether with respect to its own membership or limited liability company interests (or securities convertible into or rights exercisable therefore or otherwise obligating the issuance thereof) or the membership or limited liability company interests of TVCC or LeaseCo, as applicable (or securities convertible into the same or rights exercisable therefore or otherwise obligating the issuance thereof); or

(f)         incur borrowings so as to increase net total borrowings under US GAAP to more than $10 million or enter into any new loan agreement with any bank or other financial institution; or

(g)         enter into any long term commitments that would extend beyond the TVCC Contribution Date; or

(h)         make or change any material election concerning Taxes or Tax Returns, file any material amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a material refund of Taxes or obtain any Tax ruling; or

(i)         agree to do any of the foregoing.

Section 16.16    Confidentiality Agreement.  The Confidentiality Agreement dated April 10, 2008 by and among the Company, Harbinger Master and Harbinger Special (the “Confidentiality Agreement”) and a Side Letter to the Confidentiality Agreement dated as of the date hereof from the Company to Harbinger Master and Harbinger Special (the “Confidentiality Side Letter”) shall remain in full force and effect in accordance with, and subject to, their terms.

Section 16.17    Waiver of Right of First Negotiation/ Pro Rata Participation Rights. Each Harbinger entity, on its own and on behalf of its controlled Affiliates, hereby irrevocably waives any right of first negotiation, or preemptive rights contained (i) in Section 8.6 of that certain Securities Purchase Agreement, dated as of December 15, 2007, by and among Mobile Satellite Ventures, L.P., Mobile Satellite Ventures Finance Co, Harbinger Capital Partners Master Fund I, LTD and Harbinger Capital Partners Special Situations Fund, L.P., and (ii) in Section 8.7 of the Securities Purchase Agreement, which rights would arise or result from the issuance or exercise of the warrants or other securities to be issued under this Agreement, the Securities Purchase Agreement (except for any preemptive rights arising as a result of the Company or MSV entering into a Superior Proposal under the Securities Purchase Agreement, as such term is defined in Section 8.9 of the Securities Purchase Agreement), or the Stock Purchase Agreement.

Section 16.18    Waiver of Antidilution Adjustments. Each Harbinger entity, on its own and on behalf of its controlled Affiliates, hereby irrevocably waives any and all antidilution or similar adjustments contained in any security or agreement of the Company or any Subsidiary of the Company that Harbinger, or any such Affiliate, beneficially owns or is a party to on the date hereof, which adjustment would result from the issuance or exercise of the warrants or other securities to be issued under this Agreement, the Securities Purchase Agreement (except for any such rights arising as a result of the Company or MSV entering into a Superior Proposal under the Securities Purchase Agreement, as such term is defined in Section 8.9 of the Securities Purchase Agreement), or the Stock Purchase Agreement.

Section 16.19    Amendment of 16.5% Notes. Harbinger represents and warrants that it is the sole holder (as such term is defined in the 16.5% Notes Indenture) of all of MSV's outstanding 16.5% Notes, including any additional 16.5% Notes issued after January 7, 2008 as paid-in-kind interest, free and clear of any lien, pledge or encumbrance of any kind. Harbinger hereby agrees to consent to amend the 16.5% Notes Indenture in order to (i) subordinate in right of payment on customary terms for high yield notes such portion of the 16.5% Notes and the subsidiary guarantees thereof to the 14% Notes and the related guarantees, as applicable, as is necessary to permit the 16% Notes and related guarantees to be issued from time to time pursuant to and in accordance with the closing schedule set forth in the Securities Purchase Agreement (after MSV first utilizes all other debt incurrence capacity available under the 14% Notes Indenture (other than clause (b)(1) of Section 4.09 thereof provided that the Net Cash Proceeds specified therein were not from the sale of Capital Stock to, or direct or indirect cash contributions from, Harbinger or its Affiliates) which would allow the 16% Notes to be issued without being subordinated in right of payment), and (ii) extend the maturity date of the 16.5% Notes to July 2, 2013 in a form to be mutually agreed upon by the Company and Harbinger ((i) and (ii), collectively, the "Proposed Amendments"). In the event that the 16% Notes are issued on one or more dates, the amount of 16.5% Notes that may become subordinated to the 14% Notes and amended as provided herein will be measured and adjusted on each issuance date of the 16% Notes. Harbinger agrees and consents to (1) the issuers entering into a supplemental indenture to amend the 16.5% Notes Indenture in order to effectuate the Proposed Amendments and to take such further action to effectuate the foregoing if, as and when required; and (2) to require each Person to which Harbinger transfers any of the 16.5% Notes prior to the earlier of (a) the Fourth Closing Date (as defined in the Securities Purchase Agreement) and (b) the termination of Harbinger’s obligation to purchase the 16% Notes pursuant to the Securities Purchase Agreement and to agree in writing to be bound by the obligations of Harbinger set forth in this Section 16.19 and to take such further action to effectuate the foregoing if, as and when required.

ARTICLE XVII

SPONSOR FEE

Section 17.1      Sponsor Fee.

(a)         On the Closing Date, the Company shall make indefeasible payment of the Sponsor Fee to Harbinger. Payment of the Sponsor Fee shall be satisfied by issuance by the Company of 2,641,000 shares of Voting Common Stock (the "Sponsor Fee Shares") to Harbinger Master, Harbinger Special, Harbinger Fund, Harbinger Satellite Fund and/or one or more Harbinger Designees (such entity or entities referred to as the "Sponsor Fee Payees"), as directed by Harbinger in written notice to the Company at least one (1) Business Day prior to Closing Date.

(b)         Prior to payment of the Sponsor Fee, Harbinger shall deliver to the Company properly executed Internal Revenue Service Forms W-9, W-8ECI or W-8BEN (or applicable successor form), or W-8IMY (or applicable successor form) (with all required attachments) (and all applicable state and local forms and certificates), along with such other certificates, documents and information the Company determines necessary in connection with the Company's determination of its obligation to withhold Tax in respect of the Sponsor Fee. Except to the extent provided in the immediately following sentence, such forms and, in the case of a Form W-8IMY, any Forms W-9, W-8ECI or W-8BEN furnished therewith (or with any other Forms W-8IMY furnished therewith), and, as relevant, any other certificates, documents or information requested by the Company in connection therewith, shall establish a complete exemption from United States withholding Taxes (and other applicable Taxes collected through withholding or deductions from amounts payable) in respect of the Sponsor Fee. Notwithstanding the preceding sentence, if Harbinger is unable to deliver forms, certifications, documents and other information establishing a complete exemption from withholding of such Taxes, prior to the Company's payment of the Sponsor Fee Harbinger shall deliver to the Company cash, by wire transfer of immediately available funds, in an amount determined by the Company, based on the information set forth in such forms, certifications, documents and information, which the Company shall promptly remit to the Internal Revenue Service (or other relevant Taxing Authority, as applicable) in payment of the Taxes otherwise required to be withheld or deducted with respect to the Sponsor Fee. If the Internal Revenue Service (or other relevant Taxing Authority) prevails in any claim or proceeding that additional withholding Taxes are due in respect of the Sponsor Fee, Harbinger shall cooperate with the Company in satisfying such claim and shall deliver cash proceeds, by wire transfer of immediately available funds, to the Company not later than 5 days prior to the due date for satisfaction of such claim, in the amount due in respect of such claim, and the Company shall remit the amount so delivered to the Internal Revenue Service (or other relevant Taxing Authority, as applicable) on or prior to the due date for payment of such claim.

(c)         On the Closing Date, the Company shall deliver to the relevant Sponsor Fee Payees one or more certificates evidencing the issuance of the Sponsor Fee Shares registered in the name of the applicable Sponsor Fee Payees.

ARTICLE XVIII

INDEMNIFICATION

Section 18.1      Indemnification for Misstatements or Omissions in Public Documents. The Company (an "Indemnifying Party") agrees to indemnify, to the extent permitted by Law, Harbinger, each Harbinger Designee, any of its or their Affiliates and its and their respective officers, directors, employees, agents, attorneys, representatives, successors, assigns (an "Indemnified Party"), and Harbinger (an "Indemnifying Party") agrees to indemnify, to the extent permitted by Law, the Company, MSV the Company’s Subsidiaries and each of their respective officers, directors, employees, agents, attorneys, representatives, successors, assigns and Affiliates (each, an "Indemnified Party") against all Losses arising out of, or based on (i) any untrue or alleged untrue statement of a material fact provided by the Indemnifying Party contained or incorporated by reference in the Information Statement, the Other Filings, the Offer Shares Registration Statement, the Financing Rights Registration Statement, the No-Deal Rights Registration Statement, the Offer Shares Prospectus, the Financing Rights Prospectus, any "issuer free writing prospectus" (as defined in Securities Act Rule 433), the Offer Document or Scheme Document, as applicable, the No-Deal Rights Prospectus or the Other No-Deal Rights Filings or any amendment thereof or supplement thereto; (ii) any omission or alleged omission of a material fact provided by the Indemnifying Party required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (iii) any violation or alleged violation by an Indemnifying Party of the Securities Act, the Exchange Act or applicable blue sky laws in respect of the Information Statement, the Offer Shares Registration Statement, the Financing Rights Registration Statement, the No-Deal Rights Registration Statement, the Offer Shares Prospectus, the Financing Rights Prospectus, any "issuer free writing prospectus" (as defined in Securities Act Rule 433), the Offer Document or Scheme Document, as applicable, the No-Deal Rights Prospectus or the Other No-Deal Rights Filings or any amendment thereof or supplement thereto, or otherwise in connection with the Transactions. Any Person seeking indemnification pursuant to this Section 18.1 shall notify the Indemnifying Party of any claim with respect to which it seeks indemnification (provided that the failure to give notice shall not impair or waive such Person's right to indemnification hereunder) and unless in such Indemnified Party's reasonable judgment a conflict of interest between such Indemnified Party and Indemnifying Party may exist with respect to such claim, permit such Indemnifying Party to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party. If such defense is assumed, the Indemnifying Party shall not be subject to any liability for any settlement made by the Indemnified Party without its consent, unless the relief consists solely of money damages and does not require an express admission of wrongdoing by the Indemnified Party. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to local counsel) for all Indemnified Parties with respect to such claim, unless in the reasonable judgment of any Indemnified Party there may be one or more legal or equitable defenses available to such Indemnified Party that are in addition to or may conflict with those available to another Indemnified Party with respect to such claim. Failure to give notice shall not release the Indemnifying Party from its obligations hereunder. The indemnification provided for under this Section 18.1 shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party. If the indemnification provided under this Section 18.1 is held by a court to be unavailable or unenforceable in respect of any Losses referred to herein, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other, in connection with the statements or omissions that result in such Losses, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party, and by such Party 's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of the Indemnified Parties for contribution pursuant to this Section 18.1 be greater than the amount for which the Indemnified Parties would have been liable pursuant to this Section 18.1 had indemnification been available and enforceable.

ARTICLE XIX

NO-DEAL RIGHTS OFFERING

Section 19.1      No-Deal Rights Offering. Upon the occurrence of a Reimbursement Event, the Company shall be required to make a subscription offering (the "No-Deal Rights Offering") of 250,000,000 shares of Voting Common Stock. The Company shall commence the No-Deal Rights Offering within 30 days after the No-Deal Rights Registration Statement is declared effective by the SEC. The No-Deal Rights Offering shall be open to (i) Harbinger, with respect to the rights to purchase 50,000,000 shares of Voting Common Stock in the No-Deal Rights Offering, and (ii) each holder of  shares of Voting Common Stock, Non-Voting Common Stock, unexercised warrants and options granted by the Company over shares of Common Stock (including, for the avoidance of doubt, Harbinger), as at the Notification Date (the "Record Date"), with respect to the rights to purchase the other 200,000,000 shares of Voting Common Stock in the No-Deal Rights Offering. The No-Deal Rights Offering shall confer on each such holder a right to receive, pro rata to the number of shares of Common Stock or rights to subscribe for shares of Common Stock pursuant to such warrants or options that it holds as at the Record Date, the non-transferable subscription rights referred to in Section 19.3.

Section 19.2      No-Deal Rights Prospectus, Other No-Deal Rights Filings.

(a)         The Company shall prepare and file with the SEC as promptly as practicable after the occurrence of the Reimbursement Event (and in any event within 30 Business Days after the occurrence of the Reimbursement Event), a registration statement on Form S-3, or if Form S-3 is not then available to the Company, such form of registration statement that is then available to the Company to effect registration of securities, (the “No-Deal Rights Registration Statement”) including a form prospectus relating to the No-Deal Rights Offering (as amended or supplemented from time to time, the "No-Deal Rights Prospectus"). Each of the Company, Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund shall, or shall cause its respective Affiliates to, prepare and file with the SEC as promptly as reasonably practicable all other documents that are required to be filed by such Party in connection with the No-Deal Rights Offering (the "Other No-Deal Rights Filings") including amending the No-Deal Rights Registration Statement and the No-Deal Rights Prospectus as may be required so to obtain the approval of the SEC to mail the No-Deal Rights Prospectus to the stockholders of the Company. Each of the Company, Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund shall promptly obtain and furnish to the others such information concerning itself and its Affiliates that is required to be included in the No-Deal Rights Registration Statement, the No-Deal Rights Prospectus or, to the extent applicable, the Other No-Deal Rights Filings, or that is customarily included therein. Each of the Company, Harbinger Master, Harbinger Special. Harbinger Fund and Harbinger Satellite Fund shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the No-Deal Rights Registration Statement, the No-Deal Rights Prospectus and Other No-Deal Rights Filings, and the Company shall use its reasonable best efforts to cause the definitive No-Deal Rights Prospectus to be mailed to the Company's stockholders within two (2) Business Days after the SEC declares the No-Deal Rights Registration Statement effective. The Company shall promptly notify Harbinger upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the No-Deal Rights Registration Statement, the No-Deal Rights Prospectus or the Other No-Deal Rights Filings and shall provide Harbinger with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the No-Deal Rights Registration Statement, the No-Deal Rights Prospectus or the Other No-Deal Rights Filings. If any information relating to the Company, Harbinger or any of their respective Affiliates, officers or directors, should be discovered by the Company or Harbinger which should be set forth in an amendment or supplement to the No-Deal Rights Registration Statement, the No-Deal Rights Prospectus or the Other No-Deal Rights Filings, so that the No-Deal Rights Registration Statement, the No-Deal Rights Prospectus or the Other No-Deal Rights Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing the No-Deal Rights Registration Statement or filing or mailing the No-Deal Rights Prospectus (or filing the Other No-Deal Rights Filings (or, in each case, any amendment or supplement thereto, but not including any Exchange Act filings incorporated by reference in the No-Deal Rights Registration Statement, the No-Deal Rights Prospectus or any Other No-Deal Rights Filings)) or responding to any comments of the SEC with respect thereto, the Company shall provide Harbinger an opportunity to review and comment on the No-Deal Rights Registration Statement, the No-Deal Rights Prospectus and shall give due consideration to the No-Deal Rights Prospectus comments proposed by Harbinger.

(b)         The No-Deal Rights Registration Statement, the No-Deal Rights Prospectus and the Other No-Deal Rights Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder. The Company hereby covenants and agrees that none of the information included or incorporated by reference in the No-Deal Rights Registration Statement, the No-Deal Rights Prospectus or in the Other No-Deal Rights Filings to be made by the Company will, in the case of the No-Deal Rights Registration Statement or any amendment or supplement thereto, at the date it is filed with the SEC, in the case of the No-Deal Rights Prospectus, at the date it is first mailed to the Company's stockholders or at the time of any amendment or supplement thereof, or, in the case of any Other No-Deal Rights Filing, at the date it is first mailed to the Company's stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary contained herein, the Company makes no representation or covenant with respect to any information provided by or on behalf of Harbinger Master, Harbinger Special, Harbinger Fund or Harbinger Satellite Fund specifically for inclusion in the No-Deal Registration Statement, the No-Deal Rights Prospectus or any Other No-Deal Rights Filings and included in the No-Deal Rights Registration Statement, the No-Deal Rights Prospectus or any Other No-Deal Rights Filings in the form and context in which it was provided by Harbinger.

Section 19.3      No-Deal Rights Subscription Privilege and No-Deal Rights Subscription Price. Each non-transferable subscription right shall entitle the relevant holder to purchase one share of Voting Common Stock for a price of $4.00 (the "No-Deal Rights Subscription Price"). Such right is referred to as the "No-Deal Rights Subscription Privilege". The No-Deal Rights Subscription Privileges shall be evidenced by non-transferable subscription rights certificates.

Section 19.4      Exercise of the No-Deal Rights Subscription Privilege. The No-Deal Rights Subscription Privilege shall be exercisable by each initial holder thereof in whole or in part.

Section 19.5      Transferability of the No-Deal Rights Subscription Privileges. The No-Deal Rights Subscription Privileges may not be sold, transferred, or assigned to any Person or entity, other than by operation of law or testamentary transfer and shall not be listed for trading on any stock exchange or market or on the OTC Bulletin Board.

Section 19.6      Adjustment of No-Deal Rights Subscription Price. The No-Deal Rights Subscription Price shall be capable of proportionate adjustment to reflect any stock consolidations, stock splits, interim rights offerings, non-cash distributions, spin-offs, reclassifications, schemes of arrangements, payments of cash dividends or other similar transactions.

Section 19.7      Irrevocable Exercise. To the extent permitted by applicable Law, the terms of the No-Deal Rights Offering shall provide that the exercise of No-Deal Rights Subscription Privileges by the Company's stockholders is irrevocable.

Section 19.8      Fractional Shares. Fractional No-Deal Rights Subscription Privileges shall not be allocated to holders, and the pro rata entitlements of holders shall be eliminated by rounding down to the nearest whole number. No cash will be issued in lieu of fractional shares.

Section 19.9      No-Deal Over Subscription Rights. Harbinger shall have the right to subscribe for all of the shares of the Voting Common Stock available to it pursuant to its No-Deal Rights Subscription Privilege under the No-Deal Rights Offering. Furthermore, Harbinger shall have the right, but not the obligation, to subscribe for all or any shares of Voting Common Stock that are not subscribed by the Company's other stockholders through the exercise of their No-Deal Rights Subscription Privileges (the "No-Deal Over Subscription Rights"). No Company stockholder, other than Harbinger, shall have any such No-Deal Over Subscription Rights.

Section 19.10    Fees and Expenses. All of the costs and expenses of the Company in connection with the No-Deal Rights Offering shall be borne solely by the Company.

Section 19.11    Proceeds from the No-Deal Rights Offering.

(a)         The subscription agent shall be required to hold funds received in payment for shares of the Voting Common Stock in a segregated account pending completion of the No-Deal Rights Offering. The subscription agent shall hold such funds in escrow until the No-Deal Rights Offering is completed or is withdrawn and canceled. The Company may invest such proceeds in liquid securities with an AAA rating, or its equivalent, with a reputable credit rating agency pending use thereof.

(b)         The Company shall be required to use the net proceeds of the No-Deal Rights Offering (the "No-Deal Rights Proceeds") as follows:

(i)           the Company shall first discharge all of its costs and expenses incurred in connection with the No-Deal Rights Offering and the Transactions, including all Reimbursement Payments;

(ii)           following payment of all of its costs and expenses incurred in connection with the No-Deal Rights Offering, the Transactions and the Reimbursement Payments the Company shall then be required and entitled to use the balance of the No-Deal Rights Proceeds to repay any outstanding principal amount of 16% Notes issued pursuant to the Securities Purchase Agreement pursuant to the Reimbursement Offer (as such term is defined in the 16% Notes Indenture); and

(iii)           Following the payment of the amounts referred to under (i) and (ii) above, the balance of the No-Deal Rights Proceeds may be used for any lawful purpose.

Section 19.12    No Underwriting. The No-Deal Rights Offering shall not be underwritten by any third parties.

Section 19.13    No Standby Purchase Agreement. The Company shall not enter into any standby purchase agreement with any standby purchasers in connection with the No-Deal Rights Offering.

Section 19.14    Termination of the No-Deal Rights Offering.

(a)         The No-Deal Rights Offering shall expire on the 20th Business Day following its commencement.

(b)         Subject to the requirements of Law, the Company's Board may not, without Harbinger's express consent, terminate or cancel the No-Deal Rights Offering at any time prior to its expiration for any reason, unless the SEC so requests or the same is mandated by any court of competent jurisdiction.

ARTICLE XX

AMENDED PROPOSALS

Section 20.1      Amended Proposals. If following execution of this Agreement, Harbinger or the Company considers, acting reasonably, that any or all of the Tax costs associated with the Proposal and/or the Contribution and/or the group structure post-Completion could be mitigated or reduced (a "Tax Saving") then Harbinger and the Company shall discuss, in good faith, whether the Proposal and/or the Contribution could be amended (an "Amended Proposal") so as to achieve the Tax Saving. Harbinger and the Company shall also negotiate in good faith with a view to agreeing to such amendment to the terms of this Agreement which are reasonably necessary or appropriate in order to give effect to any Amended Proposal. If the Amended Proposal would impose any material incremental Taxes, costs or expense on the Party not proposing such Amended Proposal, the Party proposing such Amended Proposal (i) shall indemnify and hold the other Party harmless from and against any increase in the Tax liability of the other Party resulting as a consequence of the implementation of such Amended Proposal over the Tax liability of such other Party reasonably anticipated to have resulted as a consequence of implementing the transactions as contemplated by the Proposal and Contribution as set forth in this Agreement as in effect on the date first set forth hereinabove, and (ii) shall pay the costs and expenses of the other Party relating to the implementation of such Amended Proposal in excess of the costs and expenses reasonably anticipated to have been incurred in connection with implementing the transactions as contemplated by the Proposal and Contribution as set forth in this Agreement as in effect on the date first set forth hereinabove.

Section 20.2      Alternative Method of Contributing the Contribution Shares, the Converted Shares and/or the Convertible Bonds.

Each of Harbinger Master and Harbinger Special shall have the right, prior to the relevant Contribution Closing Date, to transfer any or all of the Contribution Shares and/or the Converted Shares and/or the Convertible Bonds (each an “Interest” and together the “Interests”) which it holds to one or more of its newly organized wholly-owned Subsidiaries, from time to time (“NewCos” and each a “NewCo”), and instead of directly transferring, or procuring the direct transfer of, the Interests to the Company pursuant to, and in accordance with, the terms of this

Agreement, the Parties agree that each of Harbinger Master and Harbinger Special shall have the right to transfer to the Company its shareholding in the relevant NewCo holding any such Interests, provided such shareholding is the entire issued share capital of such NewCo and provided further that such NewCo shall have good and valid title to the relevant Interest free and clear of all Encumbrances and shall have no other material liabilities. The Parties agree that the transfer of the entire issued share capital of one or more NewCos, and the indirect transfer of any or all Interests held by such NewCos, together with the transfer of any or all remaining Interests which each of Harbinger Master and Harbinger Special continues to directly hold to the Company will satisfy each of Harbinger Master’s and Harbinger Special’s obligations pursuant to the terms of this Agreement to contribute the Interests to the Company. The Parties hereby agree that if each of Harbinger Master and Harbinger Special transfers any or all Interests to a NewCo or NewCos, and intends to transfer such NewCo or NewCos to the Company, then this Agreement shall be amended such that: (i) following the date of such transfer to the relevant NewCos, any of Harbinger’s representations, warranties and  covenants with respect to the Interests shall be taken, as relevant, to refer to Harbinger’s shareholdings in the NewCos holding the relevant Interests; (ii) each of Harbinger Master and Harbinger Special shall receive the same consideration for the transfer of the NewCos and/or the Interests, as it would have received had such Interests been transferred directly to the Company by Harbinger Master and Harbinger Special, together with additional consideration, to be satisfied by way of an issuance by the Company of shares of Voting Common Stock at the Agreed Issue Price, equal to the amount of net cash held by the relevant NewCos at the Contribution Shares Closing Date (subject to a cap of $2,000,000); (iii) any other consequential amendments to this Agreement shall be made to the extent necessary to reflect the transfer of the NewCos; and (iv) all other actions are taken to effect the transfer of the NewCos as contemplated in this Section 20.2. The Parties hereby agree that if each of Harbinger Master and Harbinger Special transfers any or all Interests to a NewCo or NewCos, and intends to transfer such NewCo or NewCos to the Company, then (a) each such NewCo shall be eligible to be disregarded as an entity separate from its owner for United States federal income tax purposes, (b) each of Harbinger Master and Harbinger Special shall cause such NewCo or NewCos to file an election or elections to be so disregarded for United States federal income tax purposes, effective on or prior to the date of the transfer of any Interest, and shall provide a copy of such elections(s) to the Company within ten (10) days of making such election.

Section 20.3      Conversion/Exchange of Non-Voting Common Stock.

(a)         If Harbinger determines to exercise its rights under this Section 20.3(a), Harbinger shall notify the Company at least four (4) calendar months prior to the date that, in the good faith opinion of Harbinger, the Regulatory Approvals are likely to be obtained. Upon receipt of Harbinger’s notification, the Company agrees that it shall use its best efforts to cause (as soon as reasonably practical but in any event no earlier than the Regulatory Approvals being obtained in accordance with Article VIII or Harbinger serving a notice in accordance with Section 8.12 notifying the Company of the occurrence of the Satisfaction Date) each share of Non-Voting Common Stock either to be converted into or exchanged for one share of Voting Common Stock (collectively, the “Non-Voting Common Stock Conversion”). If the Non-Voting Common Stock Conversion is effected by way of an amendment to the Company’s certificate of incorporation, Harbinger agrees to vote all its shares of Voting Common Stock that it is entitled to vote on such amendment in favor thereof (but not any other modification or amendment to the

Company’s certificate of incorporation). As a result of the Non-Voting Common Stock Conversion, the Company shall have only one class of outstanding stock immediately prior to the first Contribution Closing Date.

(b)         It is the intention of the parties that the Non-Voting Common Stock Conversion shall qualify as a recapitalization under Section 368(a)(1)(E) of the Code and an exchange under Section 1036 of the Code and in each case the rules and regulations promulgated thereunder.

(c)         If the Company has not, by the time of the Notification Date, effected the Non Voting Common Stock Conversion, Harbinger shall have the right to require the Company to effect (by no later than the first Contribution Closing Date) a reorganization pursuant to Section 251(g) of the DGCL, pursuant to which (i) all stockholders of the Company (including Harbinger) shall contribute, or shall be treated as contributing for US federal income tax purposes, their holdings of Common Stock to a corporation (the “New Parent”) in return for the issue of the same amount of common stock in New Parent; and (ii) Harbinger shall contribute the Contribution Assets to New Parent in return for the issue of common stock in New Parent in the same amount as provided in Section 2.1, in each case in a transaction qualifying as an exchange governed by Section 351(a) of the Code. The Parties hereby agree that if such a reorganization occurs, then this Agreement shall be amended such that following the date of such reorganization, (1) New Parent shall become a Party to this Agreement and shall be bound by all of the covenants of the Company; (2) any of the Company’s representations, warranties and covenants contained in this Agreement with respect to its capital structure shall be taken, as relevant, to refer to New Parent’s capital structure; and (3) any other consequential amendments to this Agreement and the Stock Purchase Agreement shall be made to the extent necessary to reflect the reorganization.

(d)         It shall be a condition to the consummation of the Transactions as modified pursuant to Section 20.3(c) that each of Harbinger and the Company shall have received from Weil, Gotshal & Manges LLP and Skadden, Arps, Slate, Meagher & Flom LLP, respectively (or other nationally recognized tax counsel reasonably acceptable to each party) a written opinion, dated the first Contribution Closing Date, in form and substance reasonably satisfactory to Harbinger and the Company, as applicable, on the basis of the facts, representations and assumptions set forth in such opinion, to the effect that the contribution of the Contribution Assets and the contribution of the Common Stock to New Parent that is deemed to occur as a consequence of the transactions described in Section 20.3(c) in connection with the Transactions as so modified will be treated for United States federal income tax purposes as an exchange governed by Section 351(a) of the Code. Harbinger and the Company shall furnish such certificates to such tax counsel, executed by appropriate officers of Harbinger and the Company, containing representations and covenants as to certain matters as may reasonably be requested by such counsel in connection with (i) such opinion, (ii) any opinion rendered by such counsel in connection with the consummation of the Transactions as modified pursuant to Section 20.3(a) and (iii) any other Tax opinion relating to the Transactions as modified pursuant to Section 20.3(a) or 20.3(c) as may be required in connection with the effectiveness of any registration statement, proxy statement, prospectus or similar document filed with the SEC or FSA, upon which such tax counsel will be entitled to rely in rendering any such opinion.

ARTICLE XXI

MISCELLANEOUS

Section 21.1      Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such State and without regard to the conflicts or choice of law provisions thereof that would give rise to the application of the domestic substantive Law of any other jurisdiction.

Section 21.2      Jurisdiction. The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the County, City and State of New York over any dispute arising out of or relating to this Agreement or any of the Transactions and each Party hereby irrevocably agrees that all claims in respect of such dispute or any legal proceeding related thereto may be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that such Party may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. EACH PARTY FURTHER HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AND ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties consents to process being served by any other Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 21.3.

Section 21.3      Notices. All notices, requests, payments, instructions or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five (5) Business Days after dispatch), or (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next Business Day), addressed as follows (or to such other address as the recipient Party may have furnished to the sending Party for the purpose pursuant to this Section 21.3):

If to Harbinger to:

c/o Harbinger Capital Partners Funds
555 Madison Avenue, 16th Floor
New York, NY 10022
Attention: Jeffrey T. Kirshner

with a copy, which shall not constitute notice, sent at the same time and by the same means to:

Harbert Management Corporation
2100 Third Avenue North Suite 600
Birmingham, AL 35203
Attention: General Counsel

and

Weil, Gotshal & Manges LLP
100 Federal Street
Boston, MA 02110
Attention: Joseph J. Basile, Jr.

and

Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
Attention: Nick Rees

If to the Company or MSV or MSV LLC, to:

SkyTerra Communications, Inc.
10802 Parkridge Boulevard
Reston, VA 20191
Attention: General Counsel

with a copy, which shall not constitute notice, sent at the same time and by the same means to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Gregory Fernicola, Eric Friedman, and Ann Beth Stebbins

Any Party may change the Person(s) and the address(es) to which notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

Section 21.4      Further Assurances. Each of the Parties shall, upon request of another Party, execute and deliver to the requesting Party any additional documents and take such further actions (including delivering instructions to any depositary or securities intermediary) as the requesting Party may deem to be necessary or desirable to effect the Transactions, provided that such action does not extend to requiring Harbinger to procure equity financing or give Notification initiating the Firm Offer. Without limitation of the foregoing, the Company, MSV and MSV LLC shall cause its Subsidiaries (provided that, in the case of the Canadian Joint Venture Companies, the Company, MSV and MSV LLC shall only be required to use their reasonable efforts to cause the Canadian Joint Venture Companies) to take such actions as are necessary for the Company to satisfy its commitments under this Agreement.

Section 21.5      Specific Performance. Each of the Parties acknowledges that it may be impossible to measure in money the damages to it if the other Parties fail to comply with their obligations under this Agreement or the Stock Purchase Agreement, and that, in the event of any such failure, such non-breaching Party may not have an adequate remedy at Law. Accordingly, the Parties agree that injunctive or other equitable relief, in addition to remedies at Law or damages, is an appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that such non-breaching Party has an adequate remedy at Law. Each of the Parties agrees that it will not seek, and agree to waive any requirement for, the securing or posting of a bond in connection with seeking or obtaining such equitable relief. Nothing in this Section 21.5 is intended to limit or modify the provisions of Section 21.13 in any respect, and, for the avoidance of doubt, this Section 21.5 shall not prevent any Party from terminating this Agreement in accordance with Section 21.13.

Section 21.6      Assignments. This Agreement shall bind and inure to the benefit of the Parties and their respective successors, and permitted assigns. No Party shall assign any rights or delegate any obligations hereunder without the consent of the other Parties, other than in the case of Harbinger, which shall have the right to assign any or all of its rights and/or delegate its obligations to any fund affiliated with Harbinger Master, Harbinger Special, Harbinger Fund or the Harbinger Satellite Fund. Except as otherwise expressly provided herein, nothing in this Agreement is intended to or will confer any rights or remedies on any Person other than the Parties and their respective successors and permitted assigns.

Section 21.7      Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same agreement. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart. Facsimile and PDF signatures hereto shall be deemed to be of the same force and effect as originals.

Section 21.8      Waivers. No waiver of any breach or default hereunder will be valid unless such waiver is in writing signed by the waiving Party. No failure or other delay by any Party in exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 21.9      Entire Agreement. This Agreement, the Stock Purchase Agreement, the Securities Purchase Agreement, the Registration Rights Agreement, the Consulting Agreement, the Confidentiality Agreement and the Confidentiality Side Letter contain the entire understanding and agreement between the Company, MSV and MSV LLC, on the one side, and Harbinger Master, Harbinger Special, Harbinger Fund and the Harbinger Satellite Fund, on the other side, and supersedes any prior understandings or agreements between the Company, MSV and MSV LLC, on the one side, and Harbinger Master, Harbinger Special, Harbinger Fund and the Harbinger Satellite Fund, on the other side, with respect to the subject matter hereof.

Section 21.10    Amendments in Writing. This Agreement may not be amended, modified or supplemented except by a writing duly executed by all of the Parties.

Section 21.11    Changes in Capital Structure. The issuance of any Voting Common Stock by the Company to Harbinger in exchange for the Contribution Shares, the Converted Shares and the Sponsor Fee Shares shall be equitably adjusted to reflect any changes to the Company's capital structure that may occur between the date hereof and the date of such issuance, provided, however, that no such adjustment shall be made for any warrants granted to Harbinger Master and Harbinger Special pursuant to the Securities Purchase Agreement. Such changes to the Company's capital structure may include, but are not limited to, stock consolidations, stock splits, interim rights offerings, non-cash distributions, spin-offs, reclassifications, schemes of arrangements, payments of cash dividends or other similar transactions.

Section 21.12    Reimbursement of Costs.

(a)         If the Firm Offer is successfully implemented, the Company shall reimburse Harbinger's reasonably incurred and documented fees and expenses in an amount not to exceed $40,000,000. Any amounts required to be withheld by the Company (as determined in good faith by the Company) in respect of Taxes thereon that are withheld and paid over to the appropriate Taxing Authority shall be treated as having been paid by the Company to Harbinger pursuant to this Section. Prior to any reimbursement of expenses hereunder, Harbinger shall deliver to the Company the forms, certificates and information set forth in Section 17.1(b) in respect of such Reimbursement Payments.

(b)         If a Firm Offer Announcement is made pursuant to Article XIII, but the Firm Offer is ultimately unsuccessful as a result of the occurrence of any event set forth in paragraph (ii) or (iii) of Section 21.13, subject to Harbinger having no separate right to receive any Reimbursement Payments under Section 13.8 or Section 15.3, the Company shall be required to reimburse Harbinger’s reasonably incurred and documented fees and expenses in an amount not to exceed $20,000,000. Prior to any reimbursement of expenses hereunder, Harbinger shall deliver to the Company the forms, certificates and information set forth in Section 17.1(b) in respect of such Reimbursement Payments. Any amounts required to be withheld by the Company (as determined in good faith by the Company) in respect of Taxes thereon that are withheld and paid over to the appropriate Taxing Authority shall be treated as having been paid by the Company to Harbinger pursuant to this Section.

(c)         Subject to Sections 13.8, 15.3 and 21.12(a) and 21.12(b), each of the Parties acknowledges and agrees that such Party is responsible for bearing and paying its own legal fees and expenses incurred in connection with negotiating, executing and implementing this Agreement, the Stock Purchase Agreement, the Registration Rights Agreement (except as otherwise provided in the Registration Rights Agreement) and the Consulting Agreement. Nothing in this Section 21.12(b) shall preclude a Party from making a claim for or recovering legal expenses incurred in connection with enforcement of its rights and remedies under this Agreement, the Stock Purchase Agreement, the Registration Rights Agreement and the Consulting Agreement in a court of Law or other legal proceeding, arbitration or mediation.

Section 21.13    Termination. At any time up to the Firm Offer Date, this Agreement may be terminated at will by Harbinger upon notice to the Company. Subject to the requirements of the UK Takeover Panel, this Agreement may also be terminated, upon notice by either the Company or Harbinger to the other (provided that no Party that is in material breach of this Agreement may terminate this Agreement hereunder), upon the earlier of (i) service of a termination notice by the Company or by Harbinger as a result of the failure to obtain the Regulatory Approvals, provided such notice is in accordance with and subject to the terms and conditions set forth in Article VIII, (ii) if the Firm Offer is implemented by way of Scheme, and (A) the Court declines or refuses to sanction the Scheme, (B) the Court Order sanctioning the Scheme is not granted or (C) any of the Target shareholder meeting resolutions or any resolutions required to approve and implement the Scheme at the Court meeting are not passed, (iii) if the Firm Offer is implemented by way of Offer and the Offer lapses, (iv) the FCC designating for hearing the FCC applications seeking the FCC Approval, (v) the agreement of the Parties, (vi) if following the delivery of a Notification under Section 13.2, an Amendment Notification under Section 14.1(a), or a Waiver Notification under Section 14.2, the Company’s Board, in accordance with Section 13.5, Section 14.1(e) or Section 14.2(b), determines not to proceed with the making of a Firm Offer, upon completion of the No Deal Rights Offering and satisfaction by the Company of its obligations under Section 13.8 and Section 15.3 and (vii) September 30, 2010 (the "Termination Date"); provided, that the provisions of Article XVIII, Section 16.19, and Article XXI shall survive any such termination.

Section 21.14    Several Obligations. Each of Harbinger Master, Harbinger Special,  Harbinger Fund and the Harbinger Satellite Fund shall only have obligations and liabilities under or in relation to breach of the Agreement on a several basis and any representations, warranties, notification, acknowledgements or notifications under this Agreement shall be given by each of Harbinger Master, Harbinger Special, Harbinger Fund and the Harbinger Satellite Fund only in respect of itself and not in respect of any other of its Affiliates.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD

By: Harbinger Capital Partners Offshore Manager, LLC, as investment manager

By:	/s/ William R. Lucas, Jr.

Name:	William R. Lucas, Jr.

Title:	Executive Vice President

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By: Harbinger Capital Partners Special Situations GP, LLC, as general partner

By:	/s/ William R. Lucas, Jr.

Name:	William R. Lucas, Jr.

Title:	Executive Vice President

HARBINGER CAPITAL PARTNERS FUND I, L.P.

By: Harbinger Capital Partners GP, LLC, as general partner

By:	/s/ William R. Lucas, Jr.

Name:	William R. Lucas, Jr.

Title:	Executive Vice President

[Signature Page to Master Contribution and Services Agreement]

HARBINGER CO-INVESTMENT FUND, L.P.

By: Harbinger Co-Investment GP, LLC, as general partner By: HMC – New York, Inc., as managing member

By:	/s/ William R. Lucas, Jr.

Name:	William R. Lucas, Jr.

Title:	Executive Vice President

SKYTERRA COMMUNICATIONS, INC.

By:	/s/ Alexander H. Good

Name:	Alexander H. Good

Title:	Chairman CEO & President

MOBILE SATELLITE VENTURES SUBSIDIARY LLC

By:	/s/ Scott Macleod

Name:	Scott Macleod

Title:	Executive Vice President and CFO

MOBILE SATELLITE VENTURES L.P

By:	/s/ Scott Macleod

Name:	Scott Macleod

Title:	Executive Vice President and CFO

[Signature Page to Master Contribution and Services Agreement]

ANNEX A

OWNERSHIP OF CONTRIBUTION SHARES AND CONVERTIBLE BONDS

Name	Contribution Shares	Convertible Bonds

Harbinger Master	89,804,544	25,070,000

Harbinger Special	42,236,456	12,530,000

EXHIBIT A

STOCK PURCHASE AGREEMENT

[See Exhibit 10.2 to the Form 8-K filed by SkyTerra Communications, Inc. on July 24, 2008]

EXHIBIT B

SECURITIES PURCHASE AGREEMENT

[See Exhibit 10.3 to the Form 8-K filed by SkyTerra Communications, Inc. on July 24, 2008]

EXHIBIT C

POSSIBLE OFFER ANNOUNCEMENT

STRICTLY PRIVATE AND CONFIDENTIAL
Harbinger Draft 24/7/08@3pm (EST)
RNS Number: [●]
Harbinger Capital Partners Funds and SkyTerra Communications Inc.
25 July 2008

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS IN THAT JURISDICTION.

Proposed offer by the Harbinger Capital Partners Funds and SkyTerra Communications Inc. for Inmarsat plc

The board of SkyTerra Communications, Inc (“SkyTerra”) and the management of SkyTerra’s largest shareholders, the Harbinger Capital Partners Funds (“Harbinger” and together with SkyTerra, the “Potential Offeror”), today announce their intention to make an offer to acquire the entire issued and to be issued share capital of Inmarsat plc (“Inmarsat”) not already held by the Potential Offeror (the “Proposed Offer”) on terms to be announced following satisfactory outcome of the Regulatory Approvals process.

The Proposed Offer

On 7 July 2008, Harbinger confirmed that it had made a preliminary approach to Inmarsat in relation to a possible offer for the entire issued and to be issued share capital of Inmarsat not already held by the Potential Offeror. Discussions took place between Harbinger and Inmarsat and their respective advisers and these discussions focussed upon the lengthy regulatory and competition approval process required to effect an offer for Inmarsat. In light of the lengthy process (as further described below) Harbinger did not consider it appropriate to make a firm offer for Inmarsat at that stage and therefore Harbinger and Inmarsat separately announced on 21 July 2008 that they had agreed to suspend discussions in relation to the possible offer.

Today the Potential Offeror is announcing a proposed offer for Inmarsat and assuming an acceptable conclusion to the Regulatory Approvals process, the Potential Offeror intends to enter into negotiations with the board of Inmarsat regarding the terms of an offer and endeavour to seek the recommendation of the Inmarsat board at that time.

The Potential Offeror strongly believes that the combination of SkyTerra and Inmarsat presents an excellent opportunity to advance the realisation of ubiquitous wireless coverage of the United States and Canada through an integrated satellite-terrestrial communications network.

Regulatory Process

A number of Regulatory Approvals will need to be obtained in respect of the Proposed Offer, including approval from the U.S. Federal Communications Commission. The Potential Offeror expects that it will take approximately 12 to 18 months to obtain all of the Regulatory Approvals - a period which significantly exceeds a normal offer period. Therefore, prior to any offer being made by the Potential Offeror for Inmarsat, the Potential Offeror will seek to obtain the principal required consents, including those which are expected to take the longest to obtain. Further details of the Regulatory Approvals are set out in the section below entitled ‘Regulatory Approvals and Timetable’.

There is no certainty that the Regulatory Approvals will be obtained, or that they will be obtained on terms satisfactory to the Potential Offeror.

Terms of Proposed Offer

As a result of the uncertainty in relation to the Regulatory Approvals it is not the intention of the Potential Offeror to announce the formal terms or structure of any offer at this stage.

Effect of this Announcement

This announcement does not constitute an announcement of a firm intention to make an offer under Rule 2.5 of the Code and therefore there can be no certainty that any offer will be made, even if all of the Regulatory Approvals are obtained on terms satisfactory to the Potential Offeror, or that if an offer were made for Inmarsat that it would be successful.

The content of this announcement has been agreed with the UK Panel on Takeovers and Mergers and in view of the anticipated length of the Regulatory Approvals process this announcement ends the current offer period for the purposes of the Code. Both the Potential Offeror and Inmarsat have accepted this ruling. As a consequence, inter alia, Rule 8 of the Code does not apply to Inmarsat and/or the Potential Offeror, and as an offer is not imminent, Rule 21 of the Code does not apply either.

Information on SkyTerra

Harbinger, together with an affiliate, currently own 48.43% of SkyTerra’s issued and outstanding voting shares, and have the right, subject to FCC and other applicable U.S. approvals, to own 60.90% of SkyTerra’s voting shares. If the Proposed Offer is successful then Harbinger’s interest in the issued and outstanding voting shares of SkyTerra will be further increased upon the transfer to SkyTerra of Harbinger’s current holding of Inmarsat Shares and Inmarsat Convertible Bonds, as referred to in ‘Information on the Harbinger Capital Partners Funds’ below.

SkyTerra is the parent company of Mobile Satellite Ventures LP ("MSV"), which along with its Canadian joint venture Mobile Satellite Ventures (Canada) Inc. (“MSV Canada”) delivers mobile wireless voice and data services primarily for public safety, security, fleet management and asset tracking in the United States and Canada. MSV and MSV Canada are developing an integrated satellite-terrestrial communications network, which they expect will provide seamless, transparent and ubiquitous wireless coverage of the United States and Canada to consumer handsets. MSV holds the first FCC licence to provide integrated satellite-terrestrial services. MSV and MSV Canada plan to launch two satellites for coverage of the United States and Canada, which are expected to be among the largest and most powerful commercial satellites ever built. When completed, the network is expected to support communications in a variety of areas including public safety, homeland security, aviation, transportation and entertainment, by providing a platform for interoperable, user-friendly and feature-rich voice and high-speed data services.

Information on the Harbinger Capital Partners Funds

Founded in 2001 by Philip A. Falcone and Harbert Management Corporation, the Harbinger Capital Partners Funds, managed out of offices in New York, have grown to be one of the 15 largest hedge funds, by assets, in the United States. The Harbinger Capital Partners Funds’ mission is to achieve superior returns through investments in various asset classes, special situations and private loans and notes. The Harbinger Capital Partners Funds may also make strategic investments, controlling or otherwise, when they see development opportunities and value creation. The firm consists of a team of investment professionals who seek to develop investment opportunities through analytical rigour coupled with a contrarian viewpoint. As of 1 July 2008, the Harbinger Capital Partners Funds had over $26.0 billion in assets under management and committed capital. Harbinger currently holds 132,041,000 Inmarsat Shares and Inmarsat Convertible Bonds having an aggregate principal amount of $37,600,000 which, if the Proposed Offer is successful, it will transfer to SkyTerra in return for newly issued shares in SkyTerra.

Information on Inmarsat

Inmarsat is a leading provider of global mobile satellite communications. Inmarsat provides voice and high-speed data services to almost anywhere on the planet – on land, at sea and in the air. Its services are delivered through one of the most versatile and reliable satellite networks in the world. Inmarsat owns and operates 10 satellites in geostationary orbit 35,786km above the Earth, controlled from its HQ in London via ground stations located around the globe. Inmarsat works to develop innovative, customised solutions for businesses and organisations all over the world. These include major corporations from the maritime, media, oil and gas, construction and aeronautical industries, as well as governments and aid agencies. Inmarsat is relied upon for mission-critical mobile communications and is a trusted and integral part of its customers’ global operations.

Reasons for the Proposed Offer

With its global satellite fleet and complementary plans for next generation satellites, Inmarsat offers a compelling strategic fit to SkyTerra, and its subsidiary MSV, which together with MSV Canada, is developing an integrated satellite-terrestrial communications network, to provide seamless, transparent and ubiquitous wireless coverage of the United States and Canada to consumer handsets. In an effort to realise additional value embedded in the combination of both companies’ radio spectrum, MSV and Inmarsat recently signed a cooperation agreement for L-Band operations in North America. The Proposed Offer would allow MSV and Inmarsat to increase substantially the scope of their existing cooperation, further enhancing spectrum efficiency to support the development of an integrated satellite-terrestrial communications network in North America, based on MSV's patented ancillary terrestrial component technology.

Regulatory Approval and Timetable

In order to effect the Proposed Offer it will be necessary for the Potential Offeror to obtain the following Regulatory Approvals: (i) approval of the FCC for transfer of control of the FCC licences held by MSV LLC and Inmarsat; (ii) FCC approval to increase Harbinger’s “foreign” ownership of SkyTerra up to 100%; (iii) FCC approval for transfer of control of the TVCC Lease which relates to the control of the 1.6 Spectrum, which is subject to an option agreement; (iv) HSR Act clearance by the DoJ and the FTC for acquisition of Inmarsat voting securities; (v) European Commission or national Member State antitrust approval for acquisition of Inmarsat; and (vi) such other antitrust, regulatory and governmental approvals that the Potential Offeror identifies that it considers necessary in order to be able to effect the Proposed Offer.

The Potential Offeror expects that each of the FCC and DoJ will undertake a substantive review of the consequence of the Proposed Offer and therefore it is likely to take approximately 12 to 18 months for the Potential Offeror to obtain those Regulatory Approvals. Given the time needed to obtain those Regulatory Approvals, the Potential Offeror intends to obtain a number of the required consents prior to any firm offer being made by the Potential Offeror for Inmarsat.

In a number of jurisdictions where Regulatory Approvals may be necessary or desirable, the relevant satellite, antitrust and/or governmental authorities may not permit filings on the basis of this announcement. It is the Potential Offeror's expectation that such approvals can either be obtained within the normal offer timetable or would not impede the Potential Offeror’s ability to complete the acquisition of Inmarsat.

Assuming an acceptable conclusion to the Regulatory Approvals process, the Potential Offeror intends to enter into negotiations with the board of Inmarsat regarding the terms of an offer and endeavour to seek the recommendation of the Inmarsat board.

The Potential Offeror expects that any offer, if made, would be made to shareholders of Inmarsat in the second half of 2009 and that such an offer would be completed as quickly as possible thereafter.

A further announcement may be made, if and when appropriate.

General

For further information, please contact:

Merrill Lynch International
Tel: +44 (0)20 7628 1000

Richard Taylor
Philip Noblet

Tulchan Communications
Tel: +44 (0)20 7353 4200

Andrew Grant
Andrew Honnor

This announcement does not constitute an offer or invitation to purchase any securities. The release, distribution or publication of this announcement in jurisdictions other than the UK may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the UK should inform themselves about and observe any applicable requirements.

Merrill Lynch International is acting only for Harbinger and no-one else in connection with the Proposed Offer and will not regard any other person as its client or be responsible to any person other than Harbinger for providing the protections afforded to clients of Merrill Lynch International nor for giving advice in relation to the Proposed Offer.

This announcement does not constitute, or form part of, any offer for, or any solicitation of any offer for, or any offer to sell securities in any jurisdiction nor does it constitute a prospectus or prospectus equivalent document.

This announcement ends the offer period for the purpose of the Code and therefore Rule 8 does not apply to the Potential Offeror and/or Inmarsat.

Statement under the U.S. Private Securities Litigation Reform Act of 1995

This announcement may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, with respect to plans described in this news release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words. Such forward-looking statements are subject to uncertainties relating to the receipt of regulatory and competition approvals, the cooperation and support of Inmarsat with respect to the Proposed Offer, the ability of the Potential Offeror to raise the financing required for the Proposed Offer and the ability of the Potential Offeror to consummate the Proposed Offer. The Potential Offeror assumes no obligation to update or supplement such forward-looking statements.

Appendix

Definitions

“1.6 Spectrum” means the 5MHz of nationwide (U.S.), contiguous unpaired spectrum from 1670-1675 MHz controlled by TVCC

“Code” means the UK City Code on Takeovers and Mergers

“DoJ” means the U.S. Department of Justice

“FCC” means the U.S. Federal Communications Commission

“FTC” means the U.S. Federal Trade Commission

“Harbinger” means Harbinger Capital Partners Master Fund I Ltd and Harbinger Capital Partners Special Situations Fund, LP, being together the Harbinger Capital Partners Funds

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

“Inmarsat” means Inmarsat plc

“Inmarsat Convertible Bonds” means $287,700,000 1.75% convertible bonds due 2017 issued by Inmarsat

“Inmarsat Shares” means the ordinary shares of €0.0005 each in the capital of Inmarsat

“MSV” means Mobile Satellite Ventures LP, a Delaware Limited partnership

“MSV LLC” means Mobile Satellite Ventures Subsidiary LLC, a Delaware limited liability corporation and wholly owned subsidiary of MSV

“Regulatory Approvals” has the meaning given to it in the section entitled “Regulatory Approvals and Timetable”

“SkyTerra” means SkyTerra Communications, Inc

“TVCC” means TVCC Holding Company, LLC, a Delaware limited liability company

“TVCC Lease” means the Long-Term De Facto Transfer Lease Agreement, dated 23 July 2007, between an affiliate of TVCC and OP LLC

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT

[See Exhibit 10.6 to the Form 8-K filed by SkyTerra Communications, Inc. on July 24, 2008]

EXHIBIT E

CONSULTING AGREEMENT

FORM OF CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is made this ___ day of _____, 2008 (the "Effective Date"), by and between TVCC One Six Holdings LLC, a Delaware limited liability company ("TVCC") and SkyTerra Communications, Inc., a Delaware corporation ("Consultant").  TVCC and Consultant are sometimes referred to herein collectively as the "Parties" and individually each of TVCC and Consultant may be referred to herein as a "Party."

WHEREAS, TVCC is the Federal Communications Commission ("FCC")-authorized lessee of certain nationwide spectrum rights for 5 MHz in the 1670-1675 MHz band (the "Spectrum") licensed to OP LLC ("OP"), FCC Call Sign WPYQ831 (the "Spectrum License"), pursuant to a "Long Term De Facto Transfer Lease Agreement," dated July 23, 2007, by and between TVCC and OP, and a Master Agreement, dated July 16, 2007, by and among TVCC, OP, and a parent company of OP, Crown Castle MM Holding LLC (the "Spectrum Lease Agreements"); and

WHEREAS, in connection with Consultant's entry into that certain Master Contribution and Support Agreement, dated July 24, 2008 (the "Master Agreement"), by and between Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, LP, Harbinger Co-Investment Fund, L.P., the Consultant, Mobile Satellite Ventures LP and Mobile Satellite Ventures Subsidiary LLC, TVCC has requested Consultant to provide, and Consultant has agreed to provide, certain consulting services to TVCC in connection with TVCC's use of the Spectrum.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TVCC and Consultant hereby agree as follows:

1.           CONSULTING SERVICES

1.1        Subject to the  ultimate authority, control, and approval of TVCC and the terms and conditions set forth herein, Consultant shall provide or cause to be provided to TVCC, as TVCC may reasonably request, the following consulting services (the "Consulting Services"):

(i)           assist TVCC in performing the activities in accordance with the instructions of TVCC for the continued operation, maintenance and repair of the networks used by TVCC to provide service to the White Mountain Apache Reservation as reasonably necessary to preserve the tribal lands bidding credit that OP received in connection with the auction of the spectrum relating to the White Mountain Indian Reservation and in accordance with the FCC Memorandum Opinion and Order, File No. 0002271317, FCC 07-16 (rel. February 26, 2007) that permitted OP to operate at increased power and all applicable FCC rules and regulations;

(ii)          assist TVCC in accordance with the instructions of TVCC in (a) compliance with all site leases ("Site Leases") entered into with CCMM I, LLC ("CCMM"), a wholly-owned subsidiary of TVCC, in connection with the use of the Spectrum; (b) to the extent therein permitted, the termination of such Site Leases; (c)

decommissioning, dismantling, removing and disposing the equipment on the sites covered by such Site Leases, and (d) repairing and restoring the premises covered by such Site Leases.

(iii)         subject to Section 4(b) hereof, assist TVCC and CCMM in accordance with the instructions of TVCC in maintaining compliance by TVCC and CCMM with all applicable Federal, state and local regulations to which its facilities and operations may be subject;

(iv)         maintain reasonable records related to all of the foregoing activities; and

(v)          to the extent commercially reasonable, in accordance with the instructions of TVCC, analyze, perform and provide a study showing the possible integration of services employing the Spectrum and ATC services that may be provided in adjacent bands on a nationwide basis.

For the avoidance of doubt, Consultant’s duties under this Agreement do not include the build out of TVCC’s system or meeting any FCC build out requirement.

1.2        Consultant shall perform the Consulting Services and devote such time and resources as are reasonably necessary for the performance of its obligations hereunder,  employing a commercially reasonable standard of care.  Consultant may use subcontractors to provide any of the Consulting Services; provided that their selection shall be subject to the prior written consent of TVCC, and further provided, that no such consent shall be required in connection with services provided by (i) any subcontractor that Consultant has engaged or engages in its business, (ii) any contractor engaged by TVCC or CCMM as of the date hereof, or (iii) Crown Castle USA Inc. or any of its affiliates.  If Consultant delegates any of its responsibilities under this Agreement to any of its Affiliates (as such term is used in the Master Agreement) or uses subcontractors in the performance thereof, then Consultant shall remain responsible for the actions and performance of such Affiliate or subcontractor to the extent Consultant would be responsible hereunder if directly performing such obligations itself.  Certain of the services provided hereunder may require the utilization of third party software licenses, or otherwise are subject to restrictions of third parties, and the provision of Consulting Services hereunder is subject to such licenses or restrictions; provided that no such use shall subject TVCC to any licensing fee, nor shall any restriction on use be binding upon TVCC without its express prior written consent.  In no event shall Consultant use any software or other intellectual property in the performance of its work hereunder to which it does not have the full right to use in the manner so employed.

1.3        TVCC and Consultant, and their Affiliates, shall reasonably cooperate with each other (including any of their Affiliates) in the provision of Consulting Services contemplated by this Agreement.

1.4        TVCC shall make available on a timely basis to the Consultant all information requested by the Consultant reasonably necessary to perform the Consulting Services.  TVCC shall give the Consultant reasonable access, during normal business hours and at such other

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times as are reasonably required, to TVCC's premises to the extent reasonably necessary to enable it to provide the Consulting Services.

1.5        All work performed by Consultant, including all reports and records produced or maintained, shall be performed and maintained as a work for hire for TVCC and TVCC shall have full right, title and interest therein.

1.6        For the avoidance of doubt, the facilities and Spectrum rights used to provide services by TVCC shall remain the property of, or, as applicable, under licenses or leases granted to TVCC, and nothing herein shall constitute any conveyance or assignment of any right, title, or interest therein to Consultant.  TVCC shall have unfettered access to all of its facilities used to provide any services that employ the Spectrum, the operation of which shall remain under TVCC's control.  Nothing herein shall give Consultant any rights to hire, fire, or supervise any personnel of TVCC.

1.7           TVCC (or CCMM, as applicable) shall remain responsible for any payments as may be due and payable by it (i) under the Spectrum Lease Agreements and Site Leases, (ii) pursuant to all agreements currently in place, or as TVCC may subsequently enter into or modify, to provide the White Mountain Apache Reservation service, and (iii) under any and all other agreements to which TVCC and/or CCMM is or may in the future become a party concerning the use of the Spectrum.  TVCC shall also be entitled to any payment received for any services provided over the Spectrum.

1.8           Notwithstanding anything to the contrary in this Agreement, TVCC hereby acknowledges that the Consultant and its Affiliates shall not be obligated to perform any Consulting Services hereunder to the extent that (i) performance of such Consulting Services would constitute a violation of any applicable law, rule or regulation of any Governmental Entity (as such term is defined in the Master Agreement) or conflict with or result in any breach, violation or default under any contract which the Consultant or any of its subsidiaries are bound, (ii) such Consulting Services are not set forth in Section 1.1 hereof, or (iii) the Consultant has not been instructed by TVCC to perform such Consulting Services.

2.           CONSULTING FEES AND EXPENSES

2.1        TVCC shall pay Consultant the following fees and costs in consideration of the Consulting Services to be provided by Consultant hereunder:

(i)           A monthly fee of $1,000 (the “Monthly Fee”);  and

(ii)          Consultant's reasonable, documented third party, out of pocket expenses reasonably incurred in performing the Consulting Services, provided that any expenses in excess of $5,000 paid to any individual third party or affiliated entity in one or a series of transactions or in excess of $10,000 for any month shall require the prior written consent of TVCC in order to be subject to reimbursement.

TVCC's obligation to pay for Consulting Services already performed shall survive any termination of this Agreement.

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2.2        Payments to Consultant shall be due and payable monthly in arrears thirty (30) days from invoice of services performed and expenses incurred.  Invoices for the reimbursement of costs, to be payable, shall include reasonable documentation thereof.

2.3        Consultant shall be responsible to pay all federal, state and local taxes which shall be become due on any money paid to Consultant under the terms of this Agreement.

2.4        Consultant shall review and advise TVCC as to the validity of invoices  and otherwise notify TVCC reasonably in advance as to payments that may be due to be paid by TVCC or CCMM for site rentals, utilities, vendors and other obligations of TVCC or CCMM.  Responsibility for making such payments as may be due shall remain with TVCC or CCMM, as applicable.

3.           TERM

 Subject to the early termination provisions hereof, this Agreement shall be effective as of the Effective Date and remain in effect until the earliest of:  (i) the Completion (as defined in the Master Agreement); (ii) three (3) months after the Master Agreement is terminated without the occurrence of a Completion thereunder; or (iii) July 31, 2010.

4.           FCC MATTERS

 Consultant expressly recognizes that TVCC is the FCC-authorized lessee of the Spectrum and operates under applicable federal and state statutes, rules and regulations.  Therefore, Consultant expressly warrants that:

(a)          Consultant shall not represent itself as the lessee or licensee of the Spectrum or as TVCC's or OP's agent or representative for that or any other purpose.  Consultant shall not be, and shall not hold itself as, in control of the operation or provision of services employing said Spectrum.

(b)          Consultant shall, upon TVCC's request, provide TVCC with any and all information in Consultant's possession or to which Consultant has access that may be necessary for TVCC to submit necessary reports or applications to the FCC or other regulatory bodies, and, at TVCC's request, shall assist TVCC in the preparation of FCC or any other relevant authority all reports, applications, renewals, filings or other documents necessary to do so.  The foregoing notwithstanding, Consultant acknowledges and agrees that TVCC shall make the final determination as to the contents of all reports, applications and other filings before the FCC and any other regulatory body with jurisdiction over TVCC as to all Spectrum Lease Agreement or  Spectrum License matters, or any other matter within the subject matter of this Agreement.

(c)          Nothing herein shall authorize Consultant to become the notice party under any FCC or other governmental authorization or any agreement to which TVCC or CCMM may be party.  If, nevertheless, Consultant receives any such FCC, other regulatory, or contractual notice, it shall immediately forward the same to TVCC.

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5.           MUTUAL REPRESENTATIONS, WARRANTIES, AND COVENANTS

 Each party represents and warrants to the other that:

(a)          Organization and Authorization of Transaction.  It is duly organized and validly existing and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the party, enforceable in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors' rights and by principles of equity or public policy.

6.           FORCE MAJEURE

Neither party shall be liable to the other for any failure to perform, or delay in performing, any act required by this Agreement that is caused by acts of God or any other cause or force beyond the control of said party, including but not limited to, strikes, lockouts, or other labor disturbances, shortages of necessary materials, failure of third party equipment suppliers, or restrictive governmental laws or regulations, including (without limitation) any change in  FCC regulation or its interpretation thereof; provided that a party subject to such a force majeure condition promptly notifies the other party of all relevant circumstances and uses its commercially reasonable efforts to cure its failure to perform (including through the use of work around procedures or other available alternatives) as promptly as practical.

7.           WAIVER OF LIABILITY; INDEMNIFICATION; EQUITABLE RELIEF

(a)          Neither party shall be liable to the other party, and each party hereby waives all claims against the other party, for any injury or damage to any property from any cause whatsoever other than by reason of the willful act, gross negligence or breach of this Agreement by the other party.

(b)          Each party agrees to indemnify and hold harmless, and, at the other party's request, defend the other party from any and all claims, suits, or causes of action for damages (including, without limitation, any actual or threatened FCC forfeiture), including reasonable costs and attorney's fees, arising out of any injury to or death of any person, or any damage to property, to the extent caused by the gross negligence or willful misconduct of the indemnifying party or its principals, employees, agents, subcontractors or invitees.

(c)          Neither party shall be liable to the other for any special, exemplary, consequential (including lost profits), special, incidental, punitive or indirect damages with respect to the provision of Consulting Services.

(d)          CONSULTANT MAKES NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NOR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO THE CONSULTING SERVICES AND CONSULTANT HEREBY DISCLAIMS, TO THE FULLEST EXTENT ALLOWED

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BY LAW, ANY SUCH WARRANTY.  CONSULTANT SHALL HAVE NO LIABILITY FOR DEFECTS IN SOFTWARE CODE OR OTHER INFORMATION TECHNOLOGY PRODUCTS OR SERVICES PROVIDED BY THIRD PARTIES.

8.           DEFAULT

(a)          Default.  An event of default ("Event of Default") by a party shall exist if said party shall fail to perform any material obligation under this Agreement and such failure shall continue for a period of thirty (30) days following notice from the other party specifying such nonperformance.

(b)          Rights Upon Default.  Upon the occurrence of an Event of Default, the non-Defaulting party may terminate this Agreement, upon notice to the party in Default, provided said Event of Default is continuing at the time that said notice is given.  The termination by either party of this Agreement as permitted above shall not be deemed a waiver of any right of recovery that it may have, as may be specified in this Agreement or as may otherwise be available to it at law or equity.

9.           NOTICES

 Any notice, demand or request required or authorized by this Agreement shall be in writing and shall be deemed properly given if delivered by certified mail, return receipt requested, or by hand or overnight courier, with delivery acknowledged, as follows:

(a)           if to Consultant:

SkyTerra Communications, Inc.
10802 Parkridge Boulevard
Reston, VA 20191
Attention:  General Counsel

with a copy, which shall not constitute notice, sent at the same time and by the same means to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:  Gregory Fernicola, Eric Friedman, and Ann Beth Stebbins

(b)           if to TVCC:

with a copy to:

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The designation of the person to be notified, or the address of such person, may be changed at any time, and from time to time, by notice in accordance with this Section 9.

10.           ASSIGNMENT

 This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors, legal representative and assigns, but is not assignable in whole or in part by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.  The foregoing notwithstanding, in no event shall an assignment relieve either party of its obligations to the other party, without the express written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

11.           ARBITRATION

 Consultant and TVCC hereby agree that any dispute, controversy or claim arising out of and/or relating to this Agreement only, the relationship between Consultant and TVCC or the termination thereof, or the arbitrability of any controversy or claim, will be finally settled by confidential and binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. § 1, et. seq.  Consultant and the Company knowingly and voluntarily hereby waive any rights that they may have to a jury trial for any such disputes, controversies or claims.  After the arbitration has been initiated, any party may assert any cross-claims in the arbitration.  The arbitration shall be conducted in New York, NY and administered by the New York City office of the American Arbitration Association ("AAA") according to the Commercial Arbitration Rules of the American Arbitration Association ("AAA Rules") then in effect.

 The arbitration shall be conducted before a panel of three (3) neutral arbitrators (the "Panel").  Each party shall nominate one arbitrator and deliver written notification of such nomination to the other party and to the AAA within 30 days after delivery of the Demand for Arbitration (as defined in the AAA Rules).  In the event a party fails to nominate an arbitrator or deliver notification of such nomination to the other party and to the AAA within this time period, upon request of either party, such arbitrator shall instead be appointed by the AAA if practicable within 30 days of receiving such request.  The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify the parties and the AAA in writing of such nomination within 15 days of the appointment of the second arbitrator.  If the first two appointed arbitrators fail to nominate a third arbitrator or notify the parties and the AAA of that nomination within this time period, then, upon request of either party, the third arbitrator shall be appointed by the AAA if practicable within 15 days of receiving such request.  Any arbitrator appointed by the AAA shall have significant experience as an arbitrator of cases involving complex commercial contracts.  The third arbitrator shall serve as Chairman of the Tribunal.  The Panel shall have the power to determine its own jurisdiction and shall render a single written decision.  The Panel may enter a default decision against any party who fails to participate in the arbitration proceedings.

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 The decision of the Panel on the points in dispute will be final, conclusive, unappealable and binding.  The award rendered by the arbitrators shall be final and binding on the parties.  Judgment on such award may be entered in any court having jurisdiction.  Without limiting the authority conferred on the Panel by this Agreement and the Rules, the Panel shall have the authority to award specific performance.

 The parties agree that this Section 11 has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this Section 11 will be grounds for dismissal of any court action commenced by either party arising out of this Agreement, other than post-arbitration actions by either party seeking to enforce an arbitration award.  In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed in court, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

 Each of the parties hereto hereby unconditionally and irrevocably consents to submit itself to (i) the exclusive jurisdiction of any federal or state court located in the Borough of Manhattan, The City of New York (the "New York Courts"), in any suit, action or proceeding seeking to compel arbitration and for preliminary injunctive relief to maintain the status quo or prevent irreparable harm or any other provisional remedy in aid of arbitration and to (ii) the non-exclusive jurisdiction of the New York Courts to enforce an arbitral award rendered under this Agreement.  For purposes of the foregoing actions in (i) and (ii), each of the parties hereto (x) hereby unconditionally and irrevocably agrees that it will not attempt to deny or defeat personal jurisdiction in the New York Courts by motion or other request for leave from any such court, and waives any objection based on forum non conveniens or any other objection to venue thereof and (y) unconditionally and irrevocably consents to the service of process outside the territorial jurisdiction of such court by delivery of copies thereof to the address of such party indicated in Section 9 and such service of process shall be deemed effective service of process on such party; provided, however, the foregoing shall not limit the right of any party to effect service of process on the other party by any other legally available method.

 The arbitration administration fees and arbitration administration expenses shall be borne equally by Consultant and TVCC, provided that Consultant and TVCC shall pay for and bear the costs of their own experts, evidence, and representation, and provided that the prevailing party shall be entitled to an award of the costs and expenses detailed in this paragraph.

12.           ENTIRE AGREEMENT; AMENDMENT

 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes all prior agreements, proposals, negotiations, representations, discussions, and correspondence, either written or oral, with respect to the subject matter hereof.  No alterations, changes or amendments to this Agreement shall be effective unless in writing and signed by both parties hereto.

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13.           WAIVER

 No waiver of a breach of any provision of this Agreement shall constitute a waiver of any other breach or of the future performance of such provision.

14.           GOVERNING LAW

 This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard for the provisions thereof regarding choice of law.  Any action to enforce this Agreement shall be brought in the Borough of Manhattan, New York, NY.

15.           SEVERABILITY

 If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be modified and construed in a manner which preserves the intent and effect of the remainder of this Agreement to the maximum extent permitted by law.

16.           RELATIONSHIP OF THE PARTIES

 Nothing in this Agreement will be deemed or construed to create any relationship of principal and agent, partnership or joint venture between the parties.  In no event shall either party have, or assert, the right to bind the other for any purpose.

17.           COUNTERPARTS.

 This Agreement may be executed in one or more counterparts, including execution by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TVCC ONE SIX HOLDINGS LLC

By:

Name:

Title:

SKYTERRA COMMUNICATIONS, INC.

By:

Name:

Title:

[Signature Page to Consulting Agreement]

EXHIBIT F

HARBINGER CERTIFICATE

(a)     Representations and Warranties. The representations and warranties of Harbinger Master, Harbinger Special, and Harbinger Satellite Fund contained in the Master Contribution and Support Agreement and the representations and warranties of Harbinger Satellite Fund contained in the Stock Purchase Agreement are true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words "TVCC Material Adverse Effect," "material," "in all material respects" or like words) as of the date when made and as of the Notification Date (except for representations and warranties made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words "TVCC Material Adverse Effect," "material," "in all material respects" or like words) would not, individually or in the aggregate, have a Harbinger Material Adverse Effect.

(b)     Performance. Each of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement or the Stock Purchase Agreement or Securities Purchase Agreement to be performed, satisfied or complied with by Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund on or prior to the Notification Date.

(c)     No Injunction. No statute, rule, regulation, executive order, decree, ruling, injunction or other prohibition shall have been enacted, entered, promulgated or endorsed by any court or Governmental Entity of competent jurisdiction that prohibits the consummation of any of the Transactions.

EXHIBIT G

BRING DOWN CERTIFICATE

     (a)     Representations and Warranties. The representations and warranties of the Company and MSV contained in the Master Contribution and Support Agreement and the Stock Purchase Agreement are true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words "Material Adverse Effect", "material", "in all material respects" or like words) as of the date when made and as of the Bring Down Date (except for representations and warranties made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words "Material Adverse Effect", "material", "in all material respects" or like words) would not, individually or in the aggregate, have a Material Adverse Effect.

      (b)     Performance. The Company and MSV have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement or the Stock Purchase Agreement or the Securities Purchase Agreement to be performed, satisfied or complied with by the Company on or prior to the relevant Bring Down Date.

(c)     No Injunction. No statute, rule, regulation, executive order, decree ruling, injunction or other prohibition have been enacted, entered, promulgated or endorsed by any court or any other Governmental Entity of competent jurisdiction that prohibits the consummation of any of the Transactions.

(d)     No Material Adverse Effect. No Material Adverse Effect (other than, and to the extent disclosed in Section 5.10 of the Company Disclosure Schedule) has occurred since December 31, 2007.

(e)     Stockholder Approval. Any Stockholder Approval necessary for the issuance of the Harbinger Shares contemplated to be issued pursuant to this Agreement has been received by the Company.

(f)      Registration Rights. The Registration Rights Agreement shall be in full force and effect and the Company is not in breach thereof.

(g)     Stock Purchase Agreement. The Stock Purchase Agreement shall be in full force and effect and the Company is not in breach thereof.

EXHIBIT H

TVCC CERTIFICATE

(a)     Representations and Warranties. The representations and warranties of Harbinger Master, Harbinger Special, Harbinger Fund and Harbinger Satellite Fund contained in Section 4.8 of the Master Contribution and Support Agreement are true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words "TVCC Material Adverse Effect," "material," "in all material respects" or like words) as of the date made and as of the TVCC Contribution Closing Date (except for representations and warranties made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words "TVCC Material Adverse Effect," "material," "in all material respects" or like words) would not, individually or in the aggregate, have a TVCC Material Adverse Effect.

(b)     Option Agreement. Between the date of the Agreement and the Option Closing Date, Harbinger has not consented to any of the actions set forth in Section 8.2(a) through 8.2(e) of the Option Agreement, the effect of which would be to subject TVCC to a material liability as of the TVCC Contribution Closing Date or result in a TVCC Material Adverse Effect.

(c)     Drag Along Notice. Harbinger has given a Drag Along Notice (as such term is defined in the TVCC Amended and Restated Limited Liability Company Agreement to be dated on or about the Option Closing Date (“TVCC LLC Agreement”) to each other member of TVCC with respect to all TVCC Interests not owned by Harbinger, and such Drag Along Notice meets the requirements of Section 7.4(b) of the TVCC LLC Agreement. Harbinger has not withdrawn such Drag Along Notice.

(d)     Tax. TVCC has prepared and filed with all appropriate Governmental Entities all material Tax Returns in respect of Taxes by the date such returns were due to be filed (after giving effect to extensions timely filed), and all such Tax Returns are correct and complete in all material respects. TVCC has paid in full all material Taxes and other assessments shown as due on such Returns.

(e)     No TVCC Material Adverse Effect. No TVCC Material Adverse Effect has occurred since the date of the Agreement.